Exhibit 99.2.o

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor. No securities regulatory authority in Canada has approved or disapproved, expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document, the securities offered pursuant to such Offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

THE SECURITIES OFFERED PURSUANT TO THIS OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE. THE SECURITIES WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION.

August 10, 2006

STORNOWAY DIAMOND CORPORATION

OFFER TO PURCHASE

all of the outstanding common shares of

ASHTON MINING OF CANADA INC.

on the basis of, at the election of each holder,
(a) $1.25 in cash (the “Cash Alternative”), or
(b) one common share of Stornoway Diamond Corporation plus
$0.01 (the “Share Alternative”),
for each common share of Ashton Mining of Canada Inc. subject, in the case of the Cash Alternative, to pro-ration as set out herein.

Stornoway Diamond Corporation (“Stornoway” or the “Offeror”) hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares (the “Ashton Shares”) of Ashton Mining of Canada Inc. (“Ashton”), other than any Ashton Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date (as defined herein), and including any Ashton Shares that may become outstanding after the date of this Offer but prior to the Expiry Time (as defined below) upon the conversion, exchange or exercise of any securities of Ashton that are convertible into or exchangeable or exercisable for Ashton Shares. The Offeror does not currently own, directly or indirectly, any Ashton Shares.

Under the Offer, each holder of Ashton Shares (each a “Shareholder” and collectively, the “Shareholders”) may elect to receive either the Cash Alternative or the Share Alternative in respect of all of the Ashton Shares deposited by such Shareholder under the Offer. The total amount of cash available under the Cash Alternative is limited to $59,500,000. There is no limit on the total number of common shares of Stornoway (“Stornoway Shares”) available for issuance under the Share Alternative. See Section 1 of the Offer, “The Offer”. In light of the total amount of cash available under the Cash Alternative and the fact that ACPL and QIT (as defined herein), two wholly-owned subsidiaries of Rio Tinto (as defined herein) and the controlling shareholders of Ashton, have advised Stornoway that they intend to elect the Cash Alternative, it is unlikely that Ashton Shareholders who elect the Cash Alternative will receive only cash consideration for their Ashton Shares.

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 15, 2006 unless extended or withdrawn (the “Expiry Time”).

Rio Tinto, indirectly through two wholly-owned subsidiaries, ACPL and QIT (as defined herein), owns a total of 49,037,982, or approximately 52%, of the outstanding Ashton Shares. ACPL and QIT have entered into the Lock-Up Agreement (as defined herein) under which they have agreed to validly and irrevocably tender their Ashton Shares in valid acceptance of the Offer, unless the Lock-Up Agreement has been terminated in accordance with its terms. 4,912,249 Ashton Shares owned by ACPL are held in escrow pursuant to the terms of the ACPL Escrow Agreement (as defined herein) and can only be tendered to the Offer with the consent of the Toronto Stock Exchange and the Autorité des marches financiers (Quebec), and the obligation of ACPL to tender these Ashton Shares to the Offer is subject to the receipt of such consents. See Section 2 of the Circular, “Ashton Mining of Canada Inc.” and Section 12 of the Circular, “Commitments to Acquire Securities of Ashton; Lock-Up Agreement”.

The Offer is subject to certain conditions, including, without limitation, that ACPL and QIT have validly deposited under the Offer not less than 44,125,733 Ashton Shares and, if the consents required to transfer the ACPL Escrow Shares (as defined herein) have been obtained prior to the Expiry Time, an additional 4,912,249 Ashton Shares. See Section 2 of the Offer, “Conditions of the Offer”, for a complete description of the conditions of the Offer. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take-up and pay for Ashton Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time. See Section 1 of the Offer, “The Offer”.

The Dealer Managers for the Offer are:

BMO Nesbitt Burns Inc.                                  Canaccord Capital Corporation

The Offeror’s intention to make the Offer was announced on July 24, 2006 before the opening of trading on the TSX. The Stornoway Shares are listed on the TSX under the trading symbol “SWY”. The Ashton Shares are listed on the TSX under the trading symbol “ACA”.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended July 21, 2006 was $1.0862. The Offer represents a 15% premium to the volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

As a result of restrictions under United States securities laws, U.S. Shareholders (as defined herein) shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares (as described above) as consideration of its acceptance of the Offer.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on green paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Ashton Shares and all other required documents, at the office of CIBC Mellon Trust Company (the “Depositary”) in Toronto, Ontario in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Ashton Shares described in Section 5 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”; or (2) accept the Offer where the certificates representing the Ashton Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery” using the accompanying Notice of Guaranteed Delivery (printed on yellow paper) or a manually signed facsimile thereof. Shareholders whose Ashton Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Ashton Shares. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Ashton Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, “The Offer — U.S. Shareholders”.

For a discussion of risk factors you should consider in evaluating the Offer, see Section 6 of the Circular, “Risk Factors”.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Canada Inc. (the “Information Agent”). Contact details for the Information Agent may be found on the back page of this document. Additional copies of this document and related materials may be obtained without charge on request from the Information Agent at its office specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Ashton Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

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NOTICE TO SHAREHOLDERS IN THE UNITED STATES

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer. See Section 1 of the Offer, “The Offer — U.S. Shareholders”.

This offering is made by a Canadian corporation in accordance with the disclosure requirements of Canada. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

U.S. Shareholders should be aware that acceptance of the Offer by them as described herein may have tax consequences both in the United States and in Canada. Such consequences have not been fully described herein and U.S. Shareholders are urged to consult their tax advisors.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Stornoway is incorporated or organized under the laws of the Province of British Columbia, that all of its officers and directors reside outside the United States, that the Dealer Managers and some or all of the experts named herein may reside outside the United States, and that all or a substantial portion of the assets of Stornoway and such persons may be located outside the United States.

NOTICE TO HOLDERS OF ASHTON OPTIONS AND ASHTON WARRANTS

The Offer is made only for Ashton Shares and is not made for any options, warrants or other rights to acquire Ashton Shares. Any holder of options, warrants or other rights to acquire Ashton Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange such options, warrants or other rights in order to obtain certificates representing Ashton Shares that may be deposited in accordance with the terms of the Offer. Any such exercise, conversion or exchange must be completed sufficiently in advance of the Expiry Time to assure the holder of such options, warrants or other rights to acquire Ashton Shares that the holder will have certificates representing the Ashton Shares received on such exercise, conversion or exchange available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If any holder of options to acquire Ashton Shares (“Ashton Options”) under the Ashton Option Plan (as defined in the Glossary below) does not exercise such Ashton Options prior to the Expiry Time, such Ashton Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction (each as defined in the Glossary below) an Ashton Option may become an option to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Options. See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton — Treatment of Ashton Options and Ashton Warrants”.

If any holder of warrants to acquire Ashton Shares (“Ashton Warrants”) does not exercise such Ashton Warrants prior to the Expiry Time, such Ashton Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an Ashton Warrant may become a warrant to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Warrants. See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton — Treatment of Ashton Options and Ashton Warrants”.

The tax consequences to holders of Ashton Options or Ashton Warrants of exercising or not exercising their Ashton Options or Ashton Warrants are not described in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Holders of Ashton Options and Ashton Warrants should consult their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Ashton Options or Ashton Warrants.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain information included in this Offer and Circular and the Pro Forma Consolidated Financial Statements of Stornoway herein and in the documents incorporated by reference into the Offer and Circular, including information relating to the acquisition of Ashton or Contact Diamond Corporation, and the future financial or operating performance of the Offeror and other statements that express management’s expectations or estimates of future performance, constitute “forward-looking statements”. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “budgets”, “scheduled”, “predicts”, “believes” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be “forward-looking statements”. Statements concerning mineral resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management are inherently subject to significant business, economic and competitive uncertainties and contingencies.

The Offeror cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of the Offeror to be materially different from the Offeror’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: financing opportunities, mineral exploration risks, supplies, infrastructure, weather and inflation, market for and marketability of diamonds, title matters, environmental regulations, permits and licenses, operating hazards and risks, competition for properties, economic conditions, dependence on management and conflicts of interest, as well as those factors discussed in greater detail in the Offeror’s Renewal Annual Information Form dated July 11, 2006 on file with the Canadian provincial securities regulatory authorities and in Section 7 of the Circular, “Risk Factors”. Material factors or assumptions that were applied in drawing a conclusion or making estimates set out in forward-looking statements herein, include:

(a) The accounting policies and methods used by management to determine how Stornoway’s financial conditions and results of operations are reported may require management to make estimates or rely on assumptions that are inherently uncertain. Stornoway reports its financial results using accounting policies and methods prescribed by Canadian GAAP. Where accounting policies and methods may be selected from two or more alternatives, management must exercise judgment in selecting and applying Stornoway’s accounting policies and methods to ensure that Stornoway is compliant with Canadian GAAP, while at the same time appropriately recording and reporting the Stornoway’s financial condition and results of operations.

(b) On a quarterly basis or as applicable, Stornoway reviews the carrying value of its resource properties and the capitalized exploration costs for each resource property. The recovery of Stornoway’s investment in its resource properties and the attainment of profitable operations depend upon the discovery, development and sale of ore reserves, the outcome of which is contingent upon future events. It can take several years to identify, explore and analyze the exploration results for each of Stornoway’s resource properties and there is no guarantee that a deposit with economic potential will be identified or that Stornoway will recover any of the capitalized costs of its resource properties. Stornoway will write-off its capitalized resource property costs when exploration results indicate, in management’s opinion, that no further work is warranted, when Stornoway does not have or will not maintain its option to explore a resource property (tenure issues) and if active exploration has not been conducted on the property for more than two years. The timing and size of this write-off cannot typically be predicted in advance and could have a material impact on Stornoway’s results from operations. The assumptions in the pro forma consolidated financial statements for the acquisition of Contact and Ashton allocate the purchase price discrepancies to resource property costs. This allocation is based on a number of assumptions outlined in the pro forma consolidated financial statements and will have a material impact on Stornoway’s balance sheet. There is no guarantee that Stornoway will be able to recoup its investment in these companies, or recover other capitalized resource property costs from the sale of the underlying resource properties, from joint venture partners or from the development of an economic deposit.

(c) On a quarterly basis, Stornoway reviews its available-for-sale investments to determine whether a permanent impairment exists. Market factors beyond the control of Stornoway affect the value of Stornoway’s investments and could impact Stornoway’s results from operations. Management considers several factors when determining if a permanent impairment in value exists, including overall market conditions, the financial condition and prospects of the company and Stornoway’s intent to hold the investment for a reasonable period of time sufficient for an expected recovery of the investment’s market value up to or beyond the carrying amount of the investment.

(d) Stornoway’s management uses the Black-Scholes option pricing model to estimate the fair market value of stock options and warrants on the date of grant. Management must estimate the expected volatility of Stornoway’s stock and the expected term of the option or warrant; in addition, the exercise price and current interest rates will also affect the calculation of fair value. The timing and size of stock-based compensation expense recorded will impact Stornoway’s results from operations. The pro forma consolidated financial statements make certain assumptions, based on available information, as to the estimated value of the outstanding stock options and warrants of Ashton and Contact that could be converted into common shares of Stornoway. The calculation of the fair value of these stock options and warrants forms part of the purchase price calculation and actual results could be significantly different from management’s expectations.

(e) Stornoway may be exposed to exchange rate fluctuations through its exploration activities in Botswana, as the majority of these transactions are denominated in U.S. dollars. If the U.S. dollar strengthens against the Canadian dollar, the cost of exploration in Botswana will increase. At the present time, Stornoway does not hedge against an increase in the U.S. dollar.

(f) Stornoway could be exposed to an increase in interest rates assuming that the Bridge Facility is drawn-down to finance the transaction. The pro forma consolidated financial statements have been prepared using the assumption that the Bridge Facility will be used to provide bridge financing for the transaction but do not estimate the costs for interest or fees payable after the transaction closes. The estimated costs for the use of this bridge financing have been added to the acquisition costs for Ashton and Contact and any future interest or fees payable will also increase the cost of the acquisition. An increase in interest rates while the Bridge Facility is drawn down could have a material impact on Stornoway’s results from operations and its cash flows.

The Offeror cautions that this list of factors is not exhaustive.

The following factors, among others, related to the business combination of the Offeror with Ashton and/or Contact could cause actual results to differ materially from forward-looking statements: Stornoway Shares issued in connection with the Offer and the Contact Offer may have a market value lower than expected and will not reflect market price fluctuations, integration of the businesses may not occur as planned, may not occur successfully or such integration may be more difficult, time consuming or costly than expected; the expected combination benefits from the acquisition of Ashton and/or Contact may not be fully realized by Stornoway or not realized within the expected time frame, dissent and appraisal rights may be exercised, Stornoway’s interests may differ from those of any remaining minority shareholders, liquidity for Ashton Shares and Contact Shares will be reduced, there will be dilution of each shareholder’s equity interest in the Combined Entity, the issuance of a significant number of Stornoway Shares could adversely affect the market price of Stornoway Shares, the enforcement rights of U.S. Shareholders may be adversely affected, the Contact Offer may not be completed, the triggering of change of control provisions in agreements, the requirement to repay the Bridge Facility and the reliability of the information relating to Contact. See Sections 4, 5 and 6 of the Circular, “Strategic Rationale for the Proposed Combination”, “Purpose of the Offer and Stornoway’s Plans for Ashton” and “Risk Factors”. These factors are not intended to represent a complete list of the factors that could affect Stornoway and the combination of Stornoway, Ashton and/or Contact. Additional factors are noted elsewhere in the Offer and Circular and in the documents incorporated by reference into the Offer and Circular.

The Offeror’s forward-looking statements are based on the expectations, beliefs and opinions of management on the date on which the statements are made. The Offeror disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. For the reasons set forth above, Shareholders should not place undue reliance on forward-looking statements.

INFORMATION CONCERNING ASHTON

Except as otherwise indicated, the information concerning Ashton contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Ashton taken from or based upon such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Ashton’s financial statements, or for any failure by Ashton to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway. Stornoway has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Ashton’s publicly available documents or records or whether there has been any failure by Ashton to disclose events that may have occurred or may affect the significance or accuracy of any information.

INFORMATION CONCERNING CONTACT

Except as otherwise indicated, the information concerning Contact contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Contact has reviewed this Offer and Circular and confirmed the accuracy and completeness of the information in respect of Contact herein. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Contact taken from or based upon such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Contact’s financial statements, or for any failure by Contact to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Contact.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this Offer and Circular refer to Canadian dollars and all references to “U.S.$” in this Offer and Circular refer to United States dollars. Stornoway’s financial statements included herein and incorporated by reference are reported in Canadian dollars and are prepared in accordance with Canadian GAAP (as defined in the Glossary below). Contact’s financial statements that are incorporated herein by reference are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. None of the financial information in these financial statements is reconciled to U.S. GAAP (as defined in the Glossary below). Stornoway has no means of verifying the accuracy or completeness of Contact’s financial statements.

On August 4, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was $1.1270.

On August 4, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon buying rates provided by the Bank of Canada was $0.8873.

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TABLE OF CONTENTS

		Page			Page

SUMMARY TERM SHEET		2	CIRCULAR		37
			1.	Stornoway	37
GLOSSARY		7	2.	Ashton Mining of Canada Inc.	46
			3.	Background to the Offer	49
SUMMARY OF THE OFFER		12	4.	Strategic Rationale for the Offer and
1.	The Offer	12		Proposed Combination	50
2.	Stornoway	13	5.	Purpose of the Offer and Stornoway’s
3.	Ashton	14		Plans for Ashton	51
4.	Strategic Rationale for the Offer and		6.	Risk Factors	52
	Proposed Combination	15	7.	Acquisition of Ashton Shares Not
5.	Lock-Up Agreement	16		Deposited	59
6.	Treatment of Ashton Options and Ashton		8.	Judicial Developments	62
	Warrants in the Offer	16	9.	Source of Offered Consideration	62
7.	Conditions of the Offer	17	10.	Beneficial Ownership of and Trading in
8.	Time for Acceptance	17		Securities of Ashton	64
9.	Manner of Acceptance	17	11.	Prior Distributions of Ashton Shares and
10.	Payment for Deposited Shares	18		Ashton Dividend Policy	64
11.	Right to Withdraw Deposited Shares	18	12.	Commitments to Acquire Securities of
12.	Acquisition of Ashton Shares Not			Ashton; Lock-Up Agreement	66
	Deposited under the Offer	18	13.	Arrangements, Agreements, Commitments
13.	Certain Canadian Federal Income			or Understandings	68
	Tax Considerations	19	14.	Acceptance of the Offer	68
14.	Business Combination and Other Risks	19	15.	Material Changes and Other Information	68
15.	Depositary	19	16.	Effect of the Offer on the Market for and
16.	Dealer Managers, Soliciting Dealer Group			Listing of Ashton Shares	68
	and Information Agent	19	17.	Regulatory Matters	69
			18.	Certain Canadian Federal Income
SUMMARY OF STORNOWAY, ASHTON				Tax Considerations	69
AND CONTACT HISTORICAL AND			19.	Procedure for Tax Election	75
PRO FORMA FINANCIAL INFORMATION		20	20.	Depositary	76
			21.	Dealer Managers and Soliciting
OFFER		23		Dealer Group	76
1.	The Offer	23	22.	Information Agent	77
2.	Conditions of the Offer	26	23.	Offerees’ Statutory Rights	77
3.	Take-Up and Payment for Deposited		24.	Directors’ Approval	77
	Ashton Shares	27	25.	Expenses of the Offer	77
4.	Time for Acceptance	28	26.	Available Information	77
5.	Manner of Acceptance	28	27.	Experts	77
6.	Extensions, Variations and Changes to		28.	Legal Matters	78
	the Offer	32
7.	Adjustments; Liens	32	CONSENTS OF AUDITORS		79
8.	Right to Withdraw Deposited
	Ashton Shares	33	CONSENTS OF COUNSEL		80
9.	Return of Ashton Shares	34
10.	Mail Service Interruption	34	CONSENT OF EXPERT		81
11.	Notice and Delivery	34
12.	Market Purchases	35	CONSENT OF EXPERT		82
13.	Other Terms of the Offer	35
			APPROVAL AND CERTIFICATE OF
			STORNOWAY DIAMOND CORPORATION		83

ANNEX A —	STORNOWAY/ASHTON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS				A-1

ANNEX B —	STORNOWAY/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS				B-1

ANNEX C —	STORNOWAY/ASHTON/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS				C-1

ANNEX D —	CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF STORNOWAY DIAMOND CORPORATION				D-1

SUMMARY TERM SHEET

The following are some of the questions that you, as a Shareholder of Ashton, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, we urge you to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Ashton Shares. We have included cross-references in this summary term sheet to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary below.

Who is offering to buy my Ashton Shares?

We are Stornoway, a Canadian diamond exploration company with an extensive property portfolio in under-explored regions of northern Canada and Africa. As of July 2006, we hold interests, directly or through joint ventures, in approximately 40 separate project areas in Nunavut, Alberta, Manitoba, the Northwest Territories and Botswana covering more than 18.0 million acres. Since 2002, we have been involved in the discovery of over 60 kimberlites of which approximately one half have proven diamondiferous. Our Stornoway Shares are listed on the TSX under the symbol “SWY.TO”. See Section 1 of the Circular, “Stornoway”.

What is Stornoway proposing?

We are offering to purchase all of the outstanding Ashton Shares, subject to the terms and conditions set forth in the following Offer and Circular. See Section 1 of the Offer, “The Offer”.

What is the Contact Offer?

Stornoway is also making an offer to acquire the outstanding common shares of Contact Diamond Corporation (“Contact”), a diamond exploration company listed on the TSX. Stornoway has executed lock-up agreements with Agnico-Eagle Mines Limited and the directors and officers of Contact under which they have irrevocably agreed to tender approximately 31% and 2%, respectively, of Contact’s outstanding shares to the Contact Offer, unless such lock-up agreements are terminated in accordance with their terms. Our offer for the Ashton Shares is not conditional on completion of the Contact Offer. See Section 1 of the Offer, “Stornoway — Contact Offer”.

What would I receive in exchange for each of my Ashton Shares?

For each Ashton Share held by you we are offering: (1) $1.25 in cash (the “Cash Alternative”); or (2) one Stornoway Share plus $0.01 (the “Share Alternative”), subject to pro ration of the maximum amount of cash consideration available under the Cash Alternative of $59,500,000. In light of the total amount of cash available under the Cash Alternative and the fact that ACPL and QIT, subsidiaries of Rio Tinto, have advised Stornoway that they intend to elect to the Cash Alternative, it is unlikely that Shareholders who elect the Cash Alternative will receive only cash consideration for their Ashton Shares and, accordingly, the Maximum Cash Consideration will be pro-rated. If all of the Shareholders who have deposited Ashton Shares on any Take-Up Date elect the Cash Alternative, then as a result of pro ration every Shareholder will receive $0.59 in cash and 0.53 of a Stornoway Share for each Ashton Share deposited. See Section 1 of the Offer, “The Offer”.

As a result of restrictions under United States securities laws, U.S. Shareholders will not receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of each U.S. Shareholder and sold on behalf of each U.S. Shareholder by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars.

What are some of the significant conditions of the Offer?

The Offer is subject to several conditions, some of the most important of which are as follows:

•              ACPL and QIT shall have validly deposited under the Offer not less than 44,125,733 Ashton Shares and, if the consents required to tender the ACPL Escrow Shares under the Offer have been obtained prior to the Expiry Time, an additional 4,912,249 Ashton Shares;

•              the Offeror shall have determined in its reasonable judgment that there does not exist and there shall not have occurred since the date of the Offeror’s announcement of its intention to make the Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect (or condition, event or development involving a prospective change or effect) which, when considered either individually or in the aggregate, would have a Material Adverse Effect on Ashton or which, if the Offer were consummated, would have a Material Adverse Effect on the Offeror and Ashton taken as a whole;

•              the Offeror shall have determined in its reasonable judgment that there shall not have occurred a Restricted Event;

•              all government or regulatory approvals, orders, authorizations and consents required to be obtained in order to complete the Offer shall have been obtained or concluded or, in the case of waiting or suspensory periods, such periods shall have expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably; and

•              Stornoway shall have determined in its reasonable judgment that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally.

See Section 2 of the Offer, “Conditions of the Offer”.

Why is Stornoway buying Ashton?

We are making the Offer because we want to acquire control of, and potentially the entire equity interest in, Ashton. If we complete the Offer but do not then own 100% of the Ashton Shares, we may acquire any Ashton Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction. See Section 3 of the Circular, “Background to the Offer” and Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

What are the classes of securities sought in the Offer?

We are offering to purchase all of the outstanding Ashton Shares. This includes Ashton Shares that may become outstanding after the date of this Offer, but prior to the expiration of the Offer, upon the conversion or exercise of any securities of Ashton that are convertible into, or exercisable for, Ashton Shares. See Section 1 of the Offer, “The Offer”.

How many Stornoway Shares could be issued pursuant to the Offer?

We expect to issue an additional 52,326,956 Stornoway Shares pursuant to the Offer, based on the estimated number of Ashton Shares outstanding on July 21, 2006, assuming that all of the outstanding Ashton Shares and all Ashton Shares issuable upon exercise of in-the-money Ashton Options are tendered to the Offer and that we take up and pay for such Ashton Shares under the Offer. See Section 1 of the Offer, “The Offer”.

How long do I have to decide whether to tender in the Offer?

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 15, 2006, or until such other time and date as set out in a notice of variation of the Offer as we determine, issued at any time and from time to time at our discretion. See Section 4 of the Offer, “Time for Acceptance”.

Can the Expiry Time for the Offer be extended?

Yes. We may, in our sole discretion, elect to extend the Expiry Time of the Offer from the time referenced in the answer to the previous question. Under certain circumstances, we may be required to extend the Expiry Time for the Offer under Canadian securities laws. If we elect to extend, or are required to extend the Expiry Time, we will publicly announce the variation, and, if required by applicable law, mail you a copy of the notice of variation. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

How do I tender my Ashton Shares?

If you hold Ashton Shares in your own name, you may accept this Offer by depositing certificates representing your Ashton Shares, together with a duly completed and signed Letter of Transmittal, at the office of the Depositary specified in the Letter of Transmittal. If your Ashton Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Ashton Shares to the Offer. You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Ashton Shares tendered by your nominee through CDS, as applicable. Shareholders are invited to contact the Information Agent for further information regarding how to accept the Offer. See Section 5 of the Offer, “Manner of Acceptance —Procedure for Guaranteed Delivery”.

What if I have lost my Ashton Shares but want to tender them to the Offer?

You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary. The Depositary will advise you of replacement requirements which must be completed and returned before the expiry of the Offer. See Section 5 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Who is the Depositary under the Offer?

CIBC Mellon Trust Company is acting as Depositary. The Depositary will be responsible for receiving certificates representing deposited Ashton Shares and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Ashton Shares purchased by us under the terms of the Offer. The Depositary will also facilitate book-entry transfers of Ashton Shares. See Section 20 of the Circular, “Depositary”.

Will I be able to withdraw previously tendered Ashton Shares?

Yes. You may withdraw Ashton Shares previously tendered by you at any time: (i) before Ashton Shares deposited under the Offer are taken up by us under the Offer, (ii) if your Ashton Shares have not been paid for by us within three business days after having been taken up, and (iii) in certain other circumstances. See Section 8 of the Offer, “Right to Withdraw Deposited Ashton Shares”.

How do I withdraw previously tendered Ashton Shares?

You must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer, “Right to Withdraw Deposited Ashton Shares”, and the notice must contain specific information outlined therein. If your Ashton Shares are registered in the name of a nominee, you should contact your nominee for assistance.

Will I have to pay any fees or commissions?

If you are the registered owner of your Ashton Shares (other than a U.S. Shareholder) and you tender your Ashton Shares directly to the Depositary, or if you use the services of a Soliciting Dealer, you will not have to pay brokerage fees or incur similar expenses. If you own your Ashton Shares through a broker or other nominee who is not a Soliciting Dealer, and your broker tenders the Ashton Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. If you are a U.S. Shareholder, any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on your behalf will be subject to deduction in respect of brokerage commissions and other expenses. See Section 1 of the Offer, “The Offer — U.S. Shareholders”.

What will happen if the Offer lapses or is withdrawn?

If the Offer lapses or we withdraw the Offer prior to the satisfaction or waiver of all of the conditions of the Offer, all of your Ashton Shares that were deposited will be returned to you with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian Income tax purposes?

A Shareholder who is resident in Canada, who holds Ashton Shares as capital property and who disposes of such shares to Stornoway under the Offer (subject to entering into a joint tax election with Stornoway to obtain a full or partial tax deferral when available as described in Sections 18 and 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Procedure for Tax Election”), will generally realize a capital gain (or capital loss) equal to the amount by which the sum of the fair market value, on the date of disposition, of the Stornoway Shares and any cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Ashton Shares.

An Eligible Holder who disposes of Ashton Shares pursuant to the Share Alternative (or who disposes of Ashton Shares pursuant to the Cash Alternative but who receives Stornoway Shares because the pro-ration provisions of the Offer apply) may, depending upon the circumstances, obtain a full or partial tax deferral in respect of a disposition of Ashton Shares by entering into a joint tax election with Stornoway under Section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial tax legislation).

Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Ashton Shares to Stornoway under the Offer unless those shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Shareholders should review the more detailed information under Sections 18 and 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Procedure for Tax Election” and should consult with their own tax advisors regarding their particular circumstances.

Is Stornoway’s financial condition relevant to my decision to tender my Ashton Shares in the Offer?

Yes. Stornoway Shares may be issued to Shareholders who tender their Ashton Shares, so you should consider our financial condition before you decide to tender your Ashton Shares to the Offer. In considering our financial condition, you should review the documents included and incorporated by reference in the Offer and Circular because they contain detailed business, financial and other information about us.

If I decide not to tender, how will my Ashton Shares be affected?

If we take up and pay for the Ashton Shares validly tendered, we may take such action as is necessary, including effecting a Compulsory Acquisition or Subsequent Acquisition Transaction, to acquire any Ashton Shares not tendered. It is our expectation that the consideration to be offered for Ashton Shares under such Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered under the Offer. In connection with such a transaction, you may have dissenters’ rights. We reserve the right not to complete a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

Do I have dissenters’ rights under the Offer?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, holders of Ashton Shares who do not tender their Ashton Shares to the Offer may have rights of dissent in the event we elect to acquire such Ashton Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

Will Ashton continue as a public company?

If, as a result of the Offer and any subsequent transaction, the number of holders of Ashton Shares is sufficiently reduced, Ashton may cease to be a reporting issuer. The rules and the regulations of the TSX could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Ashton Shares from the TSX. To the extent permitted by applicable law, we intend to delist the Ashton Shares from the TSX and to cause Ashton to cease to be a public company. See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton”.

Who can I call with questions about the Offer or for more information?

You can call our Information Agent, Georgeson Shareholder Communications Canada Inc., if you have questions or requests for additional copies of the Offer and Circular.

North American Toll Free:

1-866-390-5139

GLOSSARY

In the Offer and Circular, including the cover pages hereof, unless the context otherwise requires, the following terms have the meanings set forth below.

(a)                                “ACPL” means Ashton Canada Pty. Limited, an indirect wholly-owned subsidiary of Rio Tinto.

(b)                               “ACPL Escrow Agreement” means the escrow agreement dated October 27, 1993 among ACPL (formerly Ashton Canada Limited), Computershare Trust Company of Canada (as successor or assign from Montreal Trust Company of Canada), Ashton, the TSX and the Montreal Exchange, as amended;

(c)                                “ACPL Escrow Shares” means the 4,912,249 Ashton Shares beneficially owned by ACPL which are subject to the ACPL Escrow Agreement;

(d)                               “Acquisition Proposal” means, prior to the termination of the Lock-Up Agreement: (a) any merger, amalgamation, takeover bid, tender offer, arrangement, recapitalization, liquidation, dissolution, share exchange involving Ashton and/or its subsidiaries in a single transaction or a series of related transactions; (b) any purchase, sale or joint venture of any material assets (or any lease, long term supply agreement or other arrangement having the same economic effect as a purchase, sale or joint venture of material assets) involving Ashton and/or its subsidiaries in a single transaction or a series of related transactions; (c) any acquisition of beneficial ownership of 10% or more of the Ashton Shares (or rights or interests therein or thereto) or of any securities of any of Ashton’s subsidiaries in a single transaction or a series of related transactions; (d) any agreement as to the marketing rights of any diamonds that may be produced by Ashton and/or any of its subsidiaries or joint ventures; (e) any proposal or offer to do any of the foregoing; or (f) any modification or proposed modification of any of the foregoing, excluding in all such cases the Offer, the transactions contemplated by the Lock-Up Agreement or any transaction to which Stornoway or an affiliate of Stornoway is a party.

(e)                                “affiliate” has the meaning given to it in the OSA.

(f)                                  “Agnico-Eagle” means Agnico-Eagle Mines Limited, a corporation existing under the OBCA.

(g)                               “AMF” means Autorit´e des marches financiers (Quebec).

(h)                               “Ashton” means Ashton Mining of Canada Inc., a corporation existing under the CBCA, and, where the context requires, includes its subsidiaries.

(i)                                   “Ashton Option” means an option to purchase Ashton Shares granted under the Ashton Option Plan.

(j)                                   “Ashton Option Plan” means the stock option or incentive plans for directors, officers and employees of Ashton and other eligible persons (as applicable).

(k)                                “Ashton Share” means a common share in the capital of Ashton.

(l)                                   “Ashton Shares To Which The Bid Relates” means the total number of Ashton Shares, calculated on a fully diluted basis as of the date of the Offer, less Ashton Shares owned, directly or indirectly, by the Offeror and its affiliates. Based on publicly-available information as at July 21, 2006, Stornoway estimates that the number of Ashton Shares To Which The Bid Relates is 101,817,736 Ashton Shares.

(m)                             “Ashton Warrants” means warrants to purchase up to 2,500,000 Ashton Shares at a price of $1.30 per Ashton Share expiring May 19, 2007.

(n)                               “associate” has the meaning given to it in the OSA.

(o)                               “BCBCA” means the Business Corporations Act (British Columbia) as amended.

(p)                               “Book Entry Confirmation” means confirmation of a book entry transfer of a Shareholder’s Ashton Shares into the Depositary’s account at CDS.

(q)                               “Bridge Facility” has the meaning given to it in Section 9 of the Circular, “Source of Offered Consideration”.

(r)                                  “business day” means any day, other than a Saturday, a Sunday and a statutory holiday in Toronto, Ontario, Canada.

(s)                                “Canadian GAAP” means Canadian generally accepted accounting principles.

(t)                                  “Cash Alternative” has the meaning given to it on the face page of this document.

(u)                               “CBCA” means the Canada Business Corporations Act, as amended.

(v)                               “CDS” means the Canadian Depository for Securities Limited.

(w)                             “CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected.

(x)                                 “Circular” means the takeover bid circular accompanying the Offer, including the Annexes attached thereto.

(y)                               “Combined Entity” has the meaning given to it in Section 4 of the Circular, “Strategic Rationale for the Proposed Combination”.

(z)                                 “Commitment Letter” has the meaning given to it in Section 9 of the Circular, “Source of Offered Consideration”.

(aa)                          “Compulsory Acquisition” has the meaning given to it in Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

(bb)                        “Contact” means Contact Diamond Corporation, a corporation existing under the OBCA.

(cc)                          “Contact Offer” means the offer by Stornoway to purchase all of the outstanding shares of Contact by way of takeover bid, as more particularly described in Section 1 of the Circular, “Stornoway — Contact Offer”.

(dd)                        “Contact Share” means a common share in the capital of Contact.

(ee)                          “Dealer Managers” means BMO Nesbitt Burns Inc. and Canaccord Capital Corporation.

(ff)                              “Depositary” means CIBC Mellon Trust Company.

(gg)                        “Deposited Shares” has the meaning given to it in Section 5 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

(hh)                        “Distributions” has the meaning given to it in Section 5 of the Offer, “Manner of Acceptance — Dividends and Distributions”.

(ii)                                “Eligible Holder” means a Holder (i) who is resident in Canada for purposes of the Tax Act and who is not exempt from tax under the Tax Act, or (ii) who is not resident in Canada for purposes of the Tax Act and whose Ashton Shares constitute taxable Canadian property (as defined in the Tax Act), provided that any gain realized by such non-resident Holder from the disposition of Ashton Shares would not be exempt from Canadian tax by virtue of an applicable international tax treaty to which Canada is a party, or (iii) which is a partnership that owns Ashton Shares if one or more of its members would be an Eligible Holder if such member held such Ashton Shares directly.

(jj)                                “Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks or trust companies in the United States.

(kk)                          “Escrow Agent” means Pacific Corporate Trust Company, the Escrow Agent under the Escrow Agreement, relating to the private placement of Subscription Receipts by Stornoway to Agnico-Eagle on July 21, 2006.

(ll)                                “Escrow Agreement” means the escrow agreement dated July 21, 2006 among Stornoway, the Escrow Agent and Agnico-Eagle, relating to the private placement of Subscription Receipts by Stornoway to Agnico-Eagle on July 21, 2006.

(mm)                    “Expiry Date” means September 15, 2006 or such other date as is set out in a notice of variation of the Offer issued at any time and from time to time extending the period during which Ashton Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

(nn)                        “Expiry Time” means 8:00 p.m. (Toronto time) on the Expiry Date or such other time as is set out in a notice of variation of the Offer issued at any time and from time to time. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

(oo)                        “Fully Diluted Basis” means, with respect to the Ashton Shares, that number of Ashton Shares which would be outstanding if all outstanding rights to acquire Ashton Shares (whether or not vested or subject to conditions) were exercised, other than those which are not, and cannot in accordance with their terms become, exercisable within 120 days following the Expiry Time, but including without limitation for the purposes of this calculation, all Ashton Shares issuable upon the exercise of Ashton Options (whether vested or unvested) and Ashton Warrants.

(pp)                        “Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; or (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization (including the TSX) exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(qq)                        “Information Agent” means Georgeson Shareholder Communications Canada Inc.

(rr)                              “Law” or “Laws” means all international trade agreements, codes and conventions, laws, by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self regulatory authority (including the TSX) and the term “applicable” with respect to such Laws and in a context that refers to one or more of Stornoway, Ashton, ACPL or QIT, means such Laws as are applicable to such company or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the company or companies or its or their business, undertaking, property or securities.

(ss)                          “Letter of Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on green paper).

(tt)                              “Lock-Up Agreement” means the lock-up agreement dated July 21, 2006 between Stornoway, ACPL and QIT, as amended from time to time.

(uu)                        “Material Adverse Effect” means, when used in connection with a Person, any change or effect that is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, prospects or results of operations of that Person, its subsidiaries and its material joint ventures taken as a whole, other than any effect (i) relating to the Canadian and United States economies, political conditions or securities markets in general; (ii) affecting the diamond mining industry in general; or (iii) relating to a change in the market trading price of shares of that Person primarily resulting from the Offer or the announcement thereof.

(vv)                        “Maximum Cash Consideration” means $59,500,000.

(ww)                    “Maximum Take-Up Date Cash Consideration” means, in respect of a Take-Up Date, the product obtained by multiplying (i) the Maximum Cash Consideration by (ii) the quotient resulting when the aggregate number of Ashton Shares to be taken up on such Take-Up Date is divided by the number of Ashton Shares To Which The Bid Relates.

(xx)                            “Notice of Guaranteed Delivery” means the accompanying notice of guaranteed delivery (printed on yellow paper) in the form accompanying the Offer and Circular.

(yy)                        “OBCA” means Business Corporations Act (Ontario).

(zz)                            “Offer” means Stornoway’s offer made hereby to purchase the Ashton Shares, the terms and conditions of which are set forth in the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

(aaa)                    “Offer and Circular” means the Offer and the Circular, collectively.

(bbb)                 “Offered Consideration” means the consideration to be paid by Stornoway for the Ashton Shares taken up under the Offer.

(ccc)                    “Offeror” means Stornoway.

(ddd)                 “OSA” means the Securities Act (Ontario), as amended.

(eee)                    “OSC” means the Ontario Securities Commission.

(fff)                          “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

(ggg)                 “Pro Forma Consolidated Financial Statements” means, collectively, the Stornoway/Ashton Pro Forma Consolidated Financial Statements, the Stornoway/Contact Pro Forma Consolidated Financial Statements and the Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements.

(hhh)                 “QIT” means QIT-Fer et Titane Inc., an indirect wholly-owned subsidiary of Rio Tinto.

(iii)                             “Regulation Q-27” means Regulation No. Q-27 of the AMF entitled “Protection of Minority Securityholders in the Course of Certain Transactions”.

(jjj)                             “Restricted Event” means, with respect to Ashton and its subsidiaries, any of the following:

(i)

the issuance, sale or authorization of any additional Ashton Shares, shares of any other class or series of capital of Ashton, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (except upon the exercise of Ashton Options or Ashton Warrants, in each case in accordance with their terms, which were outstanding as of April 27, 2006 and except for the grant of additional Ashton Options subsequent to such date under the existing Ashton Option Plan consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares in Ashton’s capital;

(ii)	declaring, paying, authorizing or making any distribution, payment or dividend on any of Ashton’s securities;

(iii)

acquiring or disposing of a material value of assets or securities (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006);

(iv)	making any material capital expenditures (except in the ordinary course of business consistent with past practice or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006);

(v)

(A) incurring or committing to incur any indebtedness for borrowed money or issuing any debt securities in a material amount, except for borrowings in the ordinary course of business consistent with past practice under existing credit facilities, (B) incurring or committing to incur, or guaranteeing, endorsing or otherwise becoming responsible for, any other material liability, obligation or indemnity or the obligation of any other Person, except in the ordinary course of business consistent with past practice, or (C) making any loans or advances to Persons other than wholly-owned subsidiaries, except in the ordinary course of business consistent with past practice;

(vi)

any default, termination, acceleration or other event under any material instrument or agreement to which Ashton or any of its subsidiaries is a party or by which any of their respective properties or assets are bound which would have a Material Adverse Effect on Ashton whether such event occurred as a result of the Offeror making the Offer, the taking up and paying for the Ashton Shares under the Offer or otherwise;

(vii)	entering into or completing any material transaction not in the ordinary course of business or in accordance with plans publicly disclosed by Ashton prior to July 21, 2006;

(viii)	the authorization by the board of directors of Ashton or the Shareholders of any of the foregoing; and

(ix)	the entering into of any agreement to do any of the foregoing.

(kkk)                    “Rio Tinto” means the Rio Tinto group (including Rio Tinto plc and Rio Tinto Limited), a world-wide mining enterprise based in London, England.

(lll)                             “Rule 61-501” means OSC Rule 61-501 entitled “Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions”.

(mmm)           “Share Alternative” has the meaning given to it on the face page of this document.

(nnn)                 “Shareholder” means a holder of Ashton Shares.

(ooo)                 “Soliciting Dealer Group” means a group of Soliciting Dealers, if one is formed.

(ppp)                 “Soliciting Dealers” has the meaning given to it in Section 21 of the Circular, “Dealer Managers and Soliciting Dealer Group”.

(qqq)                 “Stornoway” means Stornoway Diamond Corporation, a corporation existing under the BCBCA.

(rrr)                          “Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements” means the pro forma consolidated financial statements of Stornoway, assuming completion of the Offer and the Contact Offer, which statements are attached hereto as Annex C.

(sss)                    “Stornoway/Ashton Pro Forma Consolidated Financial Statements” means the pro forma consolidated financial statements of Stornoway, assuming completion of the Offer, but not the Contact Offer, which statements are attached hereto as Annex A.

(ttt)                          “Stornoway/Contact Pro Forma Consolidated Financial Statements” means the pro forma consolidated financial statements of Stornoway, assuming completion of the Contact Offer but not the Offer, which statements are attached hereto as Annex B.

(uuu)                 “Stornoway Share” means a common share in the capital of Stornoway.

(vvv)                 “Subscription Receipts” means the 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts issued and sold by Stornoway to Agnico-Eagle on July 21, 2006 at a price of $1.2763 per Subscription Receipt for aggregate net proceeds of $22,500,000 and which are convertible into Stornoway Shares on a one-for-one basis, of which the Class A Subscription Receipts are converted if Ashton Shares are taken up by Stornoway under the Ashton Offer and the Class B Subscription Receipts are converted if Stornoway draws funds under the Bridge Facility, and “Subscription Receipt” means any one of them.

(www)           “Subsequent Acquisition Transaction” has the meaning given to it in Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

(xxx)                       “subsidiary” has the meaning set forth in the OSA.

(yyy)                 “Take-Up Date” means a date upon which Stornoway takes up or acquires Ashton Shares pursuant to the Offer.

(zzz)                       “Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

(aaaa)              “TSX” means the Toronto Stock Exchange.

(bbbb)          “U.S. GAAP” means U.S. generally accepted accounting principles.

(cccc)              “U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(dddd)          “U.S. Shareholders” means Shareholders that (i) are U.S. Persons (as such term is defined in Regulation S under the U.S. Securities Act) or (ii) hold Ashton Shares on behalf of a U.S. Person.

SUMMARY OF THE OFFER

This summary highlights information more fully discussed elsewhere in the Offer and Circular. This summary is not intended to be complete and is qualified by reference to the more detailed information contained in those documents. Shareholders are urged to read the more detailed information about Stornoway, the Offer and the Stornoway Shares provided elsewhere in the Offer and Circular and in the documents incorporated by reference, including the Pro Forma Consolidated Financial Statements and the respective notes thereto. Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Glossary” above.

1.                 The Offer

The Offeror is offering, on the terms and subject to the conditions of the Offer, to purchase all of the outstanding Ashton Shares, other than any Ashton Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Ashton Shares that may become outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Ashton that are convertible into or exchangeable or exercisable for Ashton Shares, on the basis of, at the election of the Shareholder:

(a)            $1.25 in cash for each Ashton Share (the “Cash Alternative”), or

(b)           one Stornoway Share plus $0.01 for each Ashton Share (the “Share Alternative”),

in each case, as elected by the Shareholder in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable, and subject in the case of the Cash Alternative to the pro ration as set out below. The Maximum Cash Consideration available under the Cash Alternative is $59,500,000. There is no limit on the total number of Stornoway Shares available for issuance under the Share Alternative. The Maximum Cash Consideration under the Cash Alternative will be pro-rated as necessary on each Take-Up Date to ensure that the total aggregate cash consideration payable under the Cash Alternative pursuant to the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration and will be based on the number of Ashton Shares acquired on a Take-Up Date in proportion to the number of Ashton Shares To Which The Bid Relates.

In light of the total amount of cash available under the Cash Alternative and the fact that ACPL and QIT have advised Stornoway that they intend to elect the Cash Alternative, it is unlikely that Shareholders who elect the Cash Alternative will receive only cash consideration for their Ashton Shares and, accordingly, the cash consideration will be pro rationed. If all of the Shareholders who have deposited Ashton Shares on any Take-Up Date elect the Cash Alternative, then as a result of pro ration every Shareholder will receive $0.59 in cash and 0.53 of a Stornoway Share for each Ashton Share deposited.

Any Shareholder who deposits Ashton Shares under the Offer and fails to elect the Cash Alternative or who does not properly elect either the Cash Alternative or the Share Alternative with respect to the Ashton Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Share Alternative.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended July 21, 2006 was $1.0862. The Offer represents a 15% premium to the volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

U.S. Shareholders

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer. See Section 1 of the Offer, “The Offer — U.S. Shareholders”. See Section 1 of the Offer, “The Offer”.

2.                 Stornoway

Stornoway Diamond Corporation

Stornoway is one of Canada’s premier diamond exploration companies, offering the following strengths to the proposed combination of the two companies:

•              Experienced Management Team with a History of Wealth Creation for Shareholders. Led by Eira Thomas, Bruce McLeod and Catherine McLeod Seltzer, and backed by a strong board of directors, Stornoway has attained a significant profile. Eira Thomas was a geologist with Aber Resources Ltd. from 1992 until 1996 and led the field exploration team that discovered Diavik in 1994. She went on to become Vice-President, Exploration for Aber between 1997-1999. Catherine McLeod-Seltzer was the co-founder and President of Arequipa Resources which was taken over by Barrick Gold Corporation in 1996 for $1.1 billion.

•              One of the Largest, most Diversified and Prospective Diamond Property Portfolios. Stornoway maintains interests in more than 18 million acres, spanning 40 properties in northern Canada and Botswana. These projects include advanced-stage exploration properties, such as Aviat, Qilalugaq and Churchill, where a total of 73 kimberlites have been discovered since 2002, 40 of which have proven diamondiferous and several of which have been mini-bulk sampled and returned potentially economic grades.

•              A History of Exploration Success. Led by Robin Hopkins, Stornoway’s technical team is one of the most experienced in the country with a track record of discovery that includes the key project pipes currently being mined at Diavik, Canada’s second diamond mine and one of the world’s richest.

•              Access to Proprietary Laboratory. An expansion of the technical group and the development of cutting edge technology allows Stornoway to process up to 7000 till samples for kimberlitic indicator minerals annually, analyse kimberlite for microdiamonds using caustic fusion and, most recently, process both large and small kimberlite samples through a dense media separation plant to recover macrodiamonds.

•              Significant Partnerships. During the past year alone, Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; 10.6 million acres).

•              New Partnerships and Properties Being Added. Stornoway is constantly adding new properties either as a result of its own generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known diamondiferous kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14 hectares. Stornoway feels there are tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate its exploration efforts on the Melville Peninsula of Nunavut.

The Stornoway Shares are listed on the TSX under the symbol “SWY”.

Stornoway is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents with the Canadian securities regulatory authorities in such Provinces. Such documents are available at www.sedar.com.

See Section 1 of the Circular, “Stornoway — Stornoway Diamond Corporation”.

Contact Offer

Stornoway is also making an offer to acquire, by way of takeover bid, all of the outstanding shares of Contact on the basis of 0.36 of a Stornoway Share for each Contact Share.

The largest shareholder of Contact, Agnico-Eagle, and all of the directors and officers of Contact entered into lock-up agreements under which they have agreed to validly and irrevocably tender their Contact Shares in valid acceptance of the Contact Offer, unless such lock-up agreements are terminated in accordance with their terms. Agnico Eagle holds approximately 31% of the outstanding Contact Shares and the directors and officers of Contact collectively hold approximately 2% of the outstanding Contact Shares.

On July 21, 2006, Stornoway and Contact entered into a support agreement pursuant to which, among other things, Contact agreed to support the Contact Offer and not to solicit an alternative transaction to the Contact Offer involving Contact.

The Contact Offer is expected to remain open for acceptance for 35 days following the mailing of the offer and takeover bid circular to Contact shareholders, unless it is extended or withdrawn.

The Contact Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Contact and the Contact Offer has been included in the Circular. The Offer is not conditional on the completion of the Contact Offer and the Contact Offer is not conditional on the completion of the Offer.

See Section 1 of the Circular, “Stornoway — Contact Offer”.

Contact Diamond Corporation

Contact is currently engaged in the acquisition, exploration, development and operation of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut. Contact’s core project is the Timiskaming Diamond Project (“Timiskaming”) located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 120,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contacts’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

The Contact Shares are listed on the TSX under the symbol “CO”.

Contact is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

See Section 1 of the Circular, “Stornoway — Contact Diamond Corporation”.

3.                 Ashton

Ashton is a diamond exploration company with interests in a number of prospective properties in Qu´ebec, Alberta, Nunavut, the Northwest Territories and the United States. Ashton’s principal property is its Foxtrot property in the Otish Mountains in Quebec. Work at the Foxtrot property is being carried out under a joint venture with SOQUEM Inc.’s (“SOQUEM”) wholly-owned subsidiary, Diaquem, under which Ashton holds a 50% interest in the property and is the operator. Ashton has announced that it and SOQUEM are currently engaged in a $29 million bulk sample program at the Foxtrot property with the aim of establishing a mineable resource at the project, ahead of a pre-feasibility study to be completed in 2007. Pending the results of this program of work, the Foxtrot property has the potential to host Quebec’s first diamond mine.

The Ashton Shares are listed on the TSX under the symbol “ACA”.

Ashton is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

See Section 2 of the Circular, “Ashton Mining of Canada Inc.”.

4.                 Strategic Rationale for the Offer and Proposed Combination

Benefits and Opportunities

Stornoway believes that the successful completion of the Offer and subsequent combination of Stornoway and Ashton (the “Combined Entity”) would create Canada’s premier mid-cap diamond company and generate significant benefits and opportunities for shareholders of both Ashton and Stornoway. The Combined Entity will possess an industry leading balance of diamond exploration and development track assets, a strong market position, access to capital, and a management team able to pursue an aggressive strategy to seek and develop world-class diamond mining opportunities to meet the demands of a diamond market that has become increasingly under-supplied. The Combined Entity’s success is expected to be enhanced by the following industry trends and factors:

•              Canada became the world’s 3rd largest diamond producer by value with the development of its first two diamond mines. Several others are slated for production and Canada remains highly prospective for further world class discoveries;

•              Experts expect a continued robust rough diamond market for at least ten years, with demand outstripping diamond production;

•              Diamond mining and pre-development projects are becoming increasingly attractive due to depleting reserves and strong prices;

•              There is a lack of North American based, mid-tier rough diamond production and exploration companies and Stornoway believes there will be investment demand for such a company; and

•              The diamond exploration and development industry would benefit from industry consolidation, presenting an opportunity for a company to act as a “catalyst” and leader of such consolidation.

Stornoway’s board of directors believes that the successful completion of the Offer and the subsequent combination of Stornoway and Ashton will result in value creation for shareholders of both Ashton and Stornoway, offering the following benefits and opportunities:

•              Participation in the Creation and Growth of one of Canada’s Leading Diamond Companies. The entity resulting from the combination of Stornoway and Ashton (the “Combined Entity”) is expected to have a market cap in excess of $200 million and to become one of the leading, mid-cap, pure diamond exploration and development companies in Canada.

•              Unlocking Value. The transaction “unlocks” value for Ashton Shareholders by removing the market valuation impediments inherent with the presence of a single majority shareholder.

•              Valuation Growth. The Combined Entity should offer opportunities for an improved market valuation due to, among other things: (i) creating a strong platform from which pre-development assets can be brought to production and achieve a higher valuation multiple; (ii) creating an overall, compelling investment opportunity in rough diamonds; and (iii) providing exposure to a broader exploration and development property portfolio.

•              Increased Liquidity. Due to a larger number of shares outstanding, a larger shareholder base and an enhanced profile, the Combined Entity should have greater trading liquidity than Ashton does currently.

•              Strong, Experienced Technical and Management Teams. The Combined Entity will have a strong, experienced management group with a history of wealth creation for shareholders and supported by a qualified technical team with unique experience in the Canadian diamond exploration and development sector and a track record of discovery.

•              Enhanced Financial Platform. The Combined Entity should have greater flexibility and improved access to financial resources to maximize the value of Stornoway and Ashton’s existing properties as well as to pursue a broader spectrum of future growth opportunities that would have been inaccessible to each company on its own.

•              Opportunities for Further Consolidation and Acquisition. In general, the trend towards consolidation and growth in the mining sector has been supported and rewarded by the financial markets. Widespread consolidation in the diamond sector has not yet occurred and Stornoway and Ashton are in a unique position to initiate this consolidation. The Combined Entity will be in a position to identify additional opportunities in Canada and elsewhere and further consolidate the diamond exploration and development landscape.

•              Large and Diversified Asset Base. The Combined Entity will benefit from an extensive and diversified asset base including development-track production opportunities, combined with highly prospective exploration landholdings throughout Canada and Botswana, creating a unique project pipeline that is unparalleled amongst its peers.

•              No Controlling Shareholder. The Combined Entity will not have a controlling shareholder, however, Agnico-Eagle, a leading mine developer in the Province of Quebec, will be a significant strategic shareholder.

Equal Treatment of Ashton Minority Shareholders

ACPL and QIT hold 49,037,982, or approximately 52%, of the outstanding Ashton Shares. Stornoway could have sought to acquire all of ACPL and QIT’s Ashton Shares and thereby acquire control of Ashton without making the Offer to all Ashton Shareholders. However, Stornoway believed it was in the best interests of the minority Ashton Shareholders to allow them to receive the Offer and have an opportunity to accept and receive the same consideration as ACPL and QIT.

Under applicable Canadian securities laws, an offeror can offer to acquire 20 per cent or more of the outstanding voting or equity securities of a company without making a formal takeover bid to all holders of such voting securities, provided that, among other things, the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115 per cent of the “market price” of securities of that class at the date of the offer. The “market price” of the Ashton Shares (as calculated in accordance with applicable Canadian securities laws) on the date Stornoway entered into the Lock-Up Agreement was $1.0880 and 115 per cent of such price was $1.2512, which is higher than the cash consideration per Ashton Share offered under the Cash Alternative.

See Section 4 of the Circular, “Strategic Rationale for the Proposed Combination”.

5.                 Lock-Up Agreement

Rio Tinto, indirectly through two wholly-owned subsidiaries ACPL and QIT, owns a total of 49,037,982, or approximately 52%, of the outstanding Ashton Shares. ACPL and QIT have entered into the Lock-Up Agreement pursuant to which they have agreed to validly and irrevocably tender their Ashton Shares in valid acceptance of the Offer, unless the Lock-Up Agreement has been terminated in accordance with its terms. In the Lock-Up Agreement, ACPL and QIT have also provided certain other covenants in favour of Stornoway. In particular, they have agreed that in certain circumstances they will vote their Ashton Shares against any Acquisition Proposal or any proposed action which is likely to reduce the success of, or prevent, delay or interfere with, the successful completion of the Offer. 4,912,249 Ashton Shares owned by ACPL are held in escrow pursuant to the terms of the ACPL Escrow Agreement and ACPL’s obligation to tender these Ashton Shares to the Offer is subject to the receipt of certain consents. See Section 2 of the Circular, “Ashton Mining of Canada Inc.” and Section 12 of the Circular, “Commitments to Acquire Securities of Ashton; Lock-Up Agreement”.

6.                 Treatment of Ashton Options and Ashton Warrants in the Offer

The Offer is made only for Ashton Shares and is not made for any Ashton Options or Ashton Warrants to acquire Ashton Shares. Any holder of such Ashton Options or Ashton Warrants who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, fully exercise, convert or exchange their Ashton Options or Ashton Warrants in order to obtain certificates representing Ashton Shares that may be deposited in accordance with the terms of the Offer.

If any holder of Ashton Options does not exercise such Ashton Options prior to the Expiry Time, such Ashton Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an Ashton Option may become an option or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Options.

If any holder of Ashton Warrants does not exercise such Ashton Warrants prior to the Expiry Time, such Ashton Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an Ashton Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Warrants.

See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton — Treatment of Ashton Options and Ashton Warrants” and Section 7 of the Circular “Acquisition of Ashton Shares Not Deposited”.

The tax consequences to holders of Ashton Options or Ashton Warrants of exercising or not exercising their Ashton Options or Ashton Warrants are not described in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”. Holders of Ashton Options or Ashton Warrants should consult their own tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Ashton Options or Ashton Warrants.

7.                 Conditions of the Offer

The Offer is subject to certain conditions, including, without limitation, that ACPL and QIT have validly deposited under the Offer not less than 44,125,733 Ashton Shares and, if the consents required to transfer the ACPL Escrow Shares have been obtained prior to the Expiry Time, an additional 4,912,249 Ashton Shares.

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for any Ashton Shares deposited under the Offer unless all of the conditions of the Offer contained in Section 2 of the Offer are satisfied or waived at or prior to the Expiry Time.

See Section 2 of the Offer, “Conditions of the Offer” for all of the conditions of the Offer.

8.                 Time for Acceptance

The Offer is open for acceptance until 8:00 p.m. (Toronto time) on September 15, 2006 or until such later time and date to which the Offeror may extend the Expiry Time of the Offer at its discretion, unless the Offeror withdraws the Offer earlier by reason of non-satisfaction of conditions. See Section 4 of the Offer, “Time for Acceptance”.

9.                 Manner of Acceptance

The Offer may be accepted by Shareholders by depositing certificates representing Ashton Shares that are being deposited, together with a duly completed and signed Letter of Transmittal in the form accompanying the Offer and Circular (printed on green paper) at the offices of the Depositary specified in the Letter of Transmittal at or before the Expiry Time. The Offer will be deemed to be accepted only if the Depositary has actually received these documents at or before the Expiry Time. Shareholders whose Ashton Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Ashton Shares to the Offer.

Shareholders whose certificates for Ashton Shares are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery accompanying this Offer and Circular (printed on yellow paper).

Shareholders whose Ashton Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary.

If a Shareholder wishes to accept the Offer and either the certificate(s) representing the Ashton Shares are not immediately available or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary before the Expiry Time, those Ashton Shares may nevertheless be deposited pursuant to the Offer, provided that (1) such deposit is made by or through an Eligible Institution, (2) a properly completed and duly executed Notice of Guaranteed Delivery (printed on yellow paper) in the form accompanying the Offer and Circular (or a manually signed facsimile thereof) is received by the Depositary before the Expiry Time at its Toronto, Ontario office listed on the Notice of Guaranteed Delivery, and (3) the certificate(s) representing all deposited Ashton Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) relating to the Ashton Shares, with signatures guaranteed if so required, are received by the Depositary at its office in Toronto,

Ontario listed in the Letter of Transmittal before 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

See Section 5 of the Offer, “Manner of Acceptance”.

10.          Payment for Deposited Shares

If all of the conditions of the Offer have been satisfied or waived by the Offeror, at the Expiry Time, the Offeror will take-up the Ashton Shares validly deposited under, and not withdrawn from, the Offer not later than 10 days after the Expiry Time. The Offeror will pay for the Ashton Shares so taken up promptly, but in any event not later than the earlier of (a) the tenth day after the Expiry Time and (b) three business days after taking up such Ashton Shares. Stornoway Shares will be issued and delivered to the Depositary on behalf of U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Ashton Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses). Any Ashton Shares deposited under the Offer after the first date on which Ashton Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly, and in any event within 10 days of that deposit. See Section 3 of the Offer, “Take-up and Payment for Deposited Ashton Shares”.

11.          Right to Withdraw Deposited Shares

Ashton Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Ashton Shares have been taken up by the Offeror pursuant to the Offer and in the other circumstances discussed in Section 8 of the Offer, “Right to Withdraw Deposited Ashton Shares”.

12.          Acquisition of Ashton Shares Not Deposited under the Offer

Section 206 of the CBCA provides that if within 120 days after the date of a takeover bid the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take over bid relates, other than shares held at the date of the take over bid by or on behalf of the offeror or an affiliate or associate (as defined in the CBCA) of the offeror, the offeror is entitled, on complying with the CBCA, to acquire the shares held by a holder of the shares of that class who does not accept the take over bid (a “Compulsory Acquisition”). Under Section 206 of the CBCA, a “share” means a share, with or without voting rights, and includes a security currently convertible into such shares and currently exerciseable options and rights to acquire such a share or convertible security.

If the Offeror acquires the requisite number of Ashton Shares under the Offer, the Offeror intends to complete a Compulsory Acquisition of the Ashton Shares not tendered into the Offer pursuant to the provisions of Section 206 of the CBCA. If the Offeror takes up and pays for the Ashton Shares validly deposited under the Offer and a Compulsory Acquisition is not available or the Offeror elects not to proceed with a Compulsory Acquisition, the Offeror currently intends to take such action as is necessary, including causing a meeting of Shareholders to be held to consider a Subsequent Acquisition Transaction involving Ashton and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Ashton Shares not acquired pursuant to the Offer.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Ashton will necessarily depend on a variety of factors, including the number of Ashton Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Ashton Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Ashton, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned.

See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton” and Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

13.          Certain Canadian Federal Income Tax Considerations

A Shareholder who is resident in Canada, who holds Ashton Shares as capital property and who disposes of such shares to Stornoway under the Offer (subject to entering into a joint tax election with Stornoway to obtain a full or partial tax deferral when available as described in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”) will generally realize a capital gain (or capital loss) equal to the amount by which the sum of the fair market value, on the date of disposition, of the Stornoway Shares and any cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of such Ashton Shares.

An Eligible Holder who disposes of Ashton Shares pursuant to the Share Alternative (or who disposes of Ashton Shares pursuant to the Cash Alternative but who receives Stornoway Shares because the pro-ration provisions of the Offer apply) may, depending upon the circumstances, obtain a full or partial tax deferral in respect of a disposition of Ashton Shares by entering into a joint tax election with Stornoway under Section 85 of the Tax Act (and the corresponding provisions of any applicable provincial tax legislation) specifying therein an elected amount in accordance with certain limitations provided for in the Tax Act (and in any applicable provincial tax legislation).

Generally, Shareholders who are non-residents of Canada for the purposes of the Tax Act will not be subject to tax under the Tax Act in respect of any capital gain realized on the sale of Ashton Shares to Stornoway under the Offer unless those shares constitute “taxable Canadian property” (within the meaning of the Tax Act) to such Shareholders and the gain is not otherwise exempt from tax under the Tax Act pursuant to an exemption contained in an applicable income tax treaty.

Shareholders should review the more detailed information under Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and consult with their own tax advisors regarding their particular circumstances.

14.          Business Combination and Other Risks

An investment in Stornoway Shares is subject to certain risks. Shareholders should carefully review the risk factors set out in the Offer and Circular before depositing Ashton Shares pursuant to the Offer. See Section 6 of the Circular, “Risk Factors”.

15.          Depositary

Stornoway has engaged CIBC Mellon Trust Company to act as Depositary for the receipt of certificates in respect of Ashton Shares and related Letters of Transmittal deposited under the Offer and for the payment for Ashton Shares purchased by Stornoway pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Ashton Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Ashton Shares. The Depositary will receive reasonable and customary compensation from Stornoway for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Stornoway has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

16.          Dealer Managers, Soliciting Dealer Group and Information Agent

Stornoway has retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation to act as financial advisors in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be paid a fee for services rendered by them in their respective capacity as financial advisors, and will be reimbursed by Stornoway for their reasonable out-of-pocket expenses. In addition, BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation have the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer. The Dealer Managers and the other members of any Soliciting Dealer Group are referred to herein as “Soliciting Dealers”. Stornoway may make use of the services of a Soliciting Dealer and, in this case, may pay such Soliciting Dealer a fee for each Ashton Share deposited and taken up by Stornoway under the Offer other than Ashton Shares held by members of a Soliciting Dealer Group for their own account. Stornoway may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

No fee or commission will be payable by Shareholders who transmit their Ashton Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, “The Offer — U.S. Shareholders”.

SUMMARY OF STORNOWAY, ASHTON AND CONTACT
HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present a summary of certain historical consolidated financial information in respect of Stornoway as at April 30, 2006 and 2005 and for the years ended April 30, 2006, 2005 and 2004 and in respect of Ashton as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 and as at March 31, 2006 (unaudited) and for the three months ended March 31, 2006 and 2005 (unaudited). In addition, since Stornoway is also making the Contact Offer, the following tables also present a summary of certain historical consolidated financial information for Contact. Stornoway’s consolidated financial statements as at and for such periods are incorporated by reference in this Offer and Circular. Copies of Stornoway’s consolidated financial statements and related notes incorporated herein by reference can be found at www.sedar.com.

The historical information presented for Ashton is derived from the audited consolidated financial statements of Ashton as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the unaudited consolidated financial statements of Ashton as at March 31, 2006 and for the three months ended March 31, 2006 and 2005. Copies of Ashton’s consolidated financial statements and related notes can be found at www.sedar.com.

The historical information presented for Contact is derived from the audited consolidated financial statements of Contact as at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, and the unaudited consolidated financial statements of Contact as at March 31, 2006 and for the three months ended March 31, 2006 and 2005. Copies of Contact’s consolidated financial statements and related notes incorporated by reference herein can be found at www.sedar.com.

The tables also present Stornoway’s pro forma consolidated financial information after giving effect to:

(a)            Stornoway’s acquisition of all of the Ashton Shares pursuant to the Offer (in the table under the caption “   SA Pro Forma”);

(b)           Stornoway’s acquisition of all of the Contact Shares pursuant to the Contact Offer (in the table under the caption “SC Pro Forma”); and

(c)            Stornoway’s acquisition of all of the Ashton Shares and all of the Contact Shares pursuant to the Offer and the Contact Offer (in the table under the caption “SAC Pro Forma”).

This information is derived from and should be read in conjunction with the consolidated financial statements of each of Stornoway, Contact and Ashton and the related notes to those consolidated financial statements incorporated by reference herein. The summary pro forma consolidated financial information set forth below should also be read in conjunction with the Pro Forma Consolidated Financial Statements, the accompanying notes thereto and the compilation reports of Staley, Okada & Partners thereon included in this Offer and Circular. The pro forma consolidated balance sheets have been prepared from the audited consolidated balance sheet of Stornoway at April 30, 2006 and the unaudited consolidated balance sheet of each of Ashton and Contact as at March 31, 2006, as applicable, and gives pro forma effect to the acquisition of Ashton, or Contact, or Contact and Ashton, by Stornoway as if the transaction(s) has occurred as at April 30, 2006. The pro forma consolidated statements of operations for the 12 month period have been prepared from the audited consolidated statements of loss and deficit of Stornoway for the year ended April 30, 2006 and from the unaudited constructed statements of operations of each of Ashton and Contact for the 12 months ended March 31, 2006, as applicable, and gives pro forma effect to the acquisition of Ashton, or Contact, or Contact and Ashton, by Stornoway as if the transaction(s) has occurred as of May 1, 2005.

In preparing the unaudited pro forma consolidated financial statement information, management of the Offeror has made certain assumptions that affect the amounts reported in the Pro Forma Consolidated Financial Statements. The information in the Pro Forma Consolidated Financial Statements is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. Stornoway only has access to Ashton’s publicly available information and is in no way responsible for the financial reporting by Ashton or Contact. No attempt has been made to calculate or estimate the effect of harmonization of accounting policies or practices between Stornoway and Ashton and Contact.

Stornoway Summary of Consolidated Financial Information and
Pro Forma Consolidated Financial Information

	Year Ended April 30
				SA Pro Forma	SC Pro Forma	SAC Pro Forma
Statement of Earnings Data	2004	2005	2006	2006	2006	2006
	(in thousands of $, except per share amounts)
Revenues	379	954	797	1,159	890	1,252
Loss before tax	(4,711)	(4,157)	(4,622)	(16,092)	(5,828)	(17,298)
Large corporation tax	(31)	(20)	(14)	(14)	(14)	(14)
Future income tax recovery	—	—	2,865	4,513	3,641	5,289
Net income (loss)	(4,742)	(4,177)	(1,771)	(11,593)	(2,201)	(12,023)
Net income (loss) per share	$(0.08)	$(0.06)	$(0.02)	$(0.08)	$(0.02)	$(0.07)

	April 30
			SA Pro Forma	SC Pro Forma	SAC Pro Forma
Balance Sheet Data	2005	2006	2006	2006	2006
	(in thousands of $)
Cash, cash equivalents and short-term deposits	24,366	13,076	41,323	25,658	44,742
Other current assets	6,606	10,691	3,387	747	3,406
Deferred financing fees	—	—	3,000	—	3,000
Deferred exploration expenditures	29,654	37,557	165,107	71,354	197,551
Current liabilities	2,890	1,381	35,801	1,609	36,029
Total debt	—	—	—	—	—
Future income tax	—	—	28,720	11,250	39,970
Other non-current liabilities	—	—	200	3,953	4,153
Total shareholders’ equity	58,888	63,394	153,822	84,702	174,577

Contact Summary of Consolidated Financial Information

				Three Months
	Year Ended			Ended
	December 31			March 31
Statement of Earnings Data	2003	2004	2005	2005	2006
	(in thousands of $, except per share amounts)
				(unaudited)
Revenues	227	3,390	106	30	18
Loss before taxes	(8,246)	(2,023)	(6,583)	(2,241)	(745)
Large corporation tax	—	(12)	—	—	—
Future income tax recovery	149	—	1,791	1,791	776
Net income (loss)	(8,097)	(2,035)	(4,792)	(450)	31
Net income (loss) per share	$ (0.33)	$ (0.07)	$ (0.14)	$ (0.01)	$0.00

	December 31,	December 31,	March 31,
Balance Sheet Data	2004	2005	2006
	(in thousands of $)
			(unaudited)
Cash and cash equivalents	1,583	2,461	997
Other current assets	4,144	54	19
Current liabilities	44	1,263	279
Total debt	—	—	—
Other non-current liabilities	3,902	3,902	3,902
Total shareholders’ equity (deficiency)	2,248	(2,178)	(2,910)

Ashton Summary of Consolidated Financial Information

	Year Ended			Three Months Ended
	December 31			March 31
Statement of Earnings Data	2003	2004	2005	2005	2006
	(in thousands of $, except per share amounts)
					(unaudited)
Revenues	369	378	332	98	128
Loss before future income tax recovery	(5,805)	(7,550)	(11,366)	(600)	(704)
Future income tax recovery	—	—	1,100	1,100	1,648
Net income (loss)	(5,805)	(7,550)	(10,266)	500	944
Net income (loss) per share	$ (0.10)	$ (0.11)	$(0.13)	$ 0.01	$0.01

	December 31,	December 31,	March 31,
Balance Sheet Data	2004	2005	2006
	(in thousands of $)
			(unaudited)
Cash, cash equivalents and short-term deposits	16,733	16,118	24,925
Other current assets	1,017	865	2,659
Deferred exploration expenditures	18,672	18,501	21,910
Current liabilities excluding current portion of long-term debt	909	1,315	1,920
Total debt	—	—	—
Other non-current liabilities	—	200	200
Total shareholders’ equity	37,369	35,807	49,649

August 10, 2006

OFFER

TO: THE HOLDERS OF COMMON SHARES OF ASHTON

The accompanying Circular which is incorporated into and forms part of the Offer contains important information and should be read carefully before making a decision with respect to the Offer. This Offer and the Circular constitute the takeover bid circular required under applicable Canadian securities laws. Capitalized terms used in the Offer but not otherwise defined herein are defined in the section entitled “Glossary”.

1.                 The Offer

Subject to the following terms and conditions and those set forth in Section 2 of this Offer, “Conditions of the Offer” and in the Letter of Transmittal and the Notice of Guaranteed Delivery, the Offeror hereby offers to purchase all of the outstanding Ashton Shares, other than any Ashton Shares owned, directly or indirectly, by the Offeror and its affiliates on any Take-Up Date, and including any Ashton Shares that may become outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any securities of Ashton that are convertible into or exchangeable or exercisable for Ashton Shares, on the basis of, at the election of the Shareholder:

(a)          $1.25 in cash in respect of each Ashton Share (the “Cash Alternative”), subject to pro-ration as set out below, or

(b)         one Stornoway Share plus $0.01 in respect of each Ashton Share (the “Share Alternative”),

in each case, as elected by the Shareholder in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable, and subject in the case of the Cash Alternative to the pro ration as set out below. The Maximum Cash Consideration available under the Cash Alternative is $59,500,000. There is no limit on the total number of Stornoway Shares available for issuance under the Share Alternative. The Maximum Cash Consideration payable under the Cash Alternative will be pro-rated as necessary on each Take-Up Date to ensure that the total aggregate cash consideration payable under the Cash Alternative pursuant to the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration and will be based on the number of Ashton Shares acquired on a Take-Up Date in proportion to the number of Ashton Shares To Which The Bid Relates. The pro ration of the Maximum Cash Consideration under the Cash Alternative is described in greater detail below.

In light of the total amount of cash available under the Cash Alternative and the fact that ACPL and QIT have advised Stornoway that they intend to elect to the Cash Alternative, it is unlikely that Ashton Shareholders who elect the Cash Alternative will receive only cash consideration for their Ashton Shares and, accordingly, the cash consideration will be pro rationed. If all of the Shareholders who have deposited Ashton Shares on any Take-Up Date elect the Cash Alternative, then as a result of pro ration every Shareholder will receive $0.59 in cash and 0.53 of a Stornoway Share for each Ashton Share deposited.

Any Shareholder who deposits Ashton Shares under the Offer and fails to complete the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, electing the Cash Alternative or who does not properly elect in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, either the Cash Alternative or the Share Alternative with respect to any Ashton Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Share Alternative.

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker and investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares issued to it and instead will receive the net cash proceeds from the sale on its behalf of such Stornoway Shares as described above as consideration of its acceptance of the Offer.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.2472. The volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended

July 21, 2006 was $1.0862. The Offer represents a 15% premium to the volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ended July 21, 2006 (based on the volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ended July 21, 2006).

The Offer is made only for Ashton Shares and is not made for any options, warrants or other rights to acquire Ashton Shares. Any holder of such options, warrants or other rights to acquire Ashton Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange the options, warrants or other rights in order to obtain certificates representing Ashton Shares that may be deposited in accordance with the terms of the Offer. Any such exercise must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Ashton Shares available for deposit prior to the Expiry Date or in sufficient time to fully comply with the procedures referred to in Section 5 of this Offer, “Manner of Acceptance —Procedure for Guaranteed Delivery”.

If any holder of Ashton Options does not exercise such Ashton Options prior to the Expiry Time, then such Ashton Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an Ashton Option may become an option or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Options.

If any holder of Ashton Warrants does not exercise such Ashton Warrants prior to the Expiry Time, such Ashton Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an Ashton Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Warrants.

See Section 5 of the Circular, “Purpose of the Offer and Stornoway’s Plans for Ashton — Treatment of Ashton Options and Ashton Warrants” and Section 7 of the Circular, “Acquisition of Ashton Shares Not Deposited”.

The Maximum Cash Consideration payable under the Offer will be pro rated on each Take-Up Date as necessary to ensure that the total aggregate cash consideration payable under the Cash Alternative pursuant to the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed the Maximum Cash Consideration and will be calculated as the percentage of the Maximum Cash Consideration equal to the percentage that the number of Ashton Shares to be acquired on the Take-Up Date is of the number of Ashton Shares To Which The Bid Relates. The actual consideration to be received by a Shareholder will be determined in accordance with the following:

(a)          the aggregate amount of cash that the Offeror will pay as consideration for all Ashton Shares acquired under the Cash Alternative on any Take-Up Date shall not exceed the Maximum Take-Up Date Cash Consideration;

(b)         if on any Take-Up Date, the aggregate cash consideration that would otherwise be payable by Stornoway to all Shareholders who elect the Cash Alternative in respect of their Ashton Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, the amount of cash consideration to be paid to such Shareholders will be allocated pro rata among such Shareholders and each such Shareholder shall receive the following for all their respective Ashton Shares:

(i)             a cash amount equal to the aggregate amount of cash sought by such Shareholder multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of cash sought by all such Shareholders; and

(ii)          an amount equal to: (A) the difference between the aggregate amount of cash sought by such Shareholder and the amount of cash so allocated to the Shareholder in (i) above, which shall be satisfied by the delivery of Stornoway Shares (calculated by valuing each Stornoway Share at $1.25); and (B) $0.01 in cash for each whole Stornoway Share delivered under (A) above.

Further, if there is any pro rationing of cash consideration for a Shareholder under this paragraph (b), the cash and share and cash consideration described in (i) and (ii) above, respectively, shall be deemed to have been received on a proportionate basis in respect of each Ashton Share tendered by such Shareholder.

Shareholders who are Eligible Holders who receive share consideration in exchange for their Ashton Shares and who wish to make a joint tax election with the Offeror to obtain a full or partial tax-deferred exchange for Canadian federal income tax purposes must check the box for the Tax Deferral Election in the Letter of Transmittal. See Sections 18 and 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Procedure for Tax Election”. All Eligible Holders are advised to consult with their own tax advisors in this regard.

Fractional Stornoway Shares will not be issued in connection with the Offer. Where, on any Take-Up Date, a Shareholder is to receive Stornoway Shares as consideration under the Offer and the aggregate number of Stornoway Shares to be issued to such Shareholder would result in a fraction of a Stornoway Share being issuable, the number of Stornoway Shares to be received by such Shareholder will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number.

Stornoway agrees that Shareholders who accept the Offer and have their Ashton Shares taken-up will be entitled to be paid by Stornoway for each Ashton Share taken-up under the Offer the highest price per Ashton Share (in terms of each of the Cash Alternative consideration and the Share Alternative consideration but not as a result of pro rationing Maximum Cash Consideration on different Take-Up Dates) paid to any other Shareholder pursuant to the Offer, as the same may be extended or varied from time to time and in the event Stornoway takes up and pays for any Shareholder’s Ashton Shares under the Offer, Stornoway will not, for a period of 30 days thereafter, acquire any additional Ashton Shares for consideration greater than that paid per Ashton Share (in terms of each of the Cash Alternative consideration and the Share Alternative consideration but not as a result of pro rationing Maximum Cash Consideration on different Take-Up Dates) to such Shareholder under the Offer, provided that Stornoway may do so in compliance with Section 97(3) of the OSA such that each Shareholder whose Ashton Shares have been taken up will also be entitled to such greater consideration.

The accompanying Circular, which is incorporated into and forms part of the Offer, and the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information that should be read carefully before making a decision with respect to the Offer.

U.S. Shareholders

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of such U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale of such Stornoway Shares (as described above) as consideration of its acceptance of the Offer.

The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Ashton Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses).

In effecting the sale of any Stornoway Shares, the Depositary and the registered broker or investment dealer retained by it will, except as provided above, exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price for such Stornoway Shares. Neither Stornoway nor the Depositary, nor any registered broker or investment dealer retained by the Depositary, will be liable for any loss arising out of any sale of such Stornoway Shares relating to the manner or timing of such sales, the date or dates of such sales or the prices at which Stornoway Shares are sold, or otherwise. The sale price of the Stornoway Shares sold on behalf of such persons will fluctuate with the market price of the Stornoway Shares, and no assurance can be given that any particular price will be received upon such sale. See Section 17 of the Circular, “Regulatory Matters — Securities Regulatory Matters”.

2.                 Conditions of the Offer

The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Ashton Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)          ACPL and QIT shall have together validly tendered and not withdrawn at the Expiry Time (i) not less than 44,125,733 Ashton Shares and (ii) if the consents required from the TSX, the Montreal Exchange and the AMF under the ACPL Escrow Agreement to permit ACPL to tender the ACPL Escrow Shares to the Offer have been obtained prior to the Expiry Time, an additional 4,912,249 Ashton Shares, and the Lock-Up Agreement shall not have been terminated;

(b)         the Offeror shall have determined in its reasonable judgment that there does not exist and there shall not have occurred since the date of the Offeror’s announcement of its intention to make the Offer (or, if there does exist or shall have occurred prior to such date, there shall not have been disclosed generally) any change or effect (or condition, event or development involving a prospective change or effect) which, when considered either individually or in the aggregate, would have a Material Adverse Effect on Ashton or which, if the Offer were consummated, would have a Material Adverse Effect on the Offeror and Ashton taken as a whole;

(c)          the Offeror shall have determined in its reasonable judgment that there shall not have occurred a Restricted Event;

(d)         the government or regulatory approvals, orders, authorizations and consents required to be obtained in order to complete the Offer shall have been obtained or concluded or, in the case of waiting or suspensory periods, such periods shall have expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably;

(e)          the Offeror shall have determined in its reasonable judgement that (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other Person in Canada, the United States, or elsewhere, whether or not having the force of Law and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

(A)      to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Ashton Shares, the right of the Offeror to own or exercise full rights of ownership of the Ashton Shares, the issue of Stornoway Shares pursuant to the Offer, or the making or consummation of the Offer;

(B)        which, if the Offer were consummated, would have a Material Adverse Effect on the Offeror and Ashton, taken as a whole; or

(C)        which would materially and adversely affect the ability of the Offeror to make and successfully complete the Offer or purchase the Ashton Shares pursuant to the Offer;

(f)            the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Ashton with any securities regulatory authority in Canada or elsewhere which has or may have a Material Adverse Effect on Ashton or which, if the Offer were consummated, would have a Material Adverse Effect on the Offeror and Ashton taken as a whole; and

(g)         Stornoway shall have determined in its reasonable judgement that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion (other than any intentional action or inaction by the Offeror). Each of the foregoing conditions is independent of and in addition to each other.

The Offeror may, in its sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time on or before the Expiry Time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed to be an ongoing right which may be asserted at any time and from time to time. The Offeror reserves the right to withdraw the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in, and in accordance with, the foregoing conditions will be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, will cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of this Offer, “Notice and Delivery” and will provide a copy of such notice to the TSX. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario. In the event of any waiver, all Ashton Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer and applicable Laws. If the Offer is withdrawn, the Offeror will not be obligated to take-up or pay for any Ashton Shares deposited under the Offer and the Depositary will promptly return all Ashton Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 9 of this Offer, “Return of Ashton Shares”.

The Contact Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Contact and the Contact Offer has been included in the Circular. However, the Offer is not conditional on the completion of the Contact Offer and the Contact Offer is not conditional on completion of the Offer.

3.                 Take-Up and Payment for Deposited Ashton Shares

The take-up and payment for Ashton Shares tendered or deposited pursuant to the Offer is subject to the irrevocable and unqualified provision that no Ashton Shares will be taken up and paid for pursuant to the Offer (a) prior to the initial Expiry Time; and (b) unless at such time all conditions of the Offer shall have been satisfied or waived as described above. Subject to the foregoing, if all of the conditions referred to above in Section 2 of this Offer, “Conditions of the Offer” have been satisfied or waived at or prior to the Expiry Time, the Offeror will become obligated to take up the Ashton Shares validly deposited under the Offer and not validly withdrawn, promptly following the Expiry Time, but in any event not later than 10 days after the Expiry Date. The Offeror will pay for the Ashton Shares so taken up promptly, but in any event not later than the earlier of (a) the tenth day after the Expiry Time and (b) three business days after taking up such Ashton Shares. Any Ashton Shares deposited under the Offer after the first date on which Ashton Shares have been taken up by the Offeror but before the Expiry Date will be taken up and paid for promptly, and in any event within 10 days of that deposit.

Stornoway Shares will be issued and delivered to the Depositary on behalf of the U.S. Shareholders and sold on their behalf by a registered broker or investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. The sale of Stornoway Shares by the registered broker or investment dealer retained by the Depositary will be completed as soon as possible after the date on which Stornoway takes-up the Ashton Shares tendered by the U.S. Shareholders and will be done in a manner intended to maximize the consideration to be received from the sale by the U.S. Shareholders and minimize any adverse impact of the sale on the market for Stornoway Shares. As soon as possible after the completion of the sale, the Depositary will send to each U.S. Shareholder a cheque equal to that U.S. Shareholder’s pro rata share of the net proceeds of the sale (after paying brokerage commissions and other expenses).

The Offeror will be deemed to have taken up and accepted for payment Ashton Shares validly deposited and not validly withdrawn under the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. The Offeror expressly reserves the right, at its discretion, to delay or otherwise refrain from taking up and paying for any Ashton Shares or to terminate the Offer and not take up or pay for any Ashton Shares pursuant to the Offer if any condition specified under “Conditions of the Offer” in Section 2 of the Offer is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its office in Toronto, Ontario.

The Offeror will pay for Ashton Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for Stornoway Shares and sufficient funds for transmittal to Persons who have deposited Ashton Shares under the Offer. Under no circumstances will interest accrue or be paid on the Offered Consideration by the Offeror or the Depositary to such Persons, regardless of any delay in making such payment.

The Depositary will act as the agent of the Persons who have deposited Ashton Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such Persons. Receipt of the share certificates and cash representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by Persons depositing Ashton Shares. Settlement with each Shareholder who has deposited and not validly withdrawn Ashton Shares under the Offer will be made by the Depositary forwarding a certificate for the Stornoway Shares, if any, to which such Shareholder is entitled under the Offer, and a cheque in Canadian dollars in payment of the cash component of the Offered Consideration. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates, if any, and cheque will be issued in the name of the registered Shareholder of the Ashton Shares so deposited. Unless the Person depositing the Ashton Shares instructs the Depositary to hold the certificate representing the Stornoway Shares, if any, and cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate, if any, and cheque will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate and cheque will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of Ashton. Certificates and cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Ashton Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, “The Offer —U.S. Shareholders”.

4.                 Time for Acceptance

The Offer is open for acceptance, unless extended at the sole discretion of the Offeror, or withdrawn by the Offeror by reason of non-satisfaction of conditions, until 8:00 p.m. (Toronto time), on September 15, 2006 (see Section 6 of this Offer, “Extensions, Variations and Changes to the Offer”). Subject to applicable Laws, at the Expiry Time the Offeror will make a public announcement whether the conditions of the Offer have been satisfied or waived. No Ashton Shares will be taken up and paid for pursuant to the Offer prior to the initial Expiry Time.

Subject to applicable Laws, at the Expiry Time the Offeror will make a public announcement whether the conditions of the Offer have been satisfied or waived.

5.                 Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at any of the offices specified in the Letter of Transmittal before the Expiry Time:

(a)          the certificate or certificates representing the Ashton Shares in respect of which the Offer is being accepted;

(b)         a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)          any other relevant document required by the instructions set forth on the Letter of Transmittal.

Participants in CDS should contact the Depositary with respect to the deposit of their Ashton Shares under the Offer. CDS will each be issuing instructions to its participants as to the method of depositing such Ashton Shares under the Offer.

The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Ashton Shares may deposit certificates representing Ashton Shares pursuant to the procedure for guaranteed delivery described below before the Expiry Time.

Eligible Holders who elect the Share Alternative, or who elect the Cash Alternative but receive Stornoway Shares as a result of pro-ration, may make a joint tax election with the Offeror for the purpose of achieving a full or partial tax-deferred exchange for Canadian federal income tax purposes. See Sections 18 and 19 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Procedure for Tax Election”. All Eligible Holders are advised to consult with their own tax advisors in this regard.

Currency of Payment

The cash payable under the Offer will be denominated in Canadian dollars.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)          the Letter of Transmittal is signed by the registered owner of the Ashton Shares exactly as the name of the registered holder appears on the Ashton Share certificate deposited therewith, and the cash payable and/or the certificates for Stornoway Shares issuable, in each case under the Offer, are to be delivered directly to such registered holder; or

(b)         Ashton Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Ashton Shares is registered in the name of a person other than the signatory of a Letter of Transmittal or if the cash payable and/or certificates for the Stornoway Shares issuable are to be delivered to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Method of Delivery

The method of delivery of Ashton Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates for Ashton Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Ashton Shares by the Depositary.

A Shareholder who wishes to deposit Ashton Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Ashton Shares under the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s Ashton Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary at or before the Expiry Time, those Ashton Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)          such deposit is made only at the principal office of the Depositary in Toronto, Ontario by or through an Eligible Institution;

(b)         a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at its principal office in Toronto, Ontario at or before the Expiry Time; and

(c)          the certificate or certificates representing the deposited Ashton Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and all other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Date.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto, Ontario and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If a Shareholder delivers a Notice of Guaranteed Delivery in respect of Ashton Shares deposited with a subsequent Letter of Transmittal, the election (or deemed election) made in that Notice of Guaranteed Delivery as to the consideration to be received will take precedence over any election made in such subsequent Letter of Transmittal.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Ashton Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Ashton Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Ashton Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any and all deposits of Ashton Shares determined by it not to be in proper form, or the issue of Stornoway Shares and/or payment of cash in respect of which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive (i) any of the conditions of the Offer, or (ii) any defect or irregularity in any deposit of Ashton Shares. No deposit of Ashton Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Offeror or the Depositary by reason of any delay in exchanging any Ashton Shares or in making payments for Ashton Shares or in lieu of fractional Stornoway Shares to any person on account of Ashton Shares accepted for exchange or payment pursuant to the Offer.

Dividends and Distributions

Except as provided below, subject to the terms and conditions of the Offer, including in particular Section 7 of this Offer, “Adjustments; Liens”, and subject, in particular, to Ashton Shares being validly withdrawn by or on behalf of a depositing Shareholder, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Ashton Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

An executed Letter of Transmittal (or, in the case of shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares covered by the Letter of Transmittal or book-entry transfer (which shares upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”), certain officers of the Offeror and any other person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), of the depositing Shareholder with respect to the Purchased Securities. The Letter of Transmittal or the making of a book-entry transfer authorizes an Appointee, in the name and on behalf of such Shareholder (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of Ashton; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instrument, authorization or consent, and to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise or any adjournment thereof, including without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Ashton; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and (d) to exercise any other rights of a holder of Purchased Securities.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Ashton and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of any or all of the Purchased Securities, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney-in-fact or attorney) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may reasonably be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Formation of Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror taking up Ashton Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. The agreement includes a representation and warranty by the depositing Shareholder that (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Shares and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being deposited to the Offer, (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person, (iii) the deposit of the Deposited Shares and Distributions complies with applicable Laws, and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others, in each case other than pursuant to the ACPL Escrow Agreement in respect of the ACPL Escrowed Shares.

6.                 Extensions, Variations and Changes to the Offer

The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is extended or withdrawn by the Offeror (as contemplated herein).

The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer (other than those stated to be irrevocable and unqualified) or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror, unless it is a change in a material fact relating to the Stornoway Shares), the Offeror will give written notice of such change to the Depositary at its office in Toronto, Ontario. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Ashton. In addition, the Offeror will provide a copy of such notice to the TSX and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario. During any extension of the Offer, all Ashton Shares previously deposited, not taken up and not withdrawn will remain subject to the Offer and to the right of Shareholders to withdraw such shares and, subject to applicable Laws, may be accepted for purchase by the Offeror in accordance with the terms of the Offer.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 2 of this Offer, “Conditions of the Offer”.

Under applicable Canadian provincial securities Laws, if there is a variation in the terms of the Offer, the period during which Ashton Shares may be deposited under the Offer will not expire before 10 days after the notice of variation has been delivered. If the Offer is scheduled to expire at any time earlier than the tenth day from the date that the notice of variation is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth day. The requirement to extend the Offer will not apply to the extent that the number of days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

If, before the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Ashton Shares are taken up under the Offer.

7.                 Adjustments; Liens

If, on or after the date of the Offer, Ashton should divide, combine, reclassify, consolidate, convert or otherwise change any of the Ashton Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 2 of this Offer, “Conditions of the Offer,” make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor). See Section 6 of the Offer, “Extension, Variations and Changes to the Offer”.

Ashton Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom (other than pursuant to the ACPL Escrow Agreement in respect of the ACPL Escrowed Shares), including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after date of Offer on or in respect of the Ashton Shares, whether or not separated from the Ashton Shares, but subject to any Ashton Shares being validly withdrawn by or on behalf of a depositing Shareholder.

If, on or after the date of the Offer, Ashton should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Ashton Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Ashton in respect of Ashton Shares, then (a) in the case of any such cash dividend, distribution or payment that does not exceed the cash consideration per Ashton Share, the cash consideration payable per Ashton Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any such cash dividend, distribution or payment that exceeds the cash consideration per Ashton Share, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash and share consideration payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

8.                 Right to Withdraw Deposited Ashton Shares

Except as otherwise provided in this Section 8, all deposits of Ashton Shares to the Offer will be irrevocable. Unless otherwise required or permitted by applicable Laws, any Ashton Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)          at any time when the Ashton Shares have not been taken up by the Offeror pursuant to the Offer;

(b)         if the Ashton Shares have not been paid for by the Offeror within three business days after having been taken-up; or

(c)          at any time before the expiration of 10 days from the date upon which either:

(i)             a notice of change relating to a change in the information contained in the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror unless it is a change in a material fact relating to the Stornoway Shares), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)          a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Ashton Shares where the Expiry Time is not extended for more than 10 days), is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Ashton Shares have not been taken up by the Offeror at the date of the notice.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Ashton Shares. Any such notice of withdrawal must (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary, as applicable, with a written or printed copy; (ii) be signed by or on behalf of the Person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Ashton Shares to be withdrawn, and (iii) specify the number of Ashton Shares to be withdrawn, the name of the registered holder and the certificate number shown on the share certificate(s) representing each Ashton Share to be withdrawn. No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered holder of the Ashton Shares exactly as the name of the registered holder appears on the certificate representing Ashton Shares deposited with the Letter of Transmittal or if the Ashton Shares were deposited for the account of an Eligible Institution. In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution. The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal. A withdrawal of Ashton Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Alternatively, if Ashton Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 5 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer” any notice of withdrawal must specify the name and number of the account at CDS to be credited with the withdrawn Ashton Shares and otherwise comply with the procedures of CDS.

All questions as to form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Ashton Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Ashton Shares may be re-deposited at (i) any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 5 of the Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking-up or paying for or exchanging the Ashton Shares or is unable to take-up or pay for or exchange Ashton Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable Laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Ashton Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section or pursuant to applicable Laws.

9.                 Return of Ashton Shares

If any deposited Ashton Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Ashton Shares than are deposited, certificates for unpurchased Ashton Shares will be returned to the depositing Shareholder as soon as is practicable following the termination or withdrawal of the Offer by either (i) sending new certificates representing Ashton Shares not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Ashton Shares deposited by book-entry transfer of such Ashton Shares pursuant to the procedures set forth in Section 5 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Ashton Shares will be credited to the depositing Shareholder’s account maintained with CDS. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Ashton or its transfer agent, as soon as practicable after the termination of the Offer.

10.          Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Ashton Shares were delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of the Offer, “Notice and Delivery”, the deposit of cheques, share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Ashton Shares will be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with Section 11 of the Offer, “Notice and Delivery”.

11.          Notice and Delivery

Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Ashton and will be deemed, unless otherwise specified by applicable Laws, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada following mailing. In the event of any interruption of mail service in Canada, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX for dissemination through its facilities, (ii) if it is published once in the National Edition of The Globe and Mail or the National Post, and La Presse, or (iii) it is given to the Canada News Wire Service for dissemination through its facilities.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Ashton Shares when such list or listing is received. Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices of the Depositary specified in the Letter of Transmittal.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario listed in the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to a particular office of the Depositary, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.          Market Purchases

Stornoway reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Ashton Shares by making purchases through the facilities of the TSX, subject to applicable laws, at any time prior to the Expiry Time. In no event will Stornoway make any such purchases until the third business day following the date of the Offer. The aggregate number of Ashton Shares beneficially acquired by Stornoway through the facilities of the TSX while the Offer is outstanding will not exceed 5% of the outstanding Ashton Shares as of the date of the Offer and Stornoway will issue and file a press release containing the information prescribed by law after the close of business of the TSX on each day on which such Ashton Shares have been purchased. For the purposes of this paragraph, “Stornoway” includes Stornoway and any person acting jointly or in concert with Stornoway.

Although the Offeror has no current intention to do so, subject to compliance with applicable securities Laws, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Ashton Shares taken-up and paid for under the Offer.

13.          Other Terms of the Offer

No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer and Circular and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Ashton Shares deposited pursuant to the Offer. Any such transfer will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Shareholders depositing Ashton Shares to receive payment for Ashton Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Ashton Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offer, together with the documents forming part of the Offer, constitute the takeover bid circular required under applicable Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. The Offeror, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to the Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of the withdrawal of any Ashton Shares.

Dated: August 10, 2006

STORNOWAY DIAMOND CORPORATION

“EIRA M. THOMAS”
(signed) Eira M. Thomas
President and Chief Executive Officer

CIRCULAR

This Circular is supplied by Stornoway with respect to the accompanying Offer. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular and Shareholders should refer to the Offer for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Annex A (Stornoway/Ashton Pro Forma Consolidated Financial Statements), Annex B (Stornoway/Contact Pro Forma Consolidated Financial Statements), Annex C (Stornoway/ Ashton/Contact Pro Forma Consolidated Financial Statements), and Annex D (Certain Information Regarding the Directors and Executive Officers of Stornoway) also form part of this Circular. Capitalized words and terms used in this Circular but not defined herein will have the meanings given to them above under the heading “Glossary” immediately following the “Summary Term Sheet” section of this Offer and Circular.

1.                 Stornoway

Stornoway Diamond Corporation

Stornoway is one of Canada’s premier diamond exploration companies, offering the following strengths to the proposed combination of the two companies:

•              Experienced Management Team with a History of Wealth Creation for Shareholders.   Led by Eira Thomas, Bruce McLeod and Catherine McLeod Seltzer, and backed by a strong board of directors, Stornoway has attained a significant market profile. Eira Thomas was a geologist with Aber Resources Ltd. from 1992 until 1996 and led the field exploration team that discovered Diavik in 1994. She went on to become Vice-President, Exploration for Aber between 1997-1999. Catherine McLeod-Seltzer was the co-founder and President of Arequipa Resources which was taken over by Barrick Gold Corporation in 1996 for $1.1 billion.

•              One of the Largest, most Diversified and Prospective Diamond Property Portfolios.   Stornoway maintains interests in more than 18 million acres, spanning 40 properties in northern Canada and Botswana. These projects include advanced-stage exploration properties, such as Aviat, Qilalugaq and Churchill, where a total of 73 kimberlites have been discovered since 2002, 40 of which have proven diamondiferous and several of which have been mini-bulk sampled and returned potentially economic grades.

•              A History of Exploration Success.   Led by Robin Hopkins, Stornoway’s technical team is one of the most experienced in the country with a track record of discovery that includes the key project pipes currently being mined at Diavik, Canada’s second diamond mine and one of the world’s richest.

•              Access to Proprietary Laboratory.   An expansion of the technical group and the development of cutting edge technology allows Stornoway to process up to 7000 till samples for kimberlitic indicator minerals annually, analyse kimberlite for microdiamonds using caustic fusion and, most recently, process both large and small kimberlite samples through a dense media separation plant to recover macrodiamonds.

•              Significant Partnerships.   During the past year alone, Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; about 10.6 million acres).

•              New Partnerships and Properties Being Added.   Stornoway is constantly adding new properties either as a result of its own generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known diamondiferous kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14 hectares. Stornoway feels there are tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate its exploration efforts on the Melville Peninsula of Nunavut.

Stornoway is a leading Canadian diamond exploration company with an extensive property portfolio in under-explored regions of northern Canada as well as Botswana. As of July 31, 2006, Stornoway holds varying interests directly or through joint ventures, in 40 properties representing about 18 million acres in Nunavut, Alberta, Manitoba, the Northwest Territories and Botswana.

Since 2002, Stornoway has been directly involved in the discovery of 63 kimberlites in Canada, 30 of which have proven diamondiferous, and has recently acquired rights to earn up to a 50% interest in a further 10 diamondiferous bodies. So far, 12 of the 73 have been mini-bulk sampled (between two and 100 tonnes collected from each) and processed for macrodiamonds. Some results remain outstanding, but to date, recovered sample grades range from 0.14 to 0.97 carats per tonne (all stones >0.85 mm on a square mesh sieve). Stornoway has one of the most experienced diamond exploration teams in Canada, with a track record of discovery that includes the A154 N, A154 S and A21 kimberlites which comprise a significant portion of the mineable resource at Diavik, Canada’s second diamond mine. The technical group has expanded in recent years in response to increased exploration activities and Stornoway has also added to its proprietary laboratory facilities where up to 7000 till samples can be processed and picked for kimberlitic indicator minerals annually. Kimberlite is also analysed for microdiamonds onsite using caustic fusion facilities and, most recently, a dense media separation plant was added to enable processing of kimberlite minibulk samples (from 10’s to 1,000’s of kilograms) for macrodiamonds.

The past year has been an exciting and productive one as Stornoway, alone and in conjunction with 14 joint venture partners, conducted diamond exploration on 35 properties representing some 22.6 million acres. Work on these landholdings was either operated by Stornoway (26 properties; about 12 million acres) or our joint venture partners (9 properties; about 10.6 million acres). Nine properties were drill tested with more than 14,000m of drilling. Kimberlite was found on five of the properties, representing a total of 29 new discoveries. In addition to the drilling we flew 59,500 line kilometers of airborne geophysics, surveyed 205 ground geophysical grids, collected and processed 5,906 till samples, submitted 2,750kg of rock for microdiamond extraction through caustic fusion; and are recovering macrodiamonds from a further 15.3 tonnes of rock through a dense media separation (DMS) plant wholly owned by Stornoway. Stornoway also undertook generative exploration programs on or within 29 other areas (approximately 252.5 million acres) investigating unsourced indicator mineral anomalies, unexplained geophysical targets and geologically prospective terrains. Although results for some of this reconnaissance work remain outstanding, we have identified new project areas that have the potential to host diamondiferous kimberlites, and a portion of our $14 million exploration budget for 2006 is focused on these new holdings.

Following an aggressive acquisition, exploration and development philosophy, existing diamond exploration properties have been assessed and either advanced or dropped from Stornoway’s portfolio. New properties have been added, either as a result of Stornoway’s generative exploration activities or through the optioning of promising or under-evaluated properties held by others. Recently (July 12, 2006), Stornoway optioned the 1.04 million acre Qilalugaq Diamond Property from BHP Billiton. This property, situated between Stornoway’s Aviat and Churchill Properties, hosts ten known kimberlites, including the Qilalugaq 1 to 4 pipes that coalesce at surface with an approximate area of 14ha. Mini-bulk sampling of this body by BHP Billiton indicates a sample grade of 0.27 carats per tonne for diamonds greater than 1.1mm. Continued investigation of the other large tonnage bodies, as well as systematic evaluation of unsourced kimberlite indicator mineral anomalies elsewhere on the property, is warranted. Stornoway sees tremendous synergies between the Qilalugaq and Aviat Projects and believe this is a great opportunity to consolidate our exploration efforts on the Melville Peninsula of Nunavut.

Stornoway began its focus on diamond exploration when it acquired interests in several diamond prospective properties in the territory of Nunavut in late 2001 and early 2002, principally in the Coronation Diamond District. Of its current exploration properties, Aviat (70% SWY), located at the northern end of the Melville Peninsula in Nunavut, and Churchill (35% SWY), located near Rankin Inlet in the Kivalliq region of Nunavut, remain our material properties and principal focus. To date 10 diamond bearing kimberlites have been found at Aviat (including a new body announced June 28, 2006) and 41 kimberlites at Churchill and Churchill West (including two new diamondiferous bodies announced July 13, 2006).

The Company acquired its interest in the Aviat One Property under an option agreement with Hunter Exploration Group (“Hunter”) and work at the property is now being carried out under a Joint Venture Agreement with BHP Billiton Diamonds Inc. (“BHP Billiton”) and Hunter under which the Company holds a 70% interest in the property and is the operator.

The AV-1 kimberlite, which is located approximately 50 km west of Igloolik on the Melville Peninsula, was discovered during a regional reconnaissance sampling and prospecting program in 2002. To date, it is the largest and most developed kimberlite body on the Aviat property. In 2004, a mini-bulk sample was completed on the body returning a grade of 0.83 carats per tonne for diamonds over 0.85 mm based on a 10.4 dry-tonne sample. Delineation drilling in 2003 and 2004 has outlined a complex, pipe like body, approximately 240m long and 50 m wide.

A total of 10 distinct, but likely related kimberlite bodies have been identified on the Aviat property since 2002, nine of which, have so far been tested and proven significantly diamondiferous with comparable early stage diamond counts to AV-1. The bodies range from small pipe-like intrusions at AV-1 and AV-4 to layered sheet or dyke like intrusions which characterize bodies AV1a, and AV2 through AV8. Most of the bodies are associated with surficial kimberlite boulders and/or subcrop and/or outcrop. Caustic fusion analysis of small samples (215 kg total) collected from each of these new kimberlites at Aviat have proven significantly diamondiferous and have warranted larger samples to be taken. So far, small minibulk samples collected from AV6 (2.1 tonnes) and AV7 (2.3 tonnes), were processed for macrodiamonds (diamonds H0.85 mm) using dense media separation and have returned sample grades of 0.97 and 0.77 carats per tonne respectively.

A spring drilling program completed in June of 2006 resulted in the discovery of a new kimberlite approximately 200 metres east of the previously known AV7 kimberlite outcrop. Kimberlite intercepts ranging from 5.0 to 5.7 m were intercepted in three holes at approximately 60 m depth and may be associated with a north-northwest trending set of moderately to steeply east-dipping dykes. The new kimberlite represents a phase of kimberlite not commonly observed on the property and is similar in nature to kimberlite phases observed from bodies AV-1 and AV-4, two of the larger bodies identified on the property to date. Abundant indicator minerals, included pyrope and eclogitic garnet were observed as well as altered mantle nodules (with preserved pyrope garnets). Samples of this kimberlite will be submitted for microdiamonds analyses by caustic fusion, with results expected in August, 2006.

Exploration work at Aviat during the summer of 2006 will include till sampling, with on-site sample processing, prospecting and drilling to further delineate the known kimberlite bodies and to locate additional source bodies. We are presently pursuing promising kimberlite indicator mineral chemistry in eight different unsourced distribution trains with high diamond potential, and are confident that more new discoveries will be made.

Stornoway acquired its 35% interest in the Churchill Project under an option agreement with Hunter and exploration at the property is now being carried out under a Joint Venture Agreement under which Shear Minerals Ltd. (“Shear”) holds a 51% interest and is operator and BHP Billiton holds a 14% interest.

Situated near the community of Rankin Inlet, the Churchill Project was reduced to approximately 2 million acres in February 2006, from more than 8.5 million acres in 2005. A total of 42 kimberlites have been discovered since 2002, 17 of which have proven diamondiferous. On July 13, 2006 the partners reported that a bedrock source for a diamondiferous till sample, PST003, collected from the property in late 2005, had been identified from the first phase of drilling at the Churchill Project in 2006. A total of 303 diamonds, including four macro diamonds, were recovered from a composite 22.8kg sample of kimberlite collected from seven drill holes (380m total) that tested the PST003 anomaly. The holes were completed from three different set ups each approximately 50m apart. Nine kimberlite intersections, averaging 0.75m, were drilled. All seven holes were located at the head of a high interest G10 indicator mineral dispersion train measuring 550m wide and 1.2km long within the Sedna Corridor. The kimberlite intersections coincide with a property scale set of 040o trending lineaments which can be traced with geophysical and air photo data sets. The kimberlite trends NE-SW, appears to dip steeply to the east and is open at depth and along strike. An additional hole (94m) was drilled at the head of a second high interest indicator mineral dispersion train (MSC-19) located 3.5km northeast of PST003, and intersected 1.48 m of kimberlite which returned 100 diamonds, including one macrodiamond from a 5.65 kg sample. At this time it is uncertain whether the kimberlite intersected at MSC-19 is an extension of the kimberlite intersected at PST003. A summer program is now underway and includes follow up test pitting in the vicinity of PST003 and MSC-19 to collect additional kimberlite samples, property wide till sampling, prospecting and drilling.

The Stornoway Shares are listed on the TSX under the symbol “SWY”.

Stornoway is the continuing company resulting from the business combination in 2003 of two companies, Northern Empire Minerals Ltd. and Stornoway Ventures Ltd., incorporated in 1986 and 1970, respectively. Stornoway exists under the BCBCA and since the business combination has completed a vertical amalgamation with Stornoway Ventures Ltd. Stornoway’s head and registered office is located at Suite 860, 625 Howe Street, Vancouver, British Columbia, V6C 2T6.

Stornoway is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and files its continuous disclosure documents with the securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

Contact Offer

On July 24, 2006, Stornoway announced its intention to make an offer to acquire, by way of takeover bid, all of the outstanding Contact Shares on the basis of 0.36 of a Stornoway Share for each Contact Share. As at July 21, 2006, 43,873,365 Contact Shares were outstanding and a further 5,002,000 Contact Shares were issuable upon exercise of outstanding options and warrants of Contact. If all outstanding Contact Shares are acquired (assuming no options or warrants of Contact are exercised prior to the Expiry Time) by Stornoway under the Contact Offer, Stornoway will issue a total of approximately 15,794,412 Stornoway Shares to Contact shareholders under the Contact Offer.

The largest shareholder of Contact, Agnico-Eagle, and all of the directors and officers of Contact have entered into lock-up agreements under which they have agreed to validly and irrevocably deposit 13,814,077 and 938,300 Contact Shares, respectively, representing approximately 31% and 2%, respectively, of the outstanding shares of Contact, under the Contact Offer, unless such lock-up agreements are terminated in accordance with their terms.

On July 21, 2006, Stornoway and Contact entered into a support agreement pursuant to which, among other things, Contact agreed to support the Contact Offer and not to solicit an alternative transaction to the Contact Offer involving Contact, unless such support agreement is terminated in accordance with its terms.

The Contact Offer is expected to remain open for acceptance for 35 days following the mailing of the offer and takeover bid circular to Ashton shareholders, unless it is extended or withdrawn.

The Contact Offer is a proposed significant acquisition by Stornoway and, accordingly, disclosure regarding Contact and the Contact Offer has been included in the Circular. However, the Offer is not conditional on the completion of the Contact Offer and the Contact Offer is not conditional on the completion of the Offer.

Detailed information as to the conditions of the Contact Offer and the terms and conditions of (i) the lock-up agreements between Stornoway and Agnico-Eagle and between Stornoway and each of the directors and officers of Contact and (ii) the support agreement between Stornoway and Contact, referred to in Section 1 of the Circular, “Stornoway — Contact Offer”, are set out under the sections entitled “Offer — Conditions of the Offer”, “Circular — Commitments to Acquire Securities of Contact; Lock-Up Agreements” and “Circular — Support Agreements” in the takeover bid circular relating to the Contact Offer filed under Stornoway’s profile on the SEDAR website at www.sedar.com, which sections are incorporated by reference herein.

Contact Diamond Corporation

Except as otherwise indicated, the information concerning Contact contained in this Offer and Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Contact has reviewed this Offer and Circular and confirmed the accuracy and completeness of the information in respect of Contact herein. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Contact taken from or based on such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Contact’s financial statements, or for any failure by Contact to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway.

Overview

Contact is currently engaged in the acquisition, exploration and development of diamond properties in Ontario, Quebec, the Northwest Territories and Nunavut. Contact’s core project is the Timiskaming Diamond Project (“Timiskaming”) located in northeastern Ontario/northwestern Quebec. Contact currently maintains a 100% interest in over 120,000 hectares of exploration licenses in Timiskaming and has to date discovered eight kimberlite bodies in the region. Contacts’s 95-2 pipe yielded a population of highly commercial diamonds at marginally sub-economic grades in a mini-bulk sample program conducted between 2003 and 2004.

Contact also maintains an interest in three joint venture projects within well known diamond exploration regions of northern Canada. These are the RAM (and SHU) joint venture with Trigon Exploration Canada Inc. (“Trigon”) in the Northwest Territories, the IC/LO (and TIM) project, also with Trigon, in the Kugaaruk/Committee Bay region of

Nunavut, and the MIP joint venture with Stornoway in south-central Baffin Island, Nunavut. In each case Contact is earning a 50% or greater interest in the project and each is operated by Contact’s joint venture partner.

Contact is a corporation existing under the OBCA and was formed by the amalgamation on February 11, 1999 of Sudbury Contact Mines, Limited and Silver Century Explorations Ltd., which were incorporated under the laws of Ontario on October 11, 1927 and March 7, 1980, respectively. On September 3, 2004, Contact changed its name from Sudbury Contact Mines, Limited to Contact Diamond Corporation/Corporation Diamontif`ere Contact.

Contact’s registered office and principal place of business is located at 145 King Street East, Suite 500, Toronto, Ontario, M5C 2Y7.

The Contact shares are listed on the TSX under the symbol “CO”.

Contact is a reporting issuer or the equivalent in all Provinces and Territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities in such jurisdictions. Such documents are available at www.sedar.com.

Contact’s Principal Property

Contact’s 100% wholly owned Timiskaming Diamond Project is located in vicinity of the community of Timiskaming Shores, on the Ontario-Quebec border. Contact has discovered eight kimberlite pipes in Timiskaming, including MR8 in September 2005, and KL01 and KL22 in May 2004. Six of these pipes have been diamondiferous, including the 95-2 pipe which, in a mini-bulk sampling program conducted between 2003 and 2004, was shown to possess a commercial population of high-quality diamonds at marginally sub-economic grades. Since 2004, Contact has been engaged in an aggressive program of exploration in the region with a view to the discovery of a viable diamond resource benefited by the region’s access and infrastructure. In contrast to diamond projects which are in remote, undeveloped portions of Canada, the Timiskaming Diamond Project is located in an established historical mining area that offers developed mine-related infrastructure and support. The Timiskaming Diamond Project is Contact’s only material property.

Contact Mineral Claims

The Timiskaming Diamond Project is comprised of claims in both the province of Ontario and the province of Quebec as the project straddles the boundary of the two provinces. As of March 1, 2006, the Ontario portion of the project, in proximity to the towns of Timiskaming Shores and Elk Lake, consisted of 594 unpatented mining claims and 16 patented mining claims covering a combined area of 111,819 hectares. Nine unpatented mining claims and the patented claims are subject to option agreements detailed below. On the Quebec side, near the towns of Notre-Dame-du-Nord and Ville Marie, the project consists of 123 unpatented claims covering an area of 3,954 hectares. Additional unpatented mining claims staked within the Elk Lake area during the first half of 2006 but not appearing on the Ontario Ministry of Northern Development and Mine’s claim registry as of March 1st 2006, have since brought the total land position for the Timiskaming Diamond Project to more than 120,000 hectares.

The Ontario portion of the project area spans portions of thirty seven townships. Work required over the next two years in order to maintain the Ontario claims in good standing amounts to approximately $2,900,000. There is currently $729,000 in reserve on the core claims and several millions of dollars worth of assessment work covering the various drilling programs conducted on the 95-2, KL01 and KL22 kimberlite pipes, as well as target testing, which have been recently submitted to the government for credit. The Quebec portion of the project area spans portions of three townships, and requires $155,000 worth of work over the next two years in order to maintain the claims in good standing. A total of $40,500 remains in reserve on the Baby township claim group and a total of $32,000 remains in reserve on the Guerin township group of claims.

Seven of Contact’s known kimberlite pipes are located in Ontario and one known kimberlite pipe is located in Quebec. In addition, numerous high-quality geophysical targets in both provinces bear close magnetic resemblance to the known kimberlite pipes in the Timiskaming region and remain to be tested.

Contact Option Agreements

During 1997, Contact entered into an option to acquire a 100% interest in two patented mining claims pursuant to option agreements dated November 19, 1997 between Contact and two private individuals. Contact has satisfied the terms of these option agreements. These option agreements are subject to a 5% net profits interest royalty and Contact retains the right to purchase the royalties for $600,000 each, upon which payment the royalties cease.

During 2005, Contact entered into seven further option agreements, six of which are outstanding as of July 2006. These six option agreements provide for staged payments to six individual optionors of cash and common shares from Contact’s capital to a total maximum of $100,000 and 20,000 common shares over three years for any single agreement. Each agreement also provides for escalating bonus payments in the event a kimberlite discovery is made and successively larger scale sampling programs are undertaken, to a total maximum of $205,000 and 20,000 Contact Shares for any single kimberlite discovery. Since 2005, 180,000 common shares have been issued and $120,000 has been paid in relation to these option agreements, including bonus payments associated with the discovery of kimberlite MR8. For any kimberlite taken to commercial production, a further bonus of $250,000 in cash and 200,000 warrants of Contact priced at $1.50 is provided for in each agreement, along with production royalties of not more than 2% in the form of Net Sales Royalties (“NSR”). In two agreements concerning eight unpatented mining claims and one patented claim covering a total of 700 hectares in the Elk Lake area, the optionors have a further right to re-acquire a maximum 10% project equity interest for payment of $1.0 million prior to the receipt of a feasibility study.

2006 Exploration by Contact

During the fall and winter of 2005-2006, Contact undertook a 10 hole drill program and was successful in discovering the new kimberlite MR8. Subsequent to this program, the company expanded its land package in the Elk Lake area, and in May of this year, the company mobilized its summer 2006 exploration program, including campaigns of integrated till sampling, prospecting and geophysics ahead of an expected renewal of drilling in the fall. The focus of this work will be the new Elk Lake claim package, which has been targeted by Contact due to the occurrence of regional geochemical anomalies of kimberlitic indicator minerals, its location along strike lines of major structural features hosting kimberlite pipes to the south, and its proximity to the nearby Lapointe kimberlite, discovered in May 2005 by Tres-Or Resources Ltd. and Arctic Star Diamond Corporation. In addition to the Elk Lake program, the company is pursuing several unexplained and well defined kimberlitic indicator anomalies within its Klock and Lundy properties in Ontario, and its Baby property in Quebec.

Contact has approved a budget of $2 million for the 2006 Timiskaming program, which includes provision for a minimum 10 hole drill program. No current economic resource has yet been established at the Timiskaming Diamond Project. However, Contact considers its 95-2 kimberlite to have the potential to form a viable resource, given certain conditions such as the discovery of comparable diamondiferous kimberlite nearby and an increase in diamond prices. Contact’s Timiskaming exploration is managed from its exploration office and dedicated core-shack facility located within the town of New Liskeard, Ontario.

Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders

Stornoway is authorized to issue an unlimited number of Stornoway Shares. As at July 21, 2006, there were 80,915,671 Stornoway Shares outstanding. As at July 21, 2006, there were an additional 4,328,296 Stornoway Shares issuable upon exercise of outstanding options to purchase Stornoway Shares.

Stornoway Shares carry the right to one vote per share. The Stornoway Shares rank equally, including in respect of dividends and the right to receive the remaining property of Stornoway upon dissolution. The holders of Stornoway Shares are entitled to such dividends as may be declared by the board of directors in its discretion out of funds legally available therefor. No dividends have ever been paid and none are expected in the foreseeable future.

The following table sets forth the number of currently outstanding Stornoway Shares and the number of Stornoway Shares expected to be outstanding upon completion of the Offer and the Contact Offer, based on certain assumptions.

Pro Forma Stornoway Shares Outstanding and Ownership

	Stornoway Shares
			% Upon
		% Upon	Completion of
	# of	Completion	the Offer and
	Stornoway	of the	the Contact
	Shares	Offer	Offer

Stornoway Shares Currently Outstanding
Existing Stornoway Shareholders(1)	80,915,671	54%	48%
Stornoway Shares to be Issued in Offer
Rio Tinto (through ACPL and QIT)(2)(3)(4)	26,112,625	17%	16%
Other Ashton Shareholders(2)(3)(4)	26,214,331	17%	16%
Stornoway Shares to be Issued upon Conversion of
Subscription Receipts
Agnico-Eagle(5)	17,629,084	12%	11%
SUBTOTAL:	150,871,711	100%
Stornoway Shares to be Issued in Contact Offer
Agnico-Eagle(6)	4,973,068	—	3%
Other Contact Shareholders(6)(7)	10,821,344	—	6%
TOTAL:	166,666,123		100%

Notes:             (1)             As at July 21, 2006, Stornoway also had options to purchase up to 4,328,296 Stornoway Shares outstanding.

(2)             As at July 21, 2006, based on publicly available information, Ashton had 94,977,661 Ashton Shares outstanding. Assumes the tender of all such Ashton Shares to the Offer.

(3)             As at July 21, 2006, based on publicly available information, Ashton had 3,289,300 Ashton Options outstanding with an exercise price lower than $1.25 (“in the money Ashton Options”) and 1,050,775 Ashton Options and 2,500,000 Ashton Warrants with an exercise price of $1.25 or higher (“out of the money Ashton Options and Ashton Warrants”). Assumes that all in the money Ashton Options are exercised and the Ashton Shares issued upon such exercise are tendered to the Offer and all out of the money Ashton Options and Ashton Warrants are not exercised. Subject to the terms of the out of the money Ashton Options and Ashton Warrants, it is anticipated that the out of the money Ashton Options and Ashton Warrants may be assumed in a Subsequent Acquisition Transaction or Compulsory Acquisition and become exercisable for Stornoway Shares. See Section 6 under Summary of the Offer, “Treatment of Ashton Options and Ashton Warrants in the Offer”.

(4)             Assumes that all Ashton Shareholders elect the Cash Alternative so that the Maximum Cash Consideration under the Cash Alternative of $59,500,00 is pro rated among all Ashton Shareholders (subject to the limitation that the Maximum Cash Consideration is pro rated on a fully-diluted basis). ACPL and QIT have advised Stornoway that they intend to elect the Cash Alternative and, if other Shareholders elect the Share Alternative, ACPL and QIT’s shareholdings in Stornoway will be reduced and the other Shareholders’ shareholdings in Stornoway will be increased, in relative terms.

(5)             Assumes full conversion of the Subscription Receipts.

(6)             As at July 21, 2006, Contact had 43,873,365 Contact Shares outstanding. Assumes the tender of all such Contact Shares into the Contact Offer.

(7)             As at July 21, 2006, Contact also had 3,802,000 Contact options and 1,200,000 Contact warrants outstanding to purchase Contact shares and it is assumed that no such Contact options and Contact warrants will be exercised prior to completion of the Contact Offer, and the underlying Contact shares will not be tendered to, the Contact Offer.

Subscription Receipt Financing

On July 21, 2006, Stornoway completed a private placement of 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts to Agnico-Eagle in order to arrange to fund a portion of the cash consideration offered under the Offer. Each Class A Subscription Receipt will convert into one Stornoway Share in the event Stornoway takes up Ashton Shares under the Offer and each Class B Subscription Receipt will convert into one Stornoway Share in the event Stornoway draws funds under the Bridge Facility. Accordingly, if Stornoway takes up Ashton Shares under the Offer and draws funds under the Bridge Facility, Stornoway will issue an additional 17,629,084 Stornoway Shares upon conversion of the Subscription Receipts.

Price Range and Trading Volumes of Stornoway Shares

The Stornoway Shares are listed and posted for trading on the TSX under the trading symbol “SWY”. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Stornoway Shares on the TSX:

Stornoway Shares

Monthly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)

2005
June	1.42	1.20	1.25	2,714,020
July	1.44	1.24	1.28	925,113
August	1.38	1.11	1.17	1,148,711
September	1.20	1.00	1.09	2,678,234
October	1.16	0.86	0.86	1,962,829
November	1.05	0.80	0.93	3,324,129
December	1.08	0.69	1.05	5,264,139

2006
January	1.39	1.02	1.33	4,158,409
February	1.39	1.10	1.17	2,874,200
March	1.19	0.95	1.10	5,629,036
April	1.34	0.96	1.28	12,780,400
May	1.80	1.32	1.43	6,480,231
June	1.42	1.01	1.19	945,891
July	1.35	1.06	1.24	1,098,884
August 1 — 4	1.26	1.15	1.16	366,326

Note: Source: TSX Market Data.

Stornoway Shares

Quarterly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)

2004
July — September	2.22	1.60	1.90	9,742,274
October — December	1.94	1.20	1.80	11,433,333

2005
January — March	2.04	1.50	1.81	5,993,912
April — June	1.83	1.20	1.25	5,711,433
July — September	1.44	1.00	1.09	4,752,058
October — December	1.16	0.69	1.05	10,551,097

2006
January — March	1.39	0.95	1.10	12,661,645
April — June	1.80	0.96	1.19	20,206,522

Note: Source: TSX Market Data.

The volume-weighted average trading price of the Stornoway Shares on the TSX for the 20 trading days ending on July 21, 2006, the last trading day prior to the announcements of the Offeror’s intention to make the Offer, was $1.2472.

Documents Incorporated by Reference and Further Information

Further information with respect to Stornoway is set forth in Annex A (Stornoway/Ashton Pro Forma Consolidated Financial Statements), Annex B (Stornoway/Contact Pro Forma Consolidated Financial Statements) and

Annex C (Stornoway/Ashton/Contact Pro Forma Consolidated Financial Statements), which are incorporated into and form part of this Circular. The following documents of Stornoway, copies of which can be found at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)            Renewal Annual Information Form dated July 11, 2006 for the year ended April 30, 2006;

(b)           Audited Consolidated Financial Statements, and the related notes thereto, as at April 30, 2006 and as at April 30, 2005 and for each of the years in the three year period ended April 30, 2006 and the Auditors’ Report thereon;

(c)            Management’s Discussion and Analysis of Financial Position and Operating Results for the years ended April 30, 2006 and April 30, 2005;

(d)           Management Proxy Circular dated July 20, 2006 for Stornoway’s annual meeting of shareholders to be held on August 23, 2006; and

(e)            Material Change Report dated July 24, 2006 relating to the Offer and the Contact Offer.

Any documents of Stornoway of the type referred to above and any material change reports (excluding confidential material change reports) filed by Stornoway with a securities regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time, will be deemed to be incorporated by reference into this Circular.

Information contained in or otherwise accessed through Stornoway’s website, www.stornowaydiamonds.com, or any other website does not form part of this Offer and Circular. All such references to Stornoway’s website, or any other website, are inactive textual references only.

Any statement contained in a Stornoway document incorporated or deemed to be incorporated by reference above shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated herein by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

The following documents of Contact, copies of which can be found at www.sedar.com, are specifically incorporated by reference into this Circular:

(a)            Audited Consolidated Financial Statements, and the related notes thereto, as at December 31, 2005 and as at December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004;

(b)           Amended Unaudited Consolidated Financial Statements, and the related notes thereto, as at March 31, 2006 and for the three month periods ended March 31, 2006 and March 31, 2005;

(c)            Management’s Discussion and Analysis of Financial Position and Results of Operations for the years ended December 31, 2005 and December 31, 2004;

(d)           Amended Management’s Discussion and Analysis of Financial Position and Results of Operations for the three months ended March 31, 2006 and March 31, 2005;

(e)            Renewal Annual Information Form dated March 3, 2006 for the fiscal year ended December 31, 2005; and

(f)              Management Information Circular dated March 3, 2006 for Contact’s annual meeting of shareholders held on May 12, 2006.

Information contained in or otherwise accessed through Contact’s website, www.contactdiamond.com, or any other website does not form part of this Offer and Circular. All such references to Contact’s website, or any other website, are inactive textual references only. Additional information in respect of Contact may be found at www.sedar.com.

Detailed information as to the conditions of the Contact Offer and the terms and conditions of (i) the lock-up agreements between Stornoway and Agnico-Eagle and between Stornoway and each of the directors and officers of

Contact and (ii) the support agreement between Stornoway and Contact, referred to in Section 1 of the Circular, “Stornoway — Contact Offer”, are set out under the sections entitled “Offer — Conditions of the Offer”, “Circular — Commitments to Acquire Securities of Contact; Lock-Up Agreements” and “Circular — Support Agreements” in the takeover bid circular relating to the Contact Offer filed under Stornoway’s profile on the SEDAR website at www.sedar.com, which sections are incorporated by reference herein.

Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in each of the provinces and territories of Canada. Copies of the documents incorporated by reference in the Circular regarding Stornoway may also be obtained on request without charge from the Corporate Secretary of Stornoway at Stornoway Diamond Corporation, Suite 860, 625 Howe Street, Vancouver, British Columbia, V6C 2T6 or by telephone at (604) 687-7545. Copies of the documents incorporated by reference in the Circular regarding Contact may also be obtained on request without charge from the Corporate Secretary of Contact at Contact Diamond Corporation, 145 King Street East, Suite 500, Toronto, Ontario, Canada M5C 2Y7 or by telephone at (416) 947-1212. For purpose of the Province of Quebec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained from the Corporate Secretary of Stornoway at the above mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

2.                 Ashton Mining of Canada Inc.

Except as otherwise indicated, the information concerning Ashton contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Stornoway has no knowledge that would indicate that any statements contained herein concerning Ashton taken from or based on such documents and records are untrue or incomplete, neither Stornoway nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Ashton’s financial statements, or for any failure by Ashton to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Stornoway. Stornoway has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Ashton’s publicly available documents or records or whether there has been any failure by Ashton to disclose events that may have occurred or may affect the significance or accuracy of any information.

Overview

Ashton is a diamond exploration company with interests in a number of prospective properties in Qu´ebec, Alberta, Nunavut, the Northwest Territories and the United States. Ashton’s principal property is its Foxtrot property in the Otish Mountains in Quebec. Work at the Foxtrot Property is being carried out under a joint venture with SOQUEM Inc.’s (“SOQUEM”) wholly-owned subsidiary, Diaquem, under which Ashton holds a 50% interest in the property and is the operator. Since 1996, Ashton and SOQUEM have evaluated an area of more than 400,000 square kilometres of the eastern Archean Superior craton. The two parties have contributed equally to the expenditures of approximately $40 million that have been incurred to explore the Foxtrot property. Exploration conducted by the joint venture has resulted in the discovery of a new field of kimberlitic intrusions on the Foxtrot property, notably the Renard cluster of kimberlitic bodies. Ashton has announced that Ashton and SOQUEM are currently engaged in a $29 million bulk sample program at the Foxtrot property with the aim of establishing a mineable resource at the project, ahead of a pre-feasibility study to be completed in 2007. Pending the results of this program of work, the Foxtrot property has the potential to host Quebec’s first diamond mine.

Rio Tinto, through its wholly-owned subsidiaries ACPL and QIT, owns a total of 49,037,982 Ashton Shares, representing approximately 52% of the outstanding Ashton Shares. ACPL and QIT have entered into the Lock-Up Agreement pursuant to which they have agreed to validly and irrevocably tender their Ashton Shares in valid acceptance of the Offer, unless the Lock-Up Agreement has been terminated in accordance with its terms. In the LockUp Agreement, ACPL and QIT have also provided certain other covenants in favour of Stornoway. In particular, they have agreed that in certain circumstances they will vote their Ashton Shares against any Acquisition Proposal or any proposed action which is likely to reduce the success of, or prevent, delay or interfere with, the successful completion of the Offer. A total of 4,912,249 of the Ashton Shares owned by ACPL are held in escrow pursuant to the terms of the ACPL Escrow Agreement and ACPL’s obligation to tender these Ashton Shares to the Offer is subject to receipt of the consent of the TSX, Montreal Exchange and AMF. As the Ashton Shares are no longer listed on the Montreal Exchange, the ACPL Escrow Agreement provides that the consent of the Montreal Exchange shall be given by the AMF. See Section 12 of the Circular, “Commitments to Acquire Securities of Ashton; Lock-Up Agreement”. Under the terms of the Lock-Up Agreement, ACPL and Stornoway have agreed to use reasonable commercial efforts to obtain the consents of the TSX, Montreal Exchange and AMF to the deposit by ACPL of the ACPL Escrow Shares to the Offer. See Section 12 of the Circular “Commitments to Acquire Securities of Ashton; Lock-Up Agreement”.

The Ashton Shares are listed on the TSX under the symbol “ACA”.

Ashton is existing under the CBCA. Ashton was formed on August 26, 1993 by the amalgamation of Ashton Mining of Canada Limited and Ashton Operations Inc. pursuant to the CBCA. Ashton Mining of Canada Limited was incorporated under the CBCA on October 19, 1987. Ashton Operations Inc. was incorporated on October 16, 1987 under the laws of British Columbia and was continued under the CBCA on July 29, 1993.

Ashton’s registered and head office, principal exploration office and mineralogical laboratory are located at Unit 116 — 980 West 1st Street, North Vancouver, British Columbia, V7P 3N4.

Ashton is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities. Such documents are available at www.sedar.com.

Share Capital of Ashton

Ashton is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares. Based on publicly-available information as at July 21, 2006, Stornoway estimates that 94,977,661 Ashton Shares and no preferred shares of Ashton were outstanding. In addition, Stornoway estimates based on publicly-available information that there were 4,340,075 Ashton Options and 2,500,000 Ashton Warrants outstanding as at July 21, 2006.

The holders of the Ashton Shares are entitled to one vote for each Ashton Share held at all meetings of shareholders of Ashton, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. In addition, the holders of the Ashton Shares are entitled to receive any dividend declared by Ashton in respect of the Ashton Shares and to receive the remaining property of Ashton upon dissolution.

The preferred shares have attached thereto the following rights, privileges, restrictions and conditions:

(a)            The preferred shares may at any time, and from time to time, be issued in one or more series, in accordance with and subject to the provisions of the laws governing Ashton, as now existing or hereafter amended. The directors of Ashton shall, subject to the provisions of those laws, the provisions of the Articles of Ashton and to any conditions attaching to any outstanding series of preferred shares, by resolution duly passed before the issue of any preferred shares of any series, fix the number of shares and determine the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of such series.

(b)           So long as any preferred shares are outstanding, the preferred shares of each series shall rank both with regard to dividends and return of capital in priority to the common shares and over any other shares ranking junior to the preferred shares, and the preferred shares of each series may also be given such other preferences over the common shares and any other shares ranking junior to the preferred shares as may be determined as to the respective series authorized to be issued. The priority, in the case of cumulative dividends, shall be with respect to all prior completed periods in respect of which such dividends were payable plus such further amounts, if any, as may be specified in the provisions attaching to a particular series and in the case of non-cumulative dividends, shall be with respect to all dividends declared and unpaid.

(c)            The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and return of capital in the event of liquidation, dissolution or winding up of Ashton.

Price Range and Trading Volumes of Ashton Shares

The Ashton Shares are listed and posted for trading on the TSX under the symbol “ACA”. The following tables set forth, for the periods indicated, the reported high, low and closing sale prices and the aggregate volume of trading of the Ashton Shares on the TSX:

Ashton Shares

Monthly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)

2005
May	1.35	1.03	1.13	633,205
June	1.25	1.08	1.22	743,338
July	1.30	1.14	1.19	442,916
August	1.28	1.11	1.18	621,796
September	1.24	1.10	1.15	801,756
October	1.15	0.99	1.14	524,018
November	1.40	1.04	1.11	1,805,139
December	1.45	1.06	1.30	1,677,832
2006
January	1.45	1.16	1.25	1,455,697
February	1.37	1.22	1.26	864,826
March	1.60	1.25	1.39	2,047,983
April	1.43	1.28	1.39	2,048,176
May	1.43	1.10	1.16	874,712
June	1.21	1.00	1.10	653,904
July	1.23	1.05	1.23	1,838,416
August 1 — 4	1.25	1.19	1.20	236,007

Note: Source: TSX Market Data.

Ashton Shares

Quarterly Price Range and Trading Volumes

	High	Low	Close	Volume
	($)	($)	($)	(#)

2004
July — September	1.65	0.91	1.05	2,776,780
October — December	1.18	0.87	1.05	4,629,327
2005
January — March	1.79	0.91	1.48	8,059,421
April — June	1.52	1.03	1.22	3,616,272
July — September	1.30	1.10	1.15	1,866,468
October — December	1.45	0.99	1.30	4,006,989
2006
January — March	1.60	1.16	1.39	4,368,506
April — June	1.43	1.00	1.10	3,576,792

Note: Source: TSX Market Data.

The volume-weighted average trading price of the Ashton Shares on the TSX for the 20 trading days ending on July 21, 2006, the last trading day prior to the announcement of the Offeror’s intention to make the Offer, was $1.0862.

3.                 Background to the Offer

In March 2004, Eira Thomas, Catherine McLeod-Seltzer, John Robins and Bruce McLeod, the President and Chief Executive Officer, Co-Chairs and Chief Operating Officer, respectively, of Stornoway met with representatives of Rio Tinto in Toronto, Ontario. At that meeting, various possible transactions were discussed, including the possibility of a transaction pursuant to which Stornoway would purchase Rio Tinto’s shareholdings in Ashton. Subsequently, Stornoway retained BMO Nesbitt Burns Inc. as its financial advisor in connection with a possible transaction.

From March 2004 until April 2006, Rio Tinto and Stornoway held discussions from time to time regarding a possible acquisition involving Rio Tinto’s shareholdings in Ashton, but the parties failed to come to an agreement on a possible transaction.

In November 2005, Matt Manson, President and Chief Executive Officer of Contact, approached Rio Tinto concerning a possible transaction whereby Contact would purchase Rio Tinto’s shareholdings in Ashton and a meeting was held with Rio Tinto representatives in Toronto, Ontario in December 2005. Between December 2005 and May 2006, Contact and its advisors had several discussions with Rio Tinto. The parties failed to come to an agreement on a possible transaction.

In late April, 2006, Eira Thomas contacted Matt Manson to discuss the possibility of combining the businesses of Stornoway and Contact. Matt Manson advised Eira Thomas that Contact was pursuing other strategic alternatives at that time. On May 23, 2006, Matt Manson contacted Eira Thomas and advised that Contact had been in negotiations with Rio Tinto to purchase Rio Tinto’s shareholdings in Ashton but that Contact and Rio Tinto had failed to come to an agreement. On May 25, 2006, Stornoway and Contact signed a confidentiality agreement. Stornoway and Contact began discussing the possibility of a combination of Stornoway and Contact as well as a three-way transaction, involving Stornoway, Contact and Ashton. Stornoway subsequently retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation as its financial advisors in connection with these transactions.

On June 5, 2006, Eira Thomas and Matt Manson met with senior representatives of Rio Tinto in London to discuss the possibility of Stornoway purchasing Rio Tinto’s shareholdings in Ashton.

During June and July 2006, Stornoway and ACPL and QIT negotiated the terms of the Lock-Up Agreement and Stornoway negotiated the terms of the Bridge Facility and the Subscription Receipt Financing. Stornoway and Contact also completed due diligence on each other and negotiated the terms of the Contact Offer.

The Board of Directors of Stornoway met on July 7, 2006 to consider the status of negotiations and the possibility of making the Offer and the Contact Offer.

On July 21, 2006, the Board of Directors of Stornoway received an update from management and its financial and legal advisors regarding the Offer and the Contact Offer. The Board of Directors of Stornoway authorized management to enter into the Lock-Up Agreement, to enter into the Commitment Letter relating to the Bridge Facility, to complete the Subscription Receipt Financing and to approach the Board of Directors of Ashton regarding a possible negotiated transaction.

Eira Thomas arranged for a meeting with Robert Boyd, the Chief Executive Officer of Ashton, after market close on Friday, July 21, 2006. Eira Thomas and Matt Manson met with Mr. Boyd at his office at that time and advised him that Stornoway had entered into the Lock-Up Agreement with ACPL and QIT. Eira Thomas noted that Stornoway could have sought to acquire ACPL and QIT’s approximately 52% interest in Ashton without making an offer to all Shareholders but that Stornoway believed it was in the best interests of the minority Shareholders to allow them to receive the Offer and have an opportunity to accept and receive the same consideration as ACPL and QIT. Eira Thomas noted that Stornoway would like the support of the Board of Directors of Ashton for the Offer. However, she noted that due to its disclosure obligations and its contractual obligations to ACPL and QIT, Stornoway was required to announce that it had entered into the Lock-Up Agreement and its intention to make the Offer prior to the opening of trading of the TSX on Monday, July 24, 2006. Mr. Boyd responded that he would consider the matter with Ashton’s Board of Directors.

Stornoway understands that Ashton’s Board of Directors established a special committee (the “Ashton Special Committee”) to consider the Offer. There were several communications and discussions between Stornoway, Mr. Boyd and the Ashton Special Committee throughout the weekend of July 22 and 23, 2006.

In the evening on Saturday, July 22, 2006, the Ashton Special Committee sent Stornoway a letter indicating that the Board of Directors of Ashton would not be in a position to make a determination regarding whether it could endorse the Offer prior to 5:00 p.m. Pacific Time on Sunday, July 23, 2006, which was the time for a response requested by Stornoway. However, the Ashton Special Committee expressed an interest in proceeding in a collaborative and informed manner and advised that it had instructed Robert Boyd to immediately enter into negotiations with Stornoway and Contact to finalize what it called industry-standard confidentiality, exclusivity and standstill agreements that would allow the parties to proceed on a collaborative and informed basis. Eira Thomas responded that Stornoway was also interested in a collaborative and informed process.

Stornoway announced its intention to make the Offer and the Contact Offer prior to the opening of trading on the TSX on Monday, July 24, 2006.

The parties negotiated the terms of the confidentiality, exclusivity and standstill agreement, as proposed by Ashton, from Sunday, July 23, 2006 to Tuesday, July 25, 2006 but could not agree on terms. Ashton required that such agreement include a standstill under which Stornoway could not make any acquisition of Ashton Shares for 150 days. This was not acceptable to Stornoway.

4.                 Strategic Rationale for the Offer and Proposed Combination

Benefits and Opportunities

Stornoway believes that the successful completion of the Offer and subsequent combination of Stornoway and Ashton (the “Combined Entity”) would create Canada’s premier mid-cap diamond company and generate significant benefits and opportunities for shareholders of both Ashton and Stornoway. The Combined Entity will possess an industry leading balance of diamond exploration and development track assets, a strong market position, access to capital, and a management team able to pursue an aggressive strategy to seek and develop world-class diamond mining opportunities to meet the demands of a diamond market that has become increasingly under-supplied. The Combined Entity’s success is expected to be enhanced by the following industry trends and factors:

•              Canada became the world’s 3rd largest diamond producer by value with the development of its first two diamond mines. Several others are slated for production and Canada remains highly prospective for further world class discoveries;

•              Experts expect a continued robust rough diamond market for at least ten years, with demand outstripping diamond production;

•              Diamond mining and pre-development projects are becoming increasingly attractive due to depleting reserves and strong prices;

•              There is a lack of North American based, mid-tier rough diamond production and exploration companies and Stornoway believes there will be investment demand for such a company; and

•              The diamond exploration and development industry would benefit from industry consolidation, presenting an opportunity for a company to act as a “catalyst” and leader of such consolidation.

The Board of Directors of Stornoway believes that the successful completion of the Offer and the subsequent combination of Stornoway and Ashton will result in value creation for shareholders of both Ashton and Stornoway, offering the following benefits and opportunities:

•              Participation in the Creation and Growth of one of Canada’s Leading Diamond Companies.   The Combined Entity is expected to have a market cap in excess of $200 million and to become one of the leading, mid-cap, pure diamond exploration and development companies in Canada.

•              Unlocking Value.   The transaction “unlocks” value for Ashton Shareholders by removing the market valuation impediments inherent with the presence of a single majority shareholder.

•              Valuation Growth.   The Combined Entity should offer opportunities for an improved market valuation due to, among other things: (i) creating a strong platform from which pre-development assets can be brought to production and achieve a higher valuation multiple; (ii) creating an overall, compelling investment opportunity in rough diamonds; and (iii) providing exposure to a broader exploration and development property portfolio.

•              Increased Liquidity.   Due to a larger number of shares outstanding, a larger shareholder base and an enhanced profile, the Combined Entity should have greater trading liquidity than Ashton does currently.

•              Strong, Experienced Technical and Management Teams.   The Combined Entity will have a strong, experienced management group with a history of wealth creation for shareholders and supported by a qualified technical team with unique experience in the Canadian diamond exploration and development sector and a track record of discovery.

•              Enhanced Financial Platform.   The Combined Entity should have greater flexibility and improved access to financial resources to maximize the value of Stornoway’s and Ashton’s existing properties as well as to pursue a broader spectrum of future growth opportunities that would have been inaccessible to each company on its own.

•              Opportunities for Further Consolidation and Acquisition.   In general, the trend towards consolidation and growth in the mining sector has been supported and rewarded by the financial markets. Widespread consolidation in the diamond sector has not yet occurred and Stornoway and Ashton are in a unique position to initiate this consolidation. The Combined Entity will be in a position to identify additional opportunities in Canada and elsewhere and further consolidate the diamond exploration and development landscape.

•              Large and Diversified Asset Base.   The Combined Entity will benefit from an extensive and diversified asset base including development-track production opportunities, combined with highly prospective exploration landholdings throughout Canada and Botswana, creating a unique project pipeline that is unparalleled amongst its peers.

•              No Controlling Shareholder.   The Combined Entity will not have a controlling shareholder. However, Agnico-Eagle, a leading mine developer in the Province of Quebec, will be a significant strategic shareholder.

These anticipated benefits are based on various assumptions and are subject to various risks. See “Statements Regarding Forward-Looking Information” above and Section 6 of this Circular, “Risk Factors”.

Equal Treatment of Ashton Minority Shareholders

ACPL and QIT hold 49,037,982, or approximately 52%, of the outstanding Ashton Shares. Stornoway could have sought to acquire all of ACPL and QIT’s Ashton Shares and thereby acquire control of Ashton without making the Offer to all Ashton Shareholders. However, Stornoway believed it was in the best interests of the minority Ashton Shareholders to allow them to receive the Offer and have an opportunity to accept and receive the same consideration as ACPL and QIT.

Under applicable Canadian securities laws, an offeror can offer to acquire 20 per cent or more of the outstanding voting or equity securities of a company without making a formal bid to all holders of such voting securities, provided that, among other things, the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115 per cent of the “market price” of securities of that class at the date of the offer. The “market price” of the Ashton Shares (as calculated in accordance with applicable Canadian securities laws) on the date Stornoway entered into the Lock-Up Agreement was $1.0880 and 115 per cent of such price was $1.2512, which is higher than the cash consideration per offered Ashton Share under the Cash Alternative.

5.                 Purpose of the Offer and Stornoway’s Plans for Ashton

Purpose of the Offer

The purpose of the Offer is to enable Stornoway to acquire all of the Ashton Shares. If the conditions of the Offer are satisfied or waived and Stornoway takes up and pays for the Ashton Shares validly deposited under the Offer, Stornoway intends to acquire any Ashton Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Ashton Share at least equal in value to the consideration paid by Stornoway per Ashton Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Ashton Shares acquired by the Offeror pursuant to the Offer. Although Stornoway intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Stornoway’s ability to effect such a transaction, information subsequently obtained by Stornoway, changes in general economic or market conditions or in the business of Ashton, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Stornoway reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described herein. See Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited”.

Plans for Stornoway and Ashton following the Completion of the Offer

If the Offer is accepted and Stornoway acquires all of the outstanding Ashton Shares, Stornoway intends to conduct a review of Ashton and its assets, operations, management and personnel, to determine the changes necessary to integrate the operations and management of Ashton into the operations and management of Stornoway as soon as possible after the Offer is completed. Stornoway intends to operate the combined company from its head office in Vancouver, British Columbia.

Treatment of Ashton Options and Ashton Warrants

The Offer is made only for Ashton Shares and is not made for any Ashton Options, Ashton Warrants or other rights to acquire Ashton Shares. Any holder of such Ashton Options, Ashton Warrants or other rights to acquire Ashton Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, convert or exchange their Ashton Options, Ashton Warrants or other rights in order to obtain certificates representing Ashton Shares that may be deposited in accordance with the terms of the Offer.

If any holder of Ashton Options does not exercise such Ashton Options prior to the Expiry Time, such Ashton Options will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Options, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an Ashton Option may become an option or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Options.

If any holder of Ashton Warrants does not exercise such Ashton Warrants prior to the Expiry Time, such Ashton Warrants will remain outstanding following the Expiry Time in accordance with their terms and conditions, including with respect to term to expiry and exercise price, except that, to the extent permitted in accordance with the terms of the Ashton Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an Ashton Warrant may become a warrant or right to acquire a number of Stornoway Shares, with the number of shares and exercise price adjusted in accordance with the terms of the Ashton Warrants.

See Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited”.

The tax consequences to holders of Ashton Options or Ashton Warrants of exercising or not exercising their Ashton Options or Ashton Warrants are not described in Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations”. Holders of Ashton Options or Ashton Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Ashton Options or Ashton Warrants.

6.                 Risk Factors

Risk Factors Related to the Offer

The combination of Stornoway with Ashton is subject to certain risks, including the following:

Shareholders who elect the Share Alternative and receive Stornoway Shares and Shareholders who elect the Cash Alternative and receive Stornoway Shares as a result of pro-ration, will receive Stornoway Shares based on a fixed exchange ratio that will not reflect market price fluctuations. Consequently, the Stornoway Shares issued under the Offer may have a market value lower than expected. In addition, the value in local currency of the cash portion of the offered consideration will fluctuate for non-Canadian Shareholders.

The Offeror is offering to purchase Ashton Shares on the basis of, at the election of the Shareholder, $1.25 in cash for each Ashton Share, subject to pro-ration of the Maximum Cash Consideration, or one Stornoway Share plus $0.01 for each Ashton Share. Even if Shareholders do not elect the Share Alternative, they may receive Stornoway Shares as a result of the pro-ration of the Maximum Cash Consideration mechanics described in the Offer.

In light of the total amount of cash available under the Cash Alternative and the fact that ACPL and QIT have advised Stornoway that they intend to elect the Cash Alternative, it is unlikely that Ashton Shareholders who elect the Cash Alternative will receive only cash consideration for their Ashton Shares. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Stornoway Shares, the market values of the Stornoway Shares and the Ashton Shares at the time of a take-up of Ashton Shares under the Offer may vary significantly from the values at the date of this Offer and Circular or the date that Shareholders tender their Ashton Shares.

The integration of Stornoway and Ashton may not occur as planned.

The Offer has been made with the expectation that its successful completion will result in cost savings and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether the operations of Stornoway and Ashton’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Ashton’s operations after completion of the Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Ashton and Stornoway.

Change of control provisions in Ashton’s agreements triggered upon the acquisition of Ashton may lead to adverse consequences.

Ashton may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror will hold Ashton Shares representing a majority of the voting rights of Ashton. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Ashton’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The combination of Stornoway and Ashton may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.

In order for Stornoway to acquire all of the outstanding Ashton Shares, it is likely to be necessary, following the completion of the Offer, for Stornoway or an affiliate of Stornoway to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Ashton Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Ashton Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Ashton Shares, which could result in Stornoway being required to make a very substantial cash payment that could have a material adverse effect on Stornoway’s financial position and its liquidity.

After the consummation of the Offer, Ashton could become a majority-owned subsidiary of Stornoway and Stornoway’s interest could differ from that of the remaining minority Shareholders.

After the consummation of the Offer, Stornoway will have the power to elect the directors of Ashton, appoint new management, approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Ashton’s constating documents and approving mergers or sales of Ashton’s assets. In particular, after the consummation of the Offer, Stornoway intends to integrate Ashton and Stornoway, by merger or other transaction whereby the operations of Ashton and Stornoway are combined. Stornoway’s interests with respect to Ashton may differ from, and conflict with, those of any remaining minority Shareholders.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Ashton Shares not deposited under the Offer will be reduced, which may affect the price of the Ashton Shares and the ability of a Shareholder to dispose of their Ashton Shares.

If the Offer is successful, the liquidity and market value of the remaining Ashton Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Ashton Shares acquired pursuant to the Offer, following the completion of the Offer the Ashton Shares may no longer meet the TSX requirements for continued listing. Additionally, to the extent permitted under applicable law and stock exchange regulations, Stornoway intends to seek to cause the delisting of the Ashton Shares on such exchanges.

If the TSX were to delist the Ashton Shares, the market for the Ashton Shares could be adversely affected. Although it is possible that the Ashton Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Ashton Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Ashton Shares remaining at such time and the interest in maintaining a market in the Ashton Shares on the part of securities firms. If Ashton Shares are delisted and Ashton ceases to be a “public corporation” for the purposes of the Tax Act, Ashton Shares would cease to be qualified investments for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident holders of Ashton Shares, as described in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Stornoway has not been given an opportunity to verify the reliability of the information regarding Ashton included in, or which may have been omitted from, this Circular.

Stornoway has relied on publicly available information about Ashton in connection with the information provided herein. Any inaccuracy in Ashton’s publicly available information contained in this Circular could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Shareholders of Ashton will realize dilution of their interest.

Based on certain assumptions set forth in Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders”, Stornoway expects to issue up to a maximum of 69,956,040 Stornoway Shares under the Offer. As a result of this issuance, the Shareholders’ ownership interest in the combined company will be diluted, relative to their current ownership interest in Ashton. Based on the above, the Shareholders will collectively hold approximately 35% of the Stornoway Shares outstanding upon the completion of the Offer. See Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital”.

The issuance of a significant number of Stornoway Shares and a resulting “market overhang” could adversely affect the market price of Stornoway Shares after completion of the Offer.

Based on certain assumptions set forth in Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders”, Stornoway expects that up to an additional 69,956,040 Stornoway Shares will be available for trading in the public market upon completion of the Offer. See Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital”. This significant increase in the number of Stornoway Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Stornoway Shares. Moreover, Rio Tinto (through its subsidiaries, ACPL and QIT), and Agnico-Eagle will become significant shareholders of Stornoway. The potential that ACPL and QIT or Agnico-Eagle may sell their Stornoway Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Stornoway Shares in the public market, could adversely affect the market price of the Stornoway Shares.

The enforcement of shareholder rights by Shareholders resident in the United States may be adversely affected by the combination of Ashton and Stornoway.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Ashton and Stornoway are organized under the laws of Canada and have locations and assets in foreign countries, and that some of the Ashton and Stornoway officers and directors, as well as some of the experts named in this Offer and Circular and the Dealer Managers are residents of countries other than the United States.

Risk Factors Related to the Contact Offer

The possible completion of the Contact Offer is subject to certain risks, including the following:

The Contact Offer may not be completed.

The Offer is not conditional on the completion of the Contact Offer and the Contact Offer is not conditional on completion of the Offer. The completion of the Contact Offer is subject to various conditions. There can be no assurance that the Contact Offer will be completed or, if completed, will be completed on terms described in this Circular.

The integration of Stornoway and Contact may not occur as planned.

The Contact Offer has been made with the expectation that its successful completion will result in cost savings and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether Stornoway and Contact’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Contact’s operations after completion of the Contact Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Contact and Stornoway.

The combination of Stornoway and Contact may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction.

In order for Stornoway to acquire all of the outstanding Contact Shares, it is likely to be necessary, following the completion of the Contact Offer, for Stornoway or an affiliate of Stornoway to effect a compulsory acquisition or a subsequent acquisition transaction. A compulsory acquisition or subsequent acquisition transaction may result in Contact shareholders having the right to dissent and demand payment of the fair value of their Contact Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Contact shareholders for their Contact Shares. There is no assurance that a compulsory acquisition or subsequent acquisition transaction can be completed without Contact shareholders exercising dissent rights in respect of a substantial number of Contact Shares, which could result in Stornoway being required to make a very substantial cash payment that could have a material adverse effect on Stornoway’s financial position and its liquidity.

Ashton Shareholders will realize further dilution of their interest.

Based on certain assumptions set forth in Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders”, Stornoway expects to issue up to an additional 15,794,412 Stornoway Shares under the Contact Offer. This will result in substantial additional dilution to the Ashton Shareholders’ interest in Stornoway. See Section 1, “Stornoway — Authorized and Outstanding Share Capital”.

The issuance of a significant number of Stornoway Shares and a resulting “market overhang” could adversely affect the market price of Stornoway Shares after completion of the Contact Offer.

Based on certain assumptions set forth in Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital and Significant Shareholders”, Stornoway expects to issue up to an additional 15,794,412 Stornoway Shares under the Contact Offer. These additional Stornoway Shares will be available for trading in the public market. This significant increase in the number of Stornoway Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Stornoway Shares. Moreover, Agnico-Eagle will become an even greater significant shareholder in Stornoway. The potential that Agnico-Eagle may sell its Stornoway Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Stornoway Shares in the public market, could adversely affect the market price of the Stornoway Shares. See Section 1 of the Circular, “Stornoway — Authorized and Outstanding Share Capital”.

Detailed discussions of risk factors relating to Contact and Ashton, respectively, are available in the Annual Information Form of Ashton dated March 1, 2006, and the Annual Information Form of Contact dated March 3, 2006, both of which are available at www.sedar.com.

Additional Risk Factors Relating to Stornoway

Stornoway’s operations are subject to the normal risks of mineral exploration, development and production. Shareholders should carefully consider the risk factors discussed in this Circular and the documents incorporated herein by reference, including the risk factors discussed below:

No Operating Profit — Need For Additional Funds — Dilution

Stornoway has no history of profitable operations and its present business is at the exploration stage. Stornoway has no source of operating cash flow and no assurance that additional funding will be available to it for further exploration and development of its projects when required. As such, Stornoway is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. Although Stornoway has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that Stornoway will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Such means of financing typically result in dilution of a shareholder’s interest, either directly as a result of issuing equity securities or indirectly through dilution of an interest in one of Stornoway’s projects. Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development of its properties and ultimately in the loss of its properties.

Stornoway may, in the future, be unable to meet its share of costs incurred under agreements to which it is a party and it may have its interest in the properties subject to such agreements reduced as a result. Also, if other parties to such agreements do not meet their share of such costs, Stornoway may not be able to finance the expenditures required to complete recommended programs.

Exploration and Development

Diamond exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover diamond deposits but also from finding diamond deposits that, though present, are insufficient in quantity and quality to return a profit from production.

All of the claims and permits to which Stornoway has a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore. The business of diamond exploration in northern Canada can be a lengthy, time consuming, expensive process and involves a high degree of risk. Upon discovery of a diamond bearing kimberlite, the primary host-rock for diamonds, several stages of assessment are required before its economic viability can be determined. Assessment includes a determination of deposit size (tonnage), grade (carats/stone), diamond value (U.S.$/carat) and the associated costs of extracting and selling the diamonds. Development of the subject diamond properties would follow only if favourable results are obtained at each stage of assessment. Although Stornoway has reported recoveries of diamonds from material extracted from kimberlite occurrences on Stornoway’s properties, the amount of material extracted is small and continuity of the diamond content of the kimberlitic body is not assured and cannot be assumed. The development of a diamond mine in northern Canada has typically taken between seven and ten years from its initial discovery. Few diamond deposits discovered are ultimately developed into producing mines.

There is no assurance that Stornoway’s diamond exploration activities will result in any discoveries of commercial bodies of ore. The long-term profitability of Stornoway’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major diamond deposit, no assurance can be given that diamonds will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

Nature of the Securities

The purchase of securities of Stornoway involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks. Stornoway’s securities should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in securities of Stornoway should not constitute a major portion of an investor’s portfolio.

Price Volatility of Public Stock

The market price of securities of Stornoway has experienced wide fluctuations which may not necessarily be related to the operating performance, underlying asset values or prospects of Stornoway. It may be anticipated that any market for Stornoway’s shares will be subject to market trends generally and the value of Stornoway’s shares on the TSX may be affected by such volatility.

Supplies, Infrastructure, Weather and Inflation

Stornoway property interests are located in remote, undeveloped areas and the availability of infrastructure such as surface access, skilled labour, fuel and power at an economic cost, cannot be assured. These are integral requirements for exploration, development and production facilities on mineral properties. Power may need to be generated on site.

Due to the remoteness of its exploration projects, Stornoway is forced to rely heavily on air transport for the supply of goods and services. Air transport in northern Canada is very susceptible to disruptions due to adverse weather conditions, resulting in unavoidable delays in planned programs and/or cost overruns.

Recent, improved market conditions for resource commodities after several years of record low prices has resulted in a dramatic increase in mineral exploration investment and activity in Canada. While inflation has not been a significant factor affecting the cost of goods and services in Canada in recent years, this renewed exploration activity has resulted in a shortage of experienced technical staff, and heavy demand for drillers, geophysical surveying crews as well as goods and services needed by the exploration community.

It is difficult at this stage to quantify the effect of increased demand for these goods and services used in Stornoway’s exploration programs, but there is anecdotal evidence that cost increases during the upcoming field season will be considerably higher than the rate of inflation prevailing in other sectors of the economy. Exploration companies can also expect to experience difficulty in scheduling drilling contracts, airborne geophysical surveys and other services that are key components of early stage exploration programs.

Market for Diamonds

The mining industry, in general, is intensely competitive and there is no assurance that, even if commercial quantities of diamonds are discovered, a profitable market will exist for the sale of the diamonds produced. Factors beyond the control of Stornoway may affect the marketability of any diamonds or other minerals discovered. Pricing is affected by numerous factors beyond Stornoway’s control such as international economic and political trends, global or regional consumption and demand patterns, increased production and the influence of the world’s largest diamond producer, De Beers Consolidated Mines Ltd. There is no assurance that the price of diamonds recovered from any diamond deposit will be such that they can be mined at a profit.

Marketability of Diamonds

The marketability of diamonds acquired or discovered by Stornoway may be affected by numerous factors which are beyond the control of Stornoway and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of processing facilities, processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, requirements for “value added” processing of rough diamonds in northern Canada and environmental protection, the combination of which factors may result in Stornoway not receiving an adequate return of investment capital.

Title Risks

Although Stornoway has exercised the usual due diligence with respect to determining title to properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. Stornoway’s mineral property interests may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. Surveys have not been carried out on the majority of Stornoway’s mineral properties, therefore in accordance with the laws of the jurisdiction in which such properties are situated, their existence and area could be in doubt.

Environmental Regulations, Permits and Licenses

Stornoway’s operations are subject to various laws and regulations governing the protection of the environment, exploration, development, production, taxes, labour standards, occupational health, waste disposal, safety and other matters. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a direction of stricter standards, and enforcement, and higher fines and penalties for non-compliance. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Stornoway intends to fully comply with all environmental regulations.

The current operations of Stornoway require permits from various domestic authorities and such operations are governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters.

Stornoway believes it is in substantial compliance with all material laws and regulations, which currently apply to its activities. There can be no assurance, however, that all permits which Stornoway may require for its operations and exploration activities will be obtainable on reasonable terms or on a timely basis or that such laws and regulations would not have an adverse effect on any mining project which Stornoway might undertake.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Stornoway and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Operating Hazards and Risks

While Stornoway does not presently engage in mining operations, its goal is to discover and develop a diamond deposit and put it into production. Mining operations involve many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. In the course of exploration, development and production of mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes may occur. Operations in which Stornoway has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of diamonds and other metals, any of which could result in damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage. Although Stornoway maintains liability insurance in an amount which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, in which event Stornoway could incur significant costs that could have a materially adverse effect upon its financial condition.

Competition for Properties and Qualified Personnel

The mining industry is intensely competitive in all its phases, and Stornoway competes with other companies that have greater financial resources and technical capacity. Competition could adversely affect Stornoway’s ability to acquire suitable properties, prospects or qualified personnel in the future.

Economic Conditions

Unfavourable economic conditions may negatively impact Stornoway’s financial viability. Unfavourable economic conditions could also increase Stornoway’s financing costs, decrease net income, limit access to capital markets and negatively impact any of the availability of credit facilities to Stornoway.

Dependence on Management

Stornoway is very dependent upon the personal efforts and commitment of its existing management. To the extent that management’s services would be unavailable for any reason, a disruption to the operations of Stornoway could result, and other persons would be required to manage and operate Stornoway.

Conflicts of Interest

Stornoway’s directors and officers may serve as directors or officers, or may be associated with other reporting companies or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which Stornoway may participate, the directors and officers of Stornoway may have a conflict of interest in negotiating and concluding terms respecting the transaction. If a conflict of interest arises, Stornoway will follow the provisions of the BCBCA dealing with conflicts of interest. These provisions state that where a director has such a conflict, that director must, at a meeting of Stornoway’s directors, disclose his interest and refrain from voting on the matter unless otherwise permitted by the BCBCA. In accordance with the laws of the Province of British Columbia, the directors and officers of Stornoway are required to act honestly, in good faith and in the best interests of Stornoway.

7.                 Acquisition of Ashton Shares Not Deposited

It is the Offeror’s intention that if it takes-up and pays for Ashton Shares deposited under the Offer, it will enter into one or more transactions to enable Stornoway or an affiliate of Stornoway to acquire all Ashton Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed. In addition, under certain circumstances the Offeror has an obligation to promptly use reasonable commercial efforts to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction under the terms of the Commitment Letter.

Compulsory Acquisition

Section 206 of the CBCA provides that if within 120 days after the date of a takeover bid the bid is accepted by the holders of not less than 90% of the shares of any class of shares to which the take over bid relates, other than shares held at the date of the take over bid by or on behalf of the offeror or an affiliate or associate (as defined in the CBCA) of the offeror, the offeror is entitled, on complying with the CBCA, to acquire the shares held by a holder of the shares of that class who does not accept the take over bid (a “Compulsory Acquisition”). Under Section 206 of the CBCA, a “share” means a share, with or without voting rights, and includes a security currently convertible into such shares and currently exerciseable options and rights to acquire such a share or convertible security.

If the Offeror acquires the requisite number of Ashton Shares under the Offer, the Offeror intends to complete a Compulsory Acquisition of the Ashton Shares not tendered into the Offer pursuant to the provisions of Section 206 of the CBCA.

To exercise its statutory right of Compulsory Acquisition, Stornoway must send by registered mail an offeror’s notice (the “Offeror’s Notice”) of such proposed acquisition in the form required under Section 206 of the CBCA to each holder of Ashton Shares who did not accept the Offer (and each person who subsequently acquires any such Ashton Shares) (in each case, a “Dissenting Offeree”) and the Director under the CBCA on or before the earlier of (i) 60 days following the termination of the Offer and (ii) 180 days following the date of the Offer. Concurrently with sending the Offeror’s Notice, Stornoway must also send to Ashton a notice of adverse claim in accordance with Section 78 of the CBCA with respect to each Ashton Share held by a Dissenting Offeree. Within 20 days after having sent the Offeror’s Notice, Stornoway must pay or transfer to Ashton the consideration Stornoway would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates evidencing the Ashton Shares held by such Dissenting Offeree to Ashton and must elect either to transfer such Ashton Shares to Stornoway on the same terms on which Stornoway acquired Ashton Shares under the Offer or to demand payment of the fair value of the Ashton Shares by so notifying Stornoway. If the Dissenting Offeree fails to notify Stornoway within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Ashton Shares to Stornoway on the same terms on which Stornoway acquired the Ashton Shares from the Shareholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Ashton Shares, Stornoway may apply to a court having jurisdiction to hear the application to fix the fair value of the Ashton Shares of that Dissenting Offeree. If Stornoway fails to apply to such court within 20 days after it made the payment or transferred the consideration to Ashton referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or Stornoway within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Ashton Shares to Stornoway on the same terms on which Stornoway acquired Ashton Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Ashton Shares could be more or less than the amount of the Offer consideration per Ashton Share paid pursuant to the Offer.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to Stornoway. The summary is not intended to be complete and is qualified in its entirety by the provisions of section 206 of the CBCA. Shareholders should refer to section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors.

Compelled Acquisition

If a Shareholder does not receive the Offeror’s Notice, the Shareholder may, within 90 days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 days of the later of (i) the date of termination of the Offer and (ii) the date on which the Shareholder learns of the Offer, require the Offeror to acquire the Shareholder’s Ashton Shares on the terms of the Offer (a “Compelled Acquisition”).

The foregoing is a summary only of the right of Compelled Acquisition that may be available to a Shareholder and is qualified in its entirety by the provisions of section 206.1 of the CBCA. The provisions of section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 206.1 of the CBCA should consult their legal advisors.

Subsequent Acquisition Transaction

If Stornoway takes up and pays for Ashton Shares validly deposited under the Offer and the statutory right of Compulsory Acquisition described above is not available for any reason or Stornoway determines not to exercise such right, Stornoway intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving Ashton and/or its subsidiaries and Stornoway, or an affiliate of Stornoway which will result in Stornoway owning, directly or indirectly, all of the Ashton Shares (a “Subsequent Acquisition Transaction”). Under such a Subsequent Acquisition Transaction, Ashton may continue as a separate subsidiary of Stornoway following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Ashton Shares acquired pursuant to the Offer. If Stornoway takes up and pays for 66 2/3% of the Ashton Shares outstanding, on a fully-diluted basis, under the Offer, Stornoway will own sufficient Ashton Shares to effect a Subsequent Acquisition Transaction. Stornoway reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

Each type of Subsequent Acquisition Transaction described above would be a “business combination” under Rule 61-501 and a “going private transaction” under Regulation Q-27. In certain circumstances, the provisions of Rule 61-501 and Regulation Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with Rule 61-501 or a “going private transaction” carried out in accordance with Regulation Q-27, the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to such transaction. Stornoway intends to carry out any such Subsequent Acquisition Transaction in accordance with Rule 61-501 and Regulation Q-27, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of Rule 61-501 and Regulation Q-27 will not apply to the “business combination” or the “going private transaction”.

Rule 61-501 and Regulation Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a valuation of the affected securities (in this case, the Ashton Shares), and subject to certain exceptions, any non-cash consideration being offered therefor (in this case, the Stornoway Shares) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, Stornoway intends to rely on an available exemption or to seek waivers pursuant to Rule 61-501 and Regulation Q-27 from the OSC and the AMF, respectively, exempting Ashton or Stornoway or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and under Regulation Q-27 for certain going private transactions, completed within 120 days after the expiry of a formal takeover bid where the consideration under such transaction is at least equal in value and is in the same form as the consideration that was received in the takeover bid, provided certain disclosure is given in the takeover bid disclosure documents. Stornoway has provided such disclosure and expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, Stornoway expects that the provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Ashton Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Regulation Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than Stornoway, any “related party” of Stornoway or any other “interested party” (within the meaning of Rule 61-501 and Regulation Q-27), including, any director or senior officer of Stornoway, affiliate or insider of Stornoway, or any of their directors or senior officers or any person acting jointly or in concert with any of the foregoing persons.

However, Rule 61-501 and Regulation Q-27 also provide that Stornoway may treat Ashton Shares acquired pursuant to the Offer as “minority” shares and vote them, or consider them voted, in favour of a Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Date; (b) the consideration for each Ashton Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid for Ashton Shares pursuant to the Offer; and (c) the Shareholder who tendered such Ashton Shares was not (i) acting jointly or in concert with Stornoway in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (as defined in Rule 61-501) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (as defined in Rule 61-501) or consideration per security that is not identical in amount and form to the entitlement of Shareholders in Canada. Stornoway currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date, and accordingly Stornoway intends to cause Ashton Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under Rule 61-501 and Regulation Q-27, if, following the Offer, Stornoway and its affiliates are the registered holders of 90% or more of the Ashton Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority Shareholders.

If Stornoway does not effect a Compulsory Acquisition, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, Stornoway will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Ashton Shares in the open market, in privately negotiated transactions, in another takeover bid or exchange offer or otherwise, or from Ashton, or taking no further action to acquire additional Ashton Shares. Any additional purchases of Ashton Shares could be at a price greater than, equal to or less than the value of the Offered Consideration to be paid for Ashton Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Stornoway may sell or otherwise dispose of any or all Ashton Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Stornoway, which may vary from the terms and the value of the Offered Consideration paid for Ashton Shares under the Offer.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Ashton Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Ashton Shares. The fair value of Ashton Shares so determined could be more or less than the amount paid per Ashton Share pursuant to the Subsequent Acquisition Transaction or the Offer. If Stornoway proposes a Subsequent Acquisition Transaction, it intends to include a condition that not more than a specified number of Ashton Shares shall be dissented. If such condition is not satisfied, Stornoway may elect not to proceed with the Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 18 of this Circular, “Certain Canadian Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

8.                 Judicial Developments

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiry of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Regulation Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and in Canadian jurisprudence has been toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

9.                 Source of Offered Consideration

Stornoway currently estimates that if it acquires all of the Ashton Shares not already owned, directly or indirectly, by it or its affiliates pursuant to the Offer and is required to pay the maximum amount of cash payable under the Cash Alternative pursuant to the Offer, the total cash required to purchase such Ashton Shares and pay related fees and expenses (including depositary, solicitation, printing, financial, legal and accounting expenses), will be approximately $65.1 million.

Stornoway intends to finance the cash consideration in the Offer with approximately $32.5 million from a non-revolving secured bridge loan facility (the “Bridge Facility”) to be provided by a Canadian Chartered Bank (the “Lender”) pursuant to a binding commitment letter dated July 21, 2006 (the “Commitment Letter”) and $22.5 million from the sale of the 17,629,084 Subscription Receipts to Agnico-Eagle completed July 21, 2006 and the balance using cash on hand. The proceeds to be made available in accordance with the Commitment Letter will be advanced directly to Stornoway for the purpose of financing the acquisition of the Ashton Shares pursuant to the Offer. The Bridge Facility will be secured by a pledge of the Ashton Shares acquired by Stornoway pursuant to the Offer, the cash balances of Stornoway and its wholly-owned subsidiaries and a first-ranking security interest in all of the assets of Stornoway and its subsidiaries. The Bridge Facility provides that upon acquisition of 100% of the Ashton Shares by Stornoway, Stornoway will cause Ashton to become a guarantor of the Bridge Facility and to grant a first ranking security interest in all of its assets to secure such guarantee.

All amounts advanced under the Bridge Facility will be repayable in full on the date which is the earlier of (i) six months following the initial drawdown under the Bridge Facility and (ii) 10 months from the date of this Circular. All amounts advanced may be prepaid without penalty, subject to usual breakage costs. However, there is mandatory prepayment of the Bridge Facility from the net proceeds from issuances of equity (other than the sale of 17,629,084 subscription receipts to Agnico-Eagle), options exercises or convertible debt by Stornoway as well as the net proceeds of subsidiary dividends and other distributions, asset sales and permitted issuances of debt.

The Bridge Facility will bear interest at either the Lender’s prime rate plus 4.5% per annum or the Lender’s banker’s acceptances plus 5.5% per annum, at Stornoway’s election. The Bridge Facility is subject to fees at levels customary for loan facilities of this type and will include covenants, representations, warranties, conditions and events of default customary for loan facilities of this type. The Lender is entitled to syndicate the Bridge Facility to other financial institutions.

The obligation of the Lender to make an advance under the Bridge Facility is subject to, among other customary provisions: (i) the Offer being consummated upon satisfaction of each of the conditions set forth in Section 2 of the Offer, “Conditions of the Offer”, without amendment or waiver thereof, except for extensions of the Expiry Date from time to time and as otherwise approved by the Lender; (ii) the valid deposit (without withdrawal) under the Offer of not less than 44,125,733 of the Ashton Shares owned by ACPL and QIT, (iii) all relevant filings having been made in respect of the Offer and the Bridge Facility; and (iv) the entering into of definitive loan and security agreements and receipt of other related loan documents. No determination by Stornoway of the satisfaction of certain conditions of the Offer may be made by Stornoway without the prior written consent of the Lender. Advances under the Bridge Facility will also be subject to representations and warranties, covenants and events of default customary for loan facilities of this type. Stornoway is also required to deposit $6,000,000 with the Lender solely to pay amounts owed under the Bridge Facility, including fees.

Under the terms of the Commitment Letter Stornoway has also agreed:

(a)            to use its reasonable best efforts to complete an equity offering to repay the Bridge Facility;

(b)           not to materially amend (including, for greater certainty, any amendment to the consideration payable thereunder) the terms of the Offer, except with the prior consent of the Lender not to be unreasonably withheld;

(c)            not to enter into any merger, amalgamation or similar transaction with Contact while any amounts are outstanding under the Bridge Facility without the prior consent of the Lender provided that, for greater certainty, this restriction does not apply to a merger, amalgamation, or similar transaction involving Contact and a subsidiary of Stornoway; and

(d)           that, (i) if, within 120 days following the date of the Offer, the bid is accepted by holders of not less than 90% of the shares of Ashton, other than shares of Ashton held by Stornoway on the date of the Offer, it will promptly use reasonable commercial efforts to execute and complete a compulsory acquisition transaction for the shares of Ashton not tendered to the Offer, or (ii) if it acquires not less than 66 2/3% but less than 90% of the shares of Ashton pursuant to the Offer, it will promptly use reasonable commercial efforts to effect one or more transactions pursuant to which Ashton will become its direct or indirect wholly-owned subsidiary.

Stornoway has neither sought nor made alternative financing arrangements should the Bridge Facility not be available to it.

On July 21, 2006, Stornoway completed a private placement of 15,670,297 Class A Subscription Receipts and 1,958,787 Class B Subscription Receipts to Agnico-Eagle in order to arrange for part of the cash consideration offered under the Offer. The proceeds of the Subscription Receipt financing were deposited with Pacific Corporate Trust Company, as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement dated July 21, 2006 among Stornoway, the Escrow Agent and Agnico-Eagle (the “Escrow Agreement”).

Under the terms of the Escrow Agreement and the Class A Subscription Receipts, in the event Stornoway has confirmed that all the conditions of the Offer have been satisfied or will be waived and that Stornoway will take up securities deposited under the Offer prior to the Class A Expiry Date (as defined below), each Class A Subscription Receipt will be deemed to be converted into one Stornoway Share, without payment of additional consideration, and upon such deemed conversion the Class A Subscription Receipt shall be deemed to be cancelled and of no further force or effect and the proceeds applicable to the Class A Subscription Receipt, plus any accrued interest, will be released by the Escrow Agent to Stornoway. In the event Stornoway has not confirmed that all the conditions of the Offer have been satisfied or will be waived and that Stornoway will take up securities deposited under the Offer prior to the Class A Expiry Date, each Class A Subscription Receipt entitles Agnico-Eagle to a return of the proceeds applicable to the Class A Subscription Receipt plus any accrued interest. “Class A Expiry Date” means the earliest of (i) August 21, 2006, if the formal takeover bid circular in respect of the Offer has not been mailed, (ii) the date on which the Escrow Agent has been provided with notice in writing from Stornoway that the Offer has been withdrawn or the Offer has expired without the conditions of the Offer being satisfied or waived by Contact, or (iii) 11:59 PM (Toronto Time) on the earlier of the tenth day after the expiry of the Offer and the 180th day after the date of the Offer.

Under the terms of the Escrow Agreement and the Class B Subscription Receipts, in the event Stornoway has confirmed that all the conditions of the Offer have been satisfied or will be waived and that it has delivered a borrowing notice to the Lender to make its initial borrowing under the Bridge Facility prior to the Class B Expiry Date (as defined below), each Class B Subscription Receipt will be deemed to be converted into one Stornoway Share, without payment of additional consideration, and upon such deemed conversion the Class B Subscription Receipt shall be deemed to be cancelled and of no further force or effect and the proceeds applicable to the Class B Subscription Receipt, plus any accrued interest, will be released by the Escrow Agent to Stornoway. In the event Stornoway has not confirmed that all the conditions of the Offer have been satisfied or will be waived or that it has delivered a borrowing notice to the

Lender to make its initial borrowing under the Bridge Facility prior to the Class B Expiry Date, each Class B Subscription Receipt entitles Agnico-Eagle to a return of the proceeds applicable to the Class B Subscription Receipt plus any accrued interest. “Class B Expiry Date” means the earliest of (i) August 21, 2006, if the formal takeover bid circular in respect of the Offer has not been mailed, (ii) the date on which the Escrow Agent has been provided with notice in writing from Stornoway that the Offer has been withdrawn or the Offer has expired without the conditions of the Offer being satisfied or waived by Contact, or (iii) 11:59 PM (Toronto Time) on the later of (i) the 90th day after the expiry of the Offer and (ii) the 180th day after the date of the Offer.

10.          Beneficial Ownership of and Trading in Securities of Ashton

No securities of Ashton, including Ashton Shares, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Ashton, by Stornoway or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Stornoway, (b) any Person holding more than 10% of any class of Stornoway’s equity securities or (c) any Person acting jointly or in concert with Stornoway, except Thomas Seltzer, an associate of Catherine McLeod-Seltzer, a director of Stornoway, holds 25,000 Ashton Shares.

During the 12 month period preceding the date of the Offer, no securities of Ashton have been traded by Stornoway or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable inquiry, by (a) any associate of a director or senior officer of Stornoway, (b) any Person holding more than 10% of any class of Stornoway’s equity securities or (c) any Person acting jointly or in concert with Stornoway, except Thomas Seltzer, an associate of Catherine McLeod-Seltzer, a director of Stornoway, purchased 25,000 Ashton Shares at a purchase price of $1.20 per share on July 26, 2006.

No Person named under this Section 10 of the Circular will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

11.          Prior Distributions of Ashton Shares and Ashton Dividend Policy

Prior Distributions

Stornoway is not aware, based on publicly available information, of any distributions of Ashton Shares since March 31, 2006, other than distributions of Ashton Shares that may have taken place pursuant to the exercise of Ashton Options and Ashton Warrants.

The following is based on publicly available information disclosed by Ashton. Since January 1, 2001, Ashton has distributed the following securities:

Date of Offering	Security Offered	Price per Security	Approximate Gross Proceeds

	2,089,552 Ashton Shares	$0.67 per Ashton Share
August 28, 2001	857,142 Flow-Through	$0.70 per Flow-Through	$2,000,000
	Ashton Shares	Ashton Share
August 31, 2001	854,285 Flow-Through	$0.70 per Flow-Through
			$598,000
	Ashton Shares	Ashton Share
December 10, 2001	3,636,364 Units(1)
		$1.10 per Unit	$4,000,000
	327,723 Agent Warrants(2)
December 10, 2001	3,636,364 Units(1)	$1.10 per Unit	$4,000,000
February 15, 2002	243,000 Units(1)	$3.50 per Unit	$850,500
June 15, 2003	2,635,000 Units(1)	$1.50 per Unit	$4,000,000
	1,714,285 Flow-Through
		$1.75 per Flow-Through
November 20, 2003	Ashton Shares
		Ashton Share	$15,000,000
	8,000,000 Units(1)
		$1.50 per Unit
	326,666 Agent Warrants(3)
November 19, 2004	5,000,000 Units(1)	$1.05 per Unit	$5,000,000
	2,700,000 Flow-Through
		$1.15 per Flow-Through
December 6, 2004	Ashton Shares		$3,100,000
		Ashton Share
	125,000 Agent Warrants(4)
December 19, 2005	7,100,000 Flow-Through	$1.30 per Flow-Through
			$9,200,000
	Ashton Shares	Ashton Share
March 31, 2006	10,714,286 Ashton Shares	$1.40 per Ashton Share	$15,000,000

Notes:

(1) Each “Unit” consisted of one Ashton Share and one half-warrant.

(2) Each “Agent Warrant” entitled the agent to purchase one Ashton Share at $1.10 per share.

(3) Each “Agent Warrant” entitled the agent to purchase one Ashton Share at $1.80 per share.

(4) Each “Agent Warrant” entitled the agent to purchase one Ashton Share at $1.30 per share.

The Offeror believes that the foregoing are the only distributions of securities of Ashton effected since January 1, 2001, other than any distributions of Ashton Shares pursuant to Ashton Options or Ashton Warrants.

Dividend Policy

According to Ashton’s Annual Information Form for the year ended December 31, 2005, subject to the preferential rights of any prior ranking shares (of which none were outstanding as of March 31, 2006), the holders of Ashton Shares are entitled to such dividends as may be declared by the board of directors in its discretion out of funds legally available therefor. According to its Annual Information Form for the year ended December 31, 2005, Ashton has no expectation of sales, revenues, profits or earnings until one of its exploration projects has reached commercial production. Given its resulting financial status, Ashton has not, since inception, declared or paid any dividends on its common shares and has disclosed that it does not currently plan to pay dividends. Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including Ashton’s operating results, financial condition and current and anticipated cash needs.

Subject to the preferential rights of any prior ranking shares (of which none were outstanding as of March 31, 2006), the holders of Ashton Shares shall, in the event of a distribution of assets of Ashton among its shareholders on a liquidation, dissolution or winding-up of Ashton, whether voluntary or involuntary, or any other distribution of assets of Ashton among its shareholders for the purpose of winding up its affairs, be entitled to receive, in respect of each share so held, a pro rata amount of such assets of Ashton equivalent to the proportion equal to the Ashton Shares then outstanding divided by the number of Ashton Shares then outstanding.

12. Commitments to Acquire Securities of Ashton; Lock-Up Agreement

Except pursuant to the Offer, neither the Offeror nor any director or senior officer of the Offeror, nor to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, (a) any associate of a director or senior officer of the Offeror, (b) any Person holding more than 10% of any class of the Offeror’s equity securities nor (c) any Person acting jointly or in concert with the Offeror, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Ashton, except as described below.

On July 21, 2006, Stornoway, ACPL and QIT entered into the Lock-Up Agreement. As of the date of the Lock-Up Agreement, ACPL and QIT represented that they beneficially owned or controlled 33,848,221 and 15,189,761 Ashton Shares, respectively. These represent in the aggregate 49,037,982 Ashton Shares, representing approximately 52% of the outstanding Ashton Shares. The Lock-Up Agreement sets forth the terms and conditions under which Stornoway agreed to make, directly or through a wholly-owned subsidiary, the Offer and the agreement of ACPL and QIT, subject to the terms and conditions of the Lock-Up Agreement, to validly and irrevocably tender their Ashton Shares in valid acceptance of the Offer.

The following is a summary of the principal terms of the Lock-Up Agreement. The Lock-Up Agreement contains certain customary representations and warranties of Stornoway and each of ACPL and QIT. Stornoway may assign all or any part of its rights under the Lock-Up Agreement to, and its obligations under the Lock-Up Agreement may be assumed by, a subsidiary of Stornoway, provided that if such assignment and/or assumption takes place, Stornoway shall continue to be liable jointly and severally with such subsidiary for all of its obligations under the Lock-Up Agreement.

Making of the Offer

Pursuant to the Lock-Up Agreement, Stornoway agreed to make the Offer, either directly or through a wholly-owned subsidiary on the terms and conditions set forth in the Lock-Up Agreement, which terms are set out in Section 1 of the Offer, “The Offer” and Section 2 of the Offer, “Conditions of the Offer”.

Variation of the Offer

Pursuant to the Lock-Up Agreement, Stornoway may, in its sole discretion, amend the terms of the Offer (i) to increase the consideration (or the value of the consideration) offered under the Offer, (ii) to extend the Expiry Time from time to time in accordance with applicable Laws, or (iii) to waive any condition of the Offer. Except for the foregoing, from the date of the Lock-Up Agreement until the termination of the Lock-Up Agreement in accordance with its terms, Stornoway may not, without the prior written consent of each of ACPL and QIT, make any amendment to the terms of the Offer that would adversely affect the rights and economic benefits of ACPL and QIT, including modifying the conditions of the Offer or imposing additional conditions to the Offer.

Deposit of Shares; Support of the Offer

Each of ACPL and QIT agrees that it will, on or before the tenth business day following the mailing of the Offer to the Shareholders, cause all of its Ashton Shares, other than the ACPL Escrow Shares, to be validly tendered in valid acceptance of the Offer and agrees not to withdraw those Shares from the Offer, unless the Lock-Up Agreement is terminated in accordance with its terms.

Each of ACPL and QIT also covenants and agrees that from the date of the Lock-Up Agreement until the termination of the Lock-Up Agreement it will:

(a)          not directly or indirectly solicit, initiate, assist or knowingly encourage the initiation or continuation of a potential Acquisition Proposal;

(b)         immediately cease any existing discussions or negotiations that it and any of its affiliates may be having with any party, other than Stornoway, with respect to any potential Acquisition Proposal;

(c)          promptly notify Stornoway of every communication received in connection with any potential bona fide Acquisition Proposal, which could be reasonably considered to be comparable to the Offer or more favourable to the Shareholders than the Offer, and will promptly provide to Stornoway (i) a written description of the material terms and conditions of such potential Acquisition Proposal and (ii) a written description of any change to the material terms or conditions of such potential Acquisition Proposal;

(d)         not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Ashton Shares, or any right or interest therein (direct or indirect), to any person or group or agree to do any of the foregoing except pursuant to the Offer;

(e)          not grant or agree to grant any proxy or other right to vote its Ashton Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to its Ashton Shares;

(f)            not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the successful completion of, the Offer;

(g)         not tender or vote any of its Ashton Shares in favour of any Acquisition Proposal;

(h)         at the written request of Stornoway and provided that it, in its judgment, acting reasonably, and after consultation with Stornoway, has not determined that to do so (i) is adverse to any material interests of it or its affiliates, taken as a whole, (other than its interest in obtaining a higher price for its Ashton Shares than is available under the Offer) or (ii) is prohibited by Law based upon written advice of its counsel, will vote or cause to be voted all of its Ashton Shares against any proposed action by Ashton or its Shareholders or subsidiaries or any other person (A) in furtherance of any Acquisition Proposal, or (B) which might reasonably be regarded as likely to reduce the success of or prevent, delay or interfere with the successful completion of the Offer; and

(i)             not purchase or obtain or enter into any agreement or right to purchase any additional Ashton Shares or any other securities of Ashton from and including the date of the Lock-Up Agreement until the termination of the Lock-Up Agreement.

Stornoway and ACPL have agreed to use reasonable commercial efforts to obtain consents of the TSX, the Montreal Exchange and the AMF to the deposit of the 4,912,249 ACPL Escrow Shares to the Offer. If such consents are obtained prior to the Expiry Time, ACPL has agreed to cause the ACPL Escrow Shares to be validly tendered in valid acceptance of the Offer forthwith upon obtaining such consents and not to withdraw such Ashton Shares, unless the Lock-Up Agreement is terminated in accordance with its terms. If such consents are not obtained before the Expiry Time, ACPL shall have no obligation to tender the ACPL Escrow Shares to the Offer.

Deposit

Pursuant to the terms of the Lock-Up Agreement Stornoway deposited $2,000,000 with ACPL’s and QIT’s counsel to be held in trust. These funds will be paid to the Depositary in order to partially fund payment of cash payable upon take-up under the Offer if Stornoway takes up and pays for Ashton Shares under the Offer. If the LockUp Agreement is terminated by ACPL and QIT in accordance with their rights of termination or terminates automatically as provided in the Lock-Up Agreement, the funds so deposited will be paid to ACPL and QIT. If the Lock-Up Agreement is terminated by Stornoway in accordance with its rights of termination, the funds so deposited will be paid to Stornoway. Under a separate agreement between Stornoway and Contact, each of Stornoway and Contact have contributed $1,000,000 to fund payment of such deposit.

Termination of the Lock-Up Agreement

The Lock-Up Agreement may be terminated at any time by a written instrument executed by all parties thereto.

Stornoway, when not in material default in the performance of its obligations under the Lock-Up Agreement, may, without prejudice to any of its rights under the Lock-Up Agreement and in its sole discretion, terminate the Lock-Up Agreement by written notice to ACPL and QIT if any of the representations and warranties of either of ACPL or QIT under the Lock-Up Agreement shall not be true and correct in all material respects or either of ACPL or QIT shall not have complied with its covenants to Stornoway contained in the Lock-Up Agreement.

Each of ACPL and QIT, when not in material default in its performance of its obligations under the Lock-Up Agreement, may, without prejudice to any of its rights under the Lock-Up Agreement and in its sole discretion, terminate the Lock-Up Agreement by written notice to Stornoway if any of the representations and warranties of Stornoway under the Lock-Up Agreement shall not be true and correct in all material respects or Stornoway shall not have complied with its covenants to ACPL and QIT contained in the Lock-Up Agreement.

Unless extended by mutual agreement of ACPL and QIT and Stornoway, the Lock-Up Agreement shall automatically terminate on the earlier of (i) 155 days from July 21, 2006, and (ii) the date of termination or withdrawal or expiry of the Offer in any such case without any Ashton Shares deposited under the Offer having been taken up and paid for.

If the Lock-Up Agreement is terminated in accordance with its terms, the provisions of the Lock-Up Agreement will become void and no party to the Lock-Up Agreement shall have liability or obligations to any other party under the Lock-Up Agreement, except in respect of a breach of the Lock-Up Agreement which occurred prior to such termination, each of ACPL and QIT shall be entitled to withdraw their Ashton Shares from the Offer and the deposit shall be paid as described above.

Equal Treatment

Under the terms of the Lock-Up Agreement, Stornoway has agreed that ACPL and QIT will be entitled to be paid by Stornoway for each of ACPL and QIT’s Ashton Shares the highest price per Ashton Share paid to any other Shareholder pursuant to the Offer, as the same may be extended or varied from time to time, and in the event Stornoway takes up and pays for ACPL and QIT’s Ashton Shares under the Offer, Stornoway will not, for a period of 30 days thereafter, acquire any additional Ashton Shares for consideration greater than that paid to ACPL and QIT, provided that Stornoway may do so in compliance with Section 97(3) of the OSA such that ACPL and QIT are also entitled to such greater consideration. These covenants are intended to parallel Stornoway’s obligations under Section 97(3) and 94(6) of the OSA and similar provisions of other applicable provincial securities laws that benefit all Shareholders and Stornoway has made a similar covenant to all Shareholders in the Offer. See Section 1 of the Offer, “The Offer”.

13. Arrangements, Agreements, Commitments or Understandings

There are no arrangements, agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or senior officers of Ashton and no payments or other benefits are proposed to be made or given by the Offeror to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful. Other than the Lock-Up Agreement, there are no contracts, arrangements or understandings, formal or informal, between Stornoway and any securityholder of Ashton with respect to the Offer or between Stornoway and any person or company with respect to any securities of Ashton in relation to the Offer.

14. Acceptance of the Offer

Other than the Lock-Up Agreement, the Offeror has not entered into any agreement, arrangement or understanding with any Shareholders with respect to the Offer, or with any Person with respect to any securities of Ashton and the Offer.

15. Material Changes and Other Information

The Offeror is not aware of any information which indicates that any material change has occurred in the affairs of Ashton since March 31, 2006, the date of the last published interim financial statements of Ashton, other than as disclosed herein or otherwise publicly disclosed by Ashton, and the Offeror does not have any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

16. Effect of the Offer on the Market for and Listing of Ashton Shares

The purchase of Ashton Shares by the Offeror pursuant to the Offer will reduce the number of Ashton Shares that might otherwise trade publicly and will reduce the number of holders of Ashton Shares and, depending on the number of Ashton Shares acquired by the Offeror, could adversely affect the liquidity and market value of the remaining Ashton Shares held by the public.

The rules and regulations of the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Ashton Shares from the TSX. Among such criteria is the number of Shareholders, the number of Ashton Shares publicly held and the aggregate market value of the Ashton Shares publicly held. Depending on the number of Ashton Shares purchased under the Offer, it is possible that the Ashton Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Ashton Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Ashton Shares. If permitted by applicable Law and the terms of the Ashton Options and Ashton Warrants, subsequent to completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Ashton Shares from the TSX. If the Ashton Shares are delisted from the TSX, the extent of the public market for the Ashton Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Ashton Shares publicly held and the aggregate market value of the Ashton Shares remaining at such time, the interest in maintaining a market in Ashton Shares on the part of securities firms, whether Ashton remains subject to public reporting requirements in Canada and other factors.

After the purchase of the Ashton Shares under the Offer, Ashton may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of applicable Canadian jurisdictions or may request to cease to be a reporting issuer under the securities laws of such jurisdictions.

17. Regulatory Matters

The Offeror’s obligation to take-up and pay for Ashton Shares tendered under the Offer is conditional upon the government or regulatory approvals, orders, authorizations, order, authorizations and consents required to be obtained in order to complete the Offer having been obtained or concluded or, in the case of waiting or suspensory periods, such periods having expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably.

Securities Regulatory Matters

The distribution of the Stornoway Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Stornoway Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

The Offer is being made in compliance with applicable Canadian rules governing takeover bids and tender offers, respectively. Securities laws require that under a takeover bid all holders of the same class of securities be offered identical consideration. Stornoway has applied for exemptive relief from such identical consideration requirement in respect of U.S. Shareholders from the securities administrators in the provinces of Canada where such relief is required.

As a result of restrictions under United States securities laws, U.S. Shareholders shall not be entitled to receive Stornoway Shares in connection with the Offer. Instead, any such Stornoway Shares will be issued and delivered to the Depositary on behalf of U.S. Shareholders and sold on their behalf by a registered broker and investment dealer retained by the Depositary on the TSX through an orderly sale and the net cash proceeds (after paying brokerage commissions and other expenses) will be remitted to such U.S. Shareholders in Canadian dollars. Each U.S. Shareholder accepting the Offer will be deemed by such acceptance to have agreed that it will not receive any Stornoway Shares and instead will receive the net cash proceeds from the sale of such Stornoway Shares as described above as consideration of its acceptance of the Offer.

18. Certain Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, special Canadian counsel to Stornoway, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Ashton Shares pursuant to the Offer (or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction) and who, for purposes of the Tax Act and at all relevant times (i) holds its Ashton Shares and any Stornoway Shares acquired pursuant to the Offer as capital property, (ii) deals at arm’s length with Ashton and Stornoway, and (iii) is not affiliated with Ashton or Stornoway. Shareholders meeting such requirements are referred to as a “Holder” or “Holders” herein, and this summary only addresses such Holders.

Ashton Shares will generally constitute capital property to a Holder unless the Holder holds such shares in the course of carrying on a business or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. Persons holding options, warrants or other rights to acquire Ashton Shares and persons who acquired Ashton Shares on the exercise of employee stock options are not addressed, and all such persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Shareholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial

Institution” as defined in the Tax Act or a Shareholder an interest in which is a “tax shelter investment” for purposes of the Tax Act.

This summary is based on the provisions of the Tax Act in force as at the date hereof, all proposed amendments to the Tax Act publicly announced by the Minister of Finance (Canada) before the date hereof (“Proposed Amendments”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof, and assumes that the Proposed Amendments will be enacted in the form proposed. No assurances can be given that the Proposed Amendments will be enacted or promulgated in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law or in the administrative policies and assessing practices of CRA, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein. This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Holders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, all Holders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances. The discussion below is qualified accordingly.

Holders Resident in Canada

This part of the summary is applicable to Holders who, for purposes of the Tax Act and any applicable tax treaty are, or are deemed to be, resident in Canada (a “Resident Holder” or “Resident Holders”). Certain Resident Holders whose Ashton Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Ashton Shares and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Disposition of Ashton Shares for Cash Only or a Combination of Cash and Stornoway Shares — No Tax Election

A Resident Holder who disposes of Ashton Shares and who receives cash only or a combination of cash and Stornoway Shares and who does not make a Tax Election (as defined below) will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such Ashton Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to the Holder. The proceeds of disposition realized by a Holder will generally be equal to the aggregate of the amount of cash received and the fair market value (determined at the time the Ashton Shares are taken up and paid for) of the Stornoway Shares received from Stornoway (if any) in consideration therefor. The cost to a Resident Holder of any Stornoway Shares acquired on the exchange will be equal to the fair market value of those shares at the time of acquisition, and in determining the adjusted cost base of such shares, the cost of such Stornoway Shares will be averaged with the adjusted cost base to that holder of any other Stornoway Shares held by the holder at that time as capital property.

The general tax treatment of capital gains and losses is discussed below under the heading “Taxation of Capital Gains and Capital Losses”.

Disposition of Ashton Shares for Cash and Stornoway Shares — Tax Election

A Resident Holder who is an Eligible Holder, who disposes of Ashton Shares pursuant to the Offer and receives Stornoway Shares, and who makes the appropriate designation in the Letter of Transmittal may obtain a full or partial tax deferral in respect of such disposition of Ashton Shares by making a joint election (the “Tax Election”) with Stornoway under subsection 85(1) of the Tax Act or, in the case of a partnership, under subsection 85(2) of the Tax Act.

The amount specified in the Tax Election as the proceeds of disposition of the Eligible Holder’s Ashton Shares must be an amount (the “Elected Amount”) which is not less than the greater of:

(a)          the lesser of the adjusted cost base to the Eligible Holder of such Ashton Shares and the fair market value of such Ashton Shares at the time of disposition; and

(b) the amount of cash received as a result of such disposition.

The Elected Amount may not be greater than the fair market value of such Ashton Shares at the time of the disposition.

An Elected Amount which does not comply with these limitations will automatically be adjusted under the Tax Act so that it is in compliance.

Where a valid Tax Election is filed:

(a)                                  Ashon Shares that are the subject of the Tax Election will be deemed to be disposed of for proceeds of disposition equal to the Elected Amount. Subject to the limitations set out in subsection 85(1) of the Tax Act regarding the Elected Amount, if the Elected Amount is equal to the aggregate of the adjusted cost base of such Ashton Shares immediately before the disposition and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder. Subject to such limitations, to the extent that the Elected Amount in respect of such Ashton Shares exceeds (or is less than) the aggregate of the adjusted cost base and any reasonable costs of disposition, such holder will realize a capital gain (or a capital loss). See “Taxation of Capital Gains and Capital Losses” below.

(b)                                 The aggregate cost to the Eligible Holder of the Stornoway Shares received will be equal to the amount, if any, by which the Elected Amount exceeds the aggregate amount of cash received from Stornoway as a result of the disposition, and the adjusted cost base of such shares will be determined by averaging the cost of such Stornoway Shares with the adjusted cost base of any other Stornoway Shares held by the holder at that time as capital property.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in income one-half of the amount of any capital gain as a “taxable capital gain”, and will be entitled to deduct one-half of the amount of any capital loss against taxable capital gains realized in the year by such Resident Holder. To the extent one-half of such capital losses exceeds taxable capital gains realized in the year, the excess may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in any such year to the extent and under the circumstances described in the Tax Act.

In general, a capital loss otherwise arising on the disposition of a share by a corporation may be reduced by dividends previously received or deemed to have been received thereon in accordance with the detailed provisions of the Tax Act in that regard. Similar rules may apply where a corporation is, directly or through a trust or a partnership, a member of a partnership or a beneficiary of a trust that owns shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its “aggregate investment income”. For this purpose, aggregate investment income includes net taxable capital gains.

Capital gains realized by individuals and certain trusts may give rise to alternative minimum tax.

Compulsory Acquisition of Ashton Shares

As described under Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited — Compulsory Acquisition”, Stornoway may, in certain circumstances, acquire Ashton Shares not deposited under the Offer pursuant to statutory rights of purchase under the CBCA. The tax consequences to a Resident Holder of a disposition of Ashton Shares in such circumstances will generally be similar to those described above under “Resident Holders Who Accept the Offer”. Resident Holders whose Ashton Shares may be so acquired should consult their own tax advisors.

Subsequent Acquisition Transaction

As described in Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited”, if Stornoway does not acquire all of the Ashton Shares pursuant to the Offer or by means of a Compulsory Acquisition, Stornoway may propose other means of acquiring the remaining outstanding Ashton Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. Stornoway may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above.

Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Ashton Shares (or on shares of an amalgamated corporation for which the Ashton Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

A Subsequent Acquisition Transaction could be carried out by means of an amalgamation of Ashton with Stornoway or one of its affiliates, pursuant to which Resident Holders who did not tender Ashton Shares under the Offer would have their Ashton Shares exchanged upon the amalgamation for Stornoway Shares and for redeemable preference shares of the amalgamated corporation or of Stornoway (“Redeemable Shares”) which Redeemable Shares would then be redeemed immediately for cash. A Resident Holder would not realize a capital gain or a capital loss as a result of the exchange of shares on the amalgamation. The cost of the Redeemable Shares received upon the amalgamation would be equal to that proportion of the adjusted cost base to the Resident Holder of Ashton Shares immediately before the amalgamation that

(a)                                  the fair market value, immediately after the amalgamation, of all the Redeemable Shares so acquired by the Resident Holder,

is of

(b)                                 the fair market value, immediately after the amalgamation, of the Stornoway Shares and the Redeemable Shares so acquired by the Resident Holder.

The remaining portion of the adjusted cost base of Ashton Shares to the Resident Holder would constitute the cost to the Resident Holder of the Stornoway Shares. Upon the redemption of Redeemable Shares, the Resident Holder would generally be deemed to have received a dividend equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act to a holder of such shares that is a corporation as discussed below). The amount by which the redemption price exceeds the amount of the deemed dividend would be treated as proceeds of disposition of the Redeemable Shares for the purposes of computing any capital gain or capital loss arising on the redemption of such shares.

Taxation of any such capital gain or capital loss is described above under the heading “Taxation of Capital Gains and Capital Losses”.

A Resident Holder that is a corporation should consult its own tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Ashton Shares for the purpose of computing the Resident Holder’s capital gain. Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation’s taxable income.

In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation. Draft legislation released by the Minister of Finance (Canada) on June 29, 2006 proposes to enhance the gross-up and dividend tax credit for eligible dividends received after 2005 from taxable Canadian corporations. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations, which dividends have been designated as eligible dividends by the dividend-paying corporation.

If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, a Resident Holder who exercises a right of dissent in respect of such an amalgamation should be considered to have disposed of its Ashton Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder for such Ashton Shares, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their own tax advisors in this regard. Interest awarded by a court would be included in computing the Resident Holder’s income. Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Ashton Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described under Section 16 of this Circular, “Effect of the Offer on the Market for and Listing of Ashton Shares”, Ashton Shares may be delisted from the TSX. In certain circumstances, a delisting could adversely affect a holder of Ashton Shares that is a trust governed by a registered retirement savings plan (or other deferred income plan) by subjecting such holder or its annuitant or beneficiary to certain taxes and penalties under the Tax Act, and Resident Holders who may be so affected should consult with their own tax advisors in this regard.

Holding and Disposing of Stornoway Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Stornoway Shares will be included in computing the Resident Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules under the Tax Act. Draft legislation released by the Minister of Finance (Canada) on June 29, 2006 proposes to enhance the gross-up and dividend tax credit for eligible dividends received after 2005 from taxable Canadian corporations. Eligible dividends will generally include dividends paid after 2005 by taxable Canadian corporations, which dividends have been designated as eligible dividends by the dividend-paying corporation. A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Stornoway Shares to the extent such dividends are deductible in computing such corporation’s taxable income.

A disposition or deemed disposition of Stornoway Shares by a Resident Holder will be subject to the normal rules under the Tax Act. (See “Taxation of Capital Gains and Capital Losses” above.) Provided that they are listed on a prescribed stock exchange, which includes the TSX, or that Stornoway continues to qualify as a “public corporation” for the purposes of the Tax Act, Stornoway Shares will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans.

Holders Not Resident in Canada

This portion of the summary is applicable to Holders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold, and are not deemed to use or hold their Ashton Shares or Stornoway Shares in carrying on a business in Canada. Holders meeting all such requirements are hereinafter referred to as a “Non-Resident Holder” or “Non-Resident Holders”, and this part of the summary only addresses such Non-Resident Holders. Special rules, which are not discussed in this summary, may apply to a non-Canadian resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Ashton Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” as defined in the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

Generally, Ashton Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX) at that time, unless:

(a)                                  at any time during the 60 month period ending at the time of disposition of the Ashton Shares by such NonResident Holder, the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder, or any combination thereof owned 25% or more of the issued shares of any class or series of the capital stock of Ashton; or

(b)                                 the Non-Resident Holder’s Ashton Shares were acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property or are otherwise deemed to be taxable Canadian property.

If the Ashton Shares are taxable Canadian property to a Non-Resident Holder, the recognition of a capital gain on the disposition of Ashton Shares as a result of acceptance of the Offer would in general be determined in the manner and subject to the tax treatment described above under “Holders Resident in Canada”, subject to the terms of any applicable income tax treaty between Canada and the country of residence of the Non-Resident Holder. Non-Resident Holders who hold Ashton Shares as taxable Canadian property should consult with their own tax advisors.

Compulsory Acquisition of Ashton Shares

A Non-Resident Holder will not be subject to income tax under the Tax Act on a disposition of Ashton Shares either pursuant to Stornoway’s statutory rights of purchase described in Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited — Compulsory Acquisition” or on an exercise of dissent rights in respect thereof unless the Ashton Shares are “taxable Canadian property” to the Non-Resident Holder as described above (and subject to the discussion below under “Potential Delisting”) and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Where interest is paid or credited to a Non-Resident Holder in connection with the exercise of dissent rights under a Compulsory Acquisition, such Non-Resident Holder will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount thereof, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) (the “Tax Treaty”) and is the beneficial owner of the interest, the applicable rate of Canadian withholding tax is generally reduced to 10%.

Subsequent Acquisition Transaction

As described in Section 7 of this Circular, “Acquisition of Ashton Shares Not Deposited — Subsequent Acquisition Transaction”, if Stornoway does not acquire all of the Ashton Shares under the Offer or by means of a Compulsory Acquisition, Stornoway may propose other means of acquiring the remaining outstanding Ashton Shares. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Ashton Shares are taxable Canadian property, as described above (and subject to the discussion below under “Potential Delisting”), and the Non-Resident Holder is not entitled to any relief under an applicable tax treaty. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Ashton Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Ashton Shares are not then listed on a prescribed exchange. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%, as would any interest awarded to a Non-Resident Holder by a court in the event a dissent is available and is exercised. The rate of withholding tax may be reduced under the provisions of an applicable income tax treaty. Where the Non-Resident Holder is a U.S. resident entitled to benefits under the Tax Treaty and is the beneficial owner of the dividends or the interest, the rate of Canadian withholding tax is generally reduced to 15% for dividends and 10% for interest.

Potential Delisting

As described under Section 6 of this Circular, “Risk Factors — Risks Related to the Offer” Ashton Shares may be delisted from the TSX. If the Ashton Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, Ashton Shares will be taxable Canadian property to the Non-Resident Holder and the NonResident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, subject to relief under an applicable tax treaty. If Ashton Shares are not listed on a prescribed stock exchange at the time of disposition, the notification and withholding provisions of section 116 of the Tax Act will apply to a Non-Resident Holder in which case the Non-Resident Holder will be required to comply with the notice requirements in section 116 of the Tax Act and Stornoway may be required to withhold an amount from any payment to the Non-

Resident Holder pursuant to the Tax Act. Non-Resident Holders should consult with their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Ashton Shares pursuant to the Offer.

Holding and Disposing of Stornoway Shares

Dividends paid or deemed to be paid to a Non-Resident Holder on Stornoway Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty.

Provided the Stornoway Shares are listed on a prescribed stock exchange at all relevant times, a Non-Resident Holder will generally not be liable for Canadian income tax on a disposition or deemed disposition of Stornoway Shares unless the Non-Resident Holder’s Stornoway Shares are, or are deemed to be, taxable Canadian property and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

19. Procedure for Tax Election

Stornoway agrees to make a Tax Election pursuant to subjection 85(1) or 85(2) of the Tax Act (and any similar provision of any relevant provincial tax legislation) with an Eligible Holder specifying such Elected Amount as may determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) of the Tax Act (or any applicable provincial tax legislation, as the case may be), provided that such Eligible Holder has duly completed and provided to Stornoway the package of documents described below (a “Tax Election Package”) in the manner and within the time limits set out below.

No Tax Election will be made with any Shareholder who is not an Eligible Holder. A Shareholder who completes the Tax Election Package and forwards such package to Stornoway will be considered to have represented to Stornoway that the Shareholder is an Eligible Holder.

In order to make a Tax Election, a Shareholder may either obtain a Tax Election Package from the Depositary, or may obtain the election forms directly from the CRA and the relevant provincial tax authority. An Eligible Holder wishing to obtain a Tax Election Package from the Depositary should indicate same on the Letter of Acceptance and Transmittal accompanying the Offer in the space provided therein. The Tax Election Package consists of:

(a)                                  two copies of Federal Election Form T-2057 or, if the shareholder is a partnership as indicated on the Letter of Acceptance and Transmittal, two copies of Federal Election Form T-2058;

(b)                                 if the Shareholder is required to file income tax returns in Quebec as indicated on the Letter of Acceptance and Transmittal, then two copies of the Quebec Tax Election Form TP-518-V or any replacement form released by the Quebec tax authority or, if the shareholder is required to file in Quebec and is a partnership as indicated on the Letter of Acceptance and Transmittal, then three copies of Quebec Tax Election Form TP-529-V or any replacement form released by the Quebec tax authority; and

(c)                                  a tax election filing authorization letter (two copies if the holder is required to file in Quebec as indicated on the Letter of Acceptance and Transmittal).

A duly completed Tax Election Package together with any required supporting schedules must be signed and forwarded by a Shareholder to Stornoway on or before the later of 90 days after the applicable Take-Up Date and December 31, 2006 (the “Tax Election Deadline”). Stornoway will not be required to execute any Tax Election received after the Tax Election Deadline. Any Shareholder who does not ensure that Stornoway has received a duly completed Tax Election Package on or before the Tax Election Deadline may not be able to benefit from the “rollover” provisions in subsections 85(1) and 85(2) of the Tax Act or their provincial equivalents.

Stornoway agrees to execute any properly completed Tax Election contained in a Tax Election Package received by Stornoway from a Shareholder and to forward such Tax Election Package by mail within 30 days after the receipt thereof by Stornoway to such Shareholder. It is the responsibility of the Shareholder to file the Tax Election with the relevant tax authority. In order for the CRA (and where applicable the ministère du Revenu du Québec) to accept a Tax Election Package without a late filing penalty being paid by a Shareholder, the Tax Election Package, duly completed and executed by both the Shareholder and Stornoway, must be received by such taxation authorities on or before the day that is the earliest date on or before which either Stornoway or the Shareholder is required to file an income tax return for the taxation year in which such Shareholder’s Ashton Shares are sold pursuant to the Offer. Stornoway has an April 30 taxation year-end and is required to file income tax returns by October 31. Shareholders who have a taxation year-end other than April 30 may be required to forward a Tax Election Package to Stornoway prior to the Tax Election Deadline in order to avoid late filing penalties.

If Ashton Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a copy of the Federal Election Form T-2057 (and where applicable, the corresponding provincial form) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number or business number of each co-owner. If Ashton Shares are held as partnership property, a partner designated by the partnership must file one copy of Federal Election Form T-2058 on behalf of each member of the partnership (and where applicable, the corresponding form in duplicate with the provincial taxation authorities). Such Federal Election Form T-2058 (and provincial form, if applicable) must be accompanied by a list containing the name, address, social insurance number or business number of each partner as well as the tax election filing authorization letter signed by each partner authorizing the designated partner to complete and file the form.

Compliance with the requirements to ensure the validity of a Tax Election, including any new or different requirements in effect after the date hereof, will be the sole responsibility of the Shareholder making the election.

Stornoway will not be responsible for the proper completion of any Tax Election and, except for Stornoway’s obligation to execute and mail to the Shareholder a Tax Election Package within 30 days of its being received by Stornoway, the Shareholder will be solely responsible for the payment of any late filing penalty. Stornoway will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any Tax Election, nor will Stornoway be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly file any Tax Election form in the prescribed form and manner and within the time prescribed in the Tax Act and the corresponding provisions of any applicable provincial income tax legislation (except any failure of Stornoway to execute and mail to the Shareholder a Tax Election Package within 30 days of its being received by Stornoway). Stornoway reserves the right, in its sole discretion, to reject a Shareholder’s Tax Election if Stornoway determines in its sole discretion that the Tax Election Package is improperly completed.

Shareholders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for information respecting the Tax Election (and, where applicable, Bulletin IMP-518-3 issued by the ministère du Revenu du Québec).

The comments herein concerning the tax elections are provided for general assistance only. The rules in this area are complex and the law contains limitations and numerous technical requirements. Shareholders wishing to avail themselves of the Tax Election should consult their own tax advisors.

20. Depositary

Stornoway has engaged CIBC Mellon Trust Company to act as Depositary for the receipt of Ashton Shares and related Letters of Transmittal deposited to the Offer and for the payment for Ashton Shares purchased by Stornoway pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Ashton Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Ashton Shares. In addition, Stornoway Shares issuable to U.S. Shareholders will be issued and delivered to the Depositary on behalf of such U.S. Shareholders and a registered broker or investment dealer retained by the Depositary will sell them on the TSX. Following such sale, the Depositary will distribute the net cash proceeds as provided for in Section 1 of the Offer, “The Offer — U.S. Shareholders”. The Depositary will receive reasonable and customary compensation from Stornoway for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Stornoway has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

21. Dealer Managers and Soliciting Dealer Group

The Offeror has retained BMO Nesbitt Burns Inc. and Canaccord Capital Corporation to act as financial advisors in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be paid a fee for services rendered by them in their respective capacity as financial advisors, and will be reimbursed by Stornoway for their reasonable out-of-pocket expenses. In addition, BMO Nesbitt Burns Inc. and Canaccord Capital Corporation will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer.

BMO Nesbitt Burns Inc. and Canaccord Capital Corporation have the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer. The Dealer Managers and the other members of any Soliciting Dealer Group are referred to herein as “Soliciting Dealers”. Stornoway may make use of the services of a Soliciting Dealer and, in this case, may pay such Soliciting Dealer a fee for each Ashton Share deposited and taken up by Stornoway under the Offer other than Ashton Shares held by members of a Soliciting Dealer Group for their own account. Stornoway may require Soliciting Dealers to furnish evidence of the beneficial ownership satisfactory to it at the time of deposit.

No fee or commission will be payable by Shareholders who transmit their Ashton Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer, provided that, if a Shareholder is a U.S. Shareholder, the proceeds resulting from any sale of Stornoway Shares by a registered broker or investment dealer retained by the Depositary on its behalf will be subject to deductions in respect of brokerage commissions and other expenses. See Section 1 of the Offer, “The Offer — U.S. Shareholders”.

22. Information Agent

Stornoway has retained Georgeson Shareholder Communications Canada Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from Stornoway for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Ashton Shares pursuant to the Offer, provided that the Offeror may make other arrangements with soliciting dealers and/or information agents outside of Canada.

Shareholders should contact the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing their Ashton Shares with the Depositary.

23. Offerees’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides securityholders of Ashton with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Ashton Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

24. Directors’ Approval

The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of Stornoway.

25. Expenses of the Offer

Stornoway will fund the costs and expenses it incurs as a result of the Offer, and Stornoway has sufficient funds available to pay all such costs and expenses. Stornoway estimates that the fees and expenses of the Offer will be $7,118,000, of which $800,000 are expenses common to both the Offer and the Contact Offer (i.e., the $800,000 will be required as a result of either the Offer or the Contact Offer, but not both).

26. Available Information

Stornoway files reports and other information with Canadian securities regulatory authorities. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

27. Experts

The audited consolidated financial statements of Stornoway as at April 30, 2006 and 2005 and for each of the years in the three-year period ended April 30, 2006, incorporated by reference in this Offer and Circular, have been so incorporated in reliance upon the report of Staley, Okada & Partners, independent chartered accountants, and upon the authority of such said firm as experts in accounting and auditing. Staley, Okada & Partners has advised that it is independent of Stornoway within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

The audited consolidated financial statements of Contact as at December 31, 2005 and 2004 and for each of the years ended December 31, 2005 and December 31, 2004, incorporated by reference in this Offer and Circular, have been so incorporated in reliance upon the report of Ernst & Young LLP, independent chartered accountants, and upon the authority of such said firm as experts in accounting and auditing. Ernst & Young LLP has advised the Audit Committee of the Board of Directors of Contact that it is independent of Contact within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

With respect to the Pro Forma Consolidated Financial Statements of Stornoway included herein, the independent chartered accountants have reported that they applied limited procedures in accordance with Canadian professional standards for preparation of a compilation report. The compilation reports are provided solely in order to comply with applicable requirements of Canadian securities laws. It should be noted that to report in accordance with Public Company Accounting Oversight Board Auditing Standards (PCAOBAS) on a compilation of pro forma financial statements an examination greater in scope than that performed under Canadian standards would be required. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the procedures applied.

The audited consolidated financial statements of Ashton as at and for the two years ended December 31, 2005 incorporated into this Circular by reference contain the report of Ashton’s independent auditors. Stornoway has not obtained the consent necessary for Stornoway to incorporate the audit report by reference into this Circular. Because Stornoway has not obtained Ashton’s auditor’s consent, Shareholders may not be able to recover against Ashton’s auditors under Section 11 of the U.S. Securities Act for untrue statements of a material fact contained in the financial statements audited by Ashton’s auditors or any omissions to state a material fact required to be stated therein.

Certain material in Stornoway’s Renewal Annual Information Form for the year ended April 30, 2006 has been incorporated by reference herein upon the authority of the following:

Dean J. Besserer, B.Sc. P. Geol, an independent consulting geologist with APEX Geosciences Ltd. and a “qualified person” for the purposes of National Instrument 43-101 of the Canadian Securities Administrators, prepared the Technical Reports on Stornoway’s Aviat Properties (entitled “Technical Report for the Aviat Properties, Melville Peninsula, Nunavut, Canada” dated January 31, 2006) and Churchill Project (entitled “Technical Report for Churchill Diamond Property, Nunavut, Canada” dated April 20, 2006). Robin Hopkins, P. Geol (NT/NU), a “qualified person” for the purposes of National Instrument 43-101, prepared the update on the exploration activities and results of the Aviat Properties after January 31, 2006. Mr. Hopkins is employed by Stornoway as its Vice-President, Exploration. Mr. Besserer presently holds no Stornoway Shares, directly or indirectly. Mr. Hopkins holds beneficially, directly or indirectly, less than 1% of the outstanding Stornoway Shares.

28. Legal Matters

Certain legal matters relating to the Offer and to the Stornoway Shares to be distributed pursuant to the Offer will be reviewed by Blake, Cassels & Graydon LLP and DuMoulin Black LLP. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP as a group and the partners and associates of DuMoulin Black LLP as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Stornoway Shares.

CONSENTS OF AUDITORS

We have read the Offer and Circular of Stornoway Diamond Corporation (“Stornoway”) dated August 10, 2006 relating to the Offer by Stornoway to purchase all of the outstanding common shares of Ashton Mining of Canada Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Offer and Circular of our reports to the shareholders of Stornoway on the consolidated balance sheets of Stornoway as at April 30, 2006 and 2005 and April 30, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for each of the years in the three year period ended April 30, 2006. Our reports are dated July 7, 2006 and June 30, 2005, respectively.

We also consent to the use in the above-mentioned Offer and Circular of our reports dated August 4, 2006 to the Board of Directors of Stornoway on the:

(a)                                  Stornoway pro forma consolidated financial statements with regard to the Contact transaction;

(b)                                 Stornoway pro forma consolidated financial statements with regard to the Ashton transaction; and

(c)                                  Stornoway pro forma consolidated financial statements with regard to the Contact and Ashton transaction.

(signed) Staley, Okada & Partners

Chartered Accountants

Vancouver, British Columbia

August 10, 2006

We have read the Offer and Circular of Stornoway Diamond Corporation (“Stornoway”) dated August 10, 2006 relating to Stornoway’s offer to purchase all of the outstanding common shares of Ashton Mining of Canada Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Contact Diamond Corporation (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2005 and 2004 and the consolidated statements of loss and deficit and cash flows for the years ended December 31, 2005 and December 31, 2004. Our report is dated March 3, 2006.

Toronto, Canada	(signed) ERNST & YOUNG LLP

August 10, 2006	Chartered Accountants

CONSENTS OF COUNSEL

To the Directors of

Stornoway Diamond Corporation

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Offer and Circular dated August 10, 2006 made by Stornoway Diamond Corporation to the holders of common shares of Ashton Mining of Canada Inc.

(signed) BLAKE, CASSELS & GRAYDON LLP

Toronto, Ontario
August 10, 2006

To the Directors of

Stornoway Diamond Corporation

We hereby consent to the references to our name contained under the heading “Legal Matters” in the Offer and Circular dated August 10, 2006 made by Stornoway Diamond Corporation to the holders of common shares of Ashton Mining of Canada Inc.

(signed) DUMOULIN BLACK LLP

Vancouver, British Columbia
August 10, 2006

CONSENT OF EXPERT

I, Dean J. Besserer, B.Sc., P.Geol., hereby confirm that I have read the Offer and Circular of Stornoway Diamond Corporation (“Stornoway”) furnished with Stornoway’s offer dated August 10, 2006 to purchase all of the outstanding common shares of Ashton Mining of Canada Inc.

I hereby consent to the use of my name in connection with references to my involvement in the preparation of the technical reports entitled:

(a)                                  “Technical Report for the Aviat Properties, Melville Peninsula, Nunavut, Canada” dated January 31, 2006
(the “Aviat Technical Report”); and

(b)                                 “Technical Report for Churchill Diamond Property, Nunavut, Canada” dated April 20, 2006 (the
“Churchill Technical Report”),

and to references to the Aviat Technical Report and the Churchill Technical Report, or portions thereof, in the Circular and to the inclusion and incorporation by reference of information derived from the Aviat Technical Report and the Churchill Technical Report in the Offer and Circular.

I also hereby confirm that I have read Stornoway’s Renewal Annual Information Form dated July 11, 2006 (the “AIF”) and that I have no reason to believe there are any misrepresentations in the information contained in the Offer and Circular or the AIF that are derived from the Aviat Technical Report or the Churchill Technical Report or that is within my knowledge as a result of the services that I have performed in connection with the Aviat Technical Report or the Churchill Technical Report.

(signed) Dean J. Besserer

August 10, 2006

Vancouver, British Columbia

CONSENT OF EXPERT

I, Robin Hopkins, P. Geol. (NT/NU), hereby confirm that I have read the Offer and Circular of Stornoway
Diamond Corporation (“Stornoway”) furnished with Stornoway’s offer dated August 10, 2006 to purchase all of the outstanding common shares of Ashton Mining of Canada Inc.

I hereby consent to the use of my name in connection with references to my involvement in the preparation of updates on the exploration activities and results of Stornoway at its Aviat Properties appearing in Stornoway’s Renewal Annual Information Form dated July 11, 2006 and to the inclusion and incorporation by reference of information derived from such Renewal Annual Information Form in the Circular.

I also hereby confirm that I have read Stornoway’s Renewal Annual Information Form dated July 11, 2006 (the “AIF”) and that I have no reason to believe there are any misrepresentations in the information contained in the Offer and Circular or the AIF that are derived from the information prepared by me or that is within my knowledge as a result of the services that I have performed in connection with the Technical Report.

(signed) Robin Hopkins

August 10, 2006

Vancouver, British Columbia

APPROVAL AND CERTIFICATE OF STORNOWAY DIAMOND CORPORATION

The contents of the Offer and Circular, together with the Annexes included therein, have been approved by, and the sending, communication or delivery thereof to the Shareholders has been authorized by, the board of directors of Stornoway Diamond Corporation. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer or the securities to be distributed hereunder.

Dated: August 10, 2006.

(signed) EIRA M. THOMAS	(signed) D. BRUCE MCLEOD
President and Chief Executive Officer	Chief Financial Officer

On behalf of the board of directors

(signed) CATHERINE MCLEOD-SELTZER	(signed) JOHN E. ROBINS
Director	Director

ANNEX A

STORNOWAY/ASHTON PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 April 2006
Unaudited — See Compilation Report

Canadian Funds

Staley, Okada & Partners	Suite 400 — 889 West Pender Street
CHARTERED ACCOUNTS	Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.co

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND
CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the ‘‘Company’’ or ‘‘Stornoway’’) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.                     Compared the figures in the columns captioned ‘‘Stornoway’’ to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.                     Compared the figures in the column captioned ‘‘Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Ashton Mining of Canada Inc. for the year ended December 31, 2005 respectively, and found them to be in agreement.

3.                     Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)                                  the basis for determination of the pro forma adjustments; and

(b)                                 whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)                                  described to us the basis for determination of the pro forma adjustments; and

(b)                                 stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.                     Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.                     Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned ‘‘Stornoway’’ as at 30 April 2006 and ‘‘Ashton’’ as at 31 March 2006 and ‘‘Stornoway’’ and ‘‘Adjusted Ashton’’ for the 12 months then ended, and found the amounts in the column captioned ‘‘Pro Forma Consolidated’’ to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

‘‘Staley, Okada & Partners’’

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms °  A member of the Institute of Chartered Accountants of British Columbia
A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

STORNOWAY DIAMOND CORPORATION	Statement 1

(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET

Canadian Funds

Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

				Pro Forma
				Adjustments and
				Eliminating
				Entries	Pro Forma
	Stornoway	Ashton		(Note 3)	Consolidated

ASSETS
Current
Cash and short term deposits	$23,039	$24,925	B	$(57,948)	$41,323
			C	(4,118)
			D	32,500
			D	(3,000)
			E	22,500
			F	3,425
Receivables and prepaid expenses	728	2,659			3,387
	23,767	27,584		(6,641)	44,710

Investments	1,887	—		—	1,887
Prepaid fuel	906	—		—	906
Property, plant and equipment	658	2,275		—	2,933
Deferred financing costs	—	—	D	3,000	3,000
Resource property costs	37,557	21,910	A	553	165,107
			G	105,087
Investment in Ashton Mining of Canada Inc.			B	123,357	—
			C	4,118
			F	1,966
			G	(129,441)
	$64,775	$51,769		$101,999	$218,543

LIABILITIES
Current
Trade accounts payable and accrued liabilities	$1,330	$1,920		$—	$3,250
Bridge facility	—	—	D	32,500	32,500
Due to related parties	51	—		—	51
	1,381	1,920		32,500	35,801

Future income tax liabilities	—	—		28,720	28,720
Long term asset retirement obligations	—	200		—	200
	1,381	2,120		61,220	64,721

SHAREHOLDERS’ EQUITY
Share Capital(Note 5)	77,225	120,529	A	553	165,687
			B	65,409
			E	22,500
			F	3,425
			G	(123,954)
Contributed Surplus	2,900	1,549	F	1,966	4,866
			G	(1,549)
Deficit	(16,731)	(72,429)	G	72,429	(16,731)
	63,394	49,649		40,779	153,822
	$64,775	$51,769		$101,999	$218,543

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION	Statement 2

(A Development Stage Company)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

		Adjusted	Pro Forma
		Ashton 31	Adjustments and
	Stornoway 30	March 2006	Eliminating	Pro Forma
	April 2006	(Note 4)	Entries	Consolidated

Administrative Expenses
Investor relations and shareholder reporting	$345	$453	$—	$798
Large corporation tax	14	—	—	14
Legal and audit	179	114	—	293
Office and administration	345	344	—	689
Salary and benefits	408	984	—	1,392
Stock based compensation	518	619	—	1,137
	1,809	2,514	—	4,323

Write off of resource property costs	3,919	9,322	—	13,241
Write down of investments	6	—	—	6
Gain on sale of equipment	—	(4)	—	(4)
Bad debt recovery	(32)	—	—	(32)
Interest income	(652)	(362)	—	(1,014)
Property management fees	(145)	—	—	(145)
Gain on sale of investments	(269)	—	—	(269)
	4,636	11,470	—	16,106
Future income tax expense (recovery)	(2,865)	(1,648)	—	(4,513)
Loss for the period	$1,771	$9,822	$—	$11,593
Pro Forma Weighted Number of Common
Shares Outstanding				150,871,711
Pro Forma Loss per Common Share — Basic
and Diluted				$(0.08)

See Accompanying Notes

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements
Canadian Funds
Unaudited — See Compilation Report

1.           Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (‘‘Stornoway’’ or the ‘‘Company’’) have been prepared in accordance with generally accepted accounting principles in Canada. These unaudited pro forma consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Ashton Mining of Canada Inc. (‘‘Ashton’’).

The pro forma consolidated balance sheet has been prepared as if the combination with Ashton described in Note 2 occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006 and the unaudited consolidated balance sheet of Ashton as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the combination with Ashton described in Note 2 occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006 and the unaudited consolidated statement of operations of Ashton for the 12 month period ended 31 March 2006 (Note 4).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transaction actually been effected on 30 April 2006 or the results of operations had the transaction been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s and Ashton’s financial statements have been reclassified to provide a consistent classification format.

2.           Business Acquisition

Stornoway has made an offer (the ‘‘Offer’’) to acquire 100% of the issued and outstanding shares of Ashton, a public company listed on the Toronto Stock Exchange (‘‘TSX’’). Under the terms of the Offer, each Ashton shareholder will be entitled to receive (i) $1.25 in cash for each Ashton share (the ‘‘Cash Alternative’’) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the ‘‘Share Alternative’’). The maximum cash consideration payable under the Cash Alternative is $59,500,000 to be paid on a pro-rata basis to all shareholders and potential Ashton shareholders including option and warrant holders.

This acquisition will be accounted for under the purchase method of accounting.

The Offer is subject to a number of conditions, including the absence of adverse material changes and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Contact Diamond Corporation (‘‘Contact’’).

Stornoway intends to fund the cash portion of the Ashton Offer using existing cash resources, a $32,500,000 bridge facility underwritten by a Canadian Chartered Bank (the ‘‘Bank’’) and the proceeds from a $22,500,000 private placement of subscription receipts to Agnico-Eagle Mines Ltd (‘‘Agnico-Eagle’’).

The bridge facility will bear interest at either the Bank’s Prime Rate + 4.5% per annum or Bankers Acceptances + 5.5% per annum, at the option of the Company. The loan will mature and be repayable on the earlier of (a) six months following the initial drawdown of the funds and (b) 10 months from the date of the mailing of the Take Over Circular. Any equity financing done by the Company (except the Agnico- Eagle financing) will be applied against outstanding balances owed to the Bank. Associated with the bridge facility is a commitment fee of $1,000,000, and a fee of $500,000 if there is no drawdown or a fee of $2,000,000 if there is a drawdown of the bridge facility. Should there be any amounts still owing on the bridge facility 3 months following the drawdown, a further $1,500,000 will be payable.

For the Agnico-Eagle financing of $22,500,000, 15,670,297 subscription receipts issued for $20,000,000 will be converted on a one for one basis into common shares of Stornoway once the Ashton Offer is completed and the remaining 1,958,787 subscription receipts issued for $2,500,000 will be converted on a one for one basis into common shares of Stornoway if there is a drawdown under the bridge facility. All subscription receipts are refunded in the event the Ashton Offer is not completed.

In connection with the takeover bids, the Company entered into an agreement with the Bank for financial advisory services. Under the terms of this agreement, the Company will pay the Bank fees totalling $1,300,000 in respect of the Ashton transaction. The Company is also responsible for reasonable out of pocket expenses.

In connection with the takeover bids, the Company entered into a Fiscal Advisory agreement with Canaccord Capital Corporation (‘‘Canaccord’’). Under the terms of this agreement, the Company will pay Canaccord fees totalling $1,000,000. The Company is also responsible for reasonable out of pocket expenses.

3.           Pro Forma Assumptions and Adjustments

The following pro forma adjustments reflect the Company’s acquisition of 100% of Ashton. Ashton’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Ashton shares is recorded to resource property costs.

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements
Canadian Funds
Unaudited — See Compilation Report

3.           Pro Forma Assumptions and Adjustments — Continued

a)                                      To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

b)                                     To record the acquisition of 100% of Ashton’s issued and outstanding shares. As at 21 July 2006, Ashton had 94,977,661 common shares issued and outstanding. Add to this the assumption that all of the ‘‘in the money’’ options will be exercised (Note 3(f)) and the total number of Ashton shares will be 98,266,961. Assuming that the full amount of the Cash Alternative is elected (being $57,425,000 after taking into effect the pro ration over the fully diluted Ashton share population), there would be 52,326,956 Ashton shares remaining to be acquired by Stornoway for 52,326,956 Stornoway shares and cash consideration payable of $523,000. Stornoway’s shares are valued at $1.25. This totals $123,357,000, of which $57,948,000 is cash consideration and $65,409,000 is share consideration.

c)                                      To record the estimated transaction expenses totalling $4,118,000 which consist of legal, advisory and accounting costs. This includes all expenses paid for financial advisory services from the Bank and Canaccord as well as management’s estimates of the direct costs of the transaction to Stornoway and Ashton. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Ashton.

d)                                     To record the bridge facility. For purposes of this pro forma, management is assuming that the bridge facility will be used. The estimated bridge facility costs of $3,000,000 have been recorded to deferred financing fees. Any interest and or expenses payable with relation to the bridge facility that occur after the transaction has closed will also be recorded to deferred financing fees.

e)                                      To record the Agnico-Eagle financing of $22,500,000 with the assumption that the bridge facility has been drawn down.

f)                                        For the purposes of this pro forma, it has been assumed that there were 3,289,300 ‘‘in the money’’ options of Ashton outstanding which would be exercised for total proceeds of $3,425,000. The Company will assume all of the outstanding unexercised Ashton stock options by granting 1,050,775 stock options of the Company. These options will be exercisable at a weighted average exercise price of $1.74 with an estimated remaining life of 4.6 years. The Company assumes all outstanding unexercised Ashton stock purchase warrants by granting 2,500,000 Company warrants exercisable at $1.30 with a remaining life of .83 years. For the purposes of this pro forma, the unexercised options and warrants of Ashton were determined to have an estimated value of $1,966,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free rate of 4.26% and a volatility factor of 97.5%. The $1,966,000 has been accounted for as part of the acquisition cost of Ashton.

g)                                     To record the consolidation adjustments as required for the purchase method of accounting, including the purchase price discrepancy of $105,087,000 which has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Ashton (being $129,441,000) over Ashton’s net identifiable assets less liabilities (being $24,354,000), which is allocated to the non-monetary assets acquired, being resource properties.

The following allocates the purchase price based on management’s preliminary estimate of fair values.

		Pro Forma
		Assumptions
		and
	Ashton	Adjustments	Fair Value	Ashton
	Book Value	(Note 3f)	Adjustments	Fair Value

Cash and short term deposits	$24,925	$3,425	$—	$28,350
Other current assets	2,659	—	—	2,659
Property, plant and equipment	2,275	—	—	2,275
Resource property	21,910	—	105,087	126,997
Total Assets	$51,769	$3,425	$105,087	$160,281

Current liabilities	$1,920	$—	$—	$1,920
Long term asset retirement obligations	200	—	—	200
Future income tax liability	—	—	28,720	28,720
Total Liabilities	2,120	—	28,720	30,840
Net Assets (Liabilities) Purchased	$49,649	$3,425	$76,367	$129,441

Stornoway Diamond Corporation
(A Development Stage Company)

Notes to Pro Forma Consolidated Financial Statements
Canadian Funds
Unaudited — See Compilation Report

4.           Adjusted Ashton

Stornoway’s year end is 30 April and Ashton’s year end is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Ashton. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Adjusted Ashton
	31 December 2005	31 March 2005	31 March 2006	31 March 2006
		(Unaudited)	(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations and shareholder reporting	$460	$180	$173	$453
Legal and audit	112	28	30	114
Office and administration	345	91	90	344
Salaries and benefits	975	251	260	984
Stock based compensation	624	102	97	619
	2,516	652	650	2,514

Write off of resource property costs	9,181	41	182	9,322
Loss (gain) on sale of equipment	1	5	—	(4)
Interest income	(332)	(98)	(128)	(362)
	11,366	600	704	11,470
Future income tax expense (recovery)	(1,100)	(1,100)	(1,648)	(1,648)
Loss (Income) for the period	$10,266	$(500)	$(944)	$9,822

5.           Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of Shares
	Issued and
	Outstanding	Amount	Contributed Surplus

Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3a)	494,121	553	—
Shares issued on acquisition of Ashton	52,326,956	65,409	—
Stock option valuation on Ashton options and warrants	—	—	1,966
Shares issued to Agnico-Eagle	17,629,084	22,500	—
Pro Forma Balance — 30 April 2006	150,871,711	$165,687	$4,866

ANNEX B

STORNOWAY/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Contact Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

30 April 2006

Unaudited — See Compilation Report

Canadian Funds

Staley, Okada & Partners	Suite 400 — 889 West Pender Street
CHARTERED ACCOUNTS	Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com www.staleyokada.com

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND

CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the “Company” or “Stornoway”) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.                     Compared the figures in the columns captioned “Stornoway” to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.                     Compared the figures in the column captioned “Contact” to the unaudited interim consolidated financial statement of Contact Diamond Corporation as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned “Adjusted Contact” to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Contact Diamond Corporation for the year ended 31 December 2005 respectively, and found them to be in agreement.

3.                     Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)             the basis for determination of the pro forma adjustments; and

(b)            whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)             described to us the basis for determination of the pro forma adjustments; and

(b)            stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

4.                     Read the notes to the pro forma consolidated financial statement, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.                     Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Stornoway” as at 30 April 2006 and “Contact” as at 31 March 2006 and “Stornoway” and “Adjusted Contact” for the 12 months then ended, and found the amounts in the column captioned “Pro Forma Consolidated” to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

“Staley, Okada & Partners”

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms ^ A member of the Institute of Chartered Accountants of British Columbia A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

STORNOWAY DIAMOND CORPORATION	Statement 1
(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

				Pro Forma
				Adjustments and
				Eliminating Entries	Pro Forma
	Stornoway	Contact		(Note 3)	Consolidated

ASSETS
Current
Cash and short term deposits	$23,039	$997	A	$3,900	$25,658
			D	(2,278)
Receivables and prepaid expenses	728	19		—	747
	23,767	1,016		1,622	26,405

Investments	1,887	165	F	49	2,101
Prepaid fuel	906	—		—	906
Property, plant and equipment	658	90			748
Resource property costs	37,557	—	B	553	71,354
			F	33,244
Investment in Contact	—	—	C	19,743	—
			D	2,278
			E	1,012
			F	(23,033)
	$64,775	$1,271		$35,468	$101,514

LIABILITIES
Current
Trade accounts payable and accrued liabilities	$1,330	$279		$—	$1,609

Due to related parties	51	3,902		—	3,953
Future income tax liabilities	—	—		11,250	11,250
	1,381	4,181		11,250	16,812

SHAREHOLDERS’ EQUITY

Share Capital (Note 5)	77,225	80,011	A	3,900	97,521
			B	553
			C	19,743
			F	(83,911)
Contributed Surplus	2,900	22,192	E	1,012	3,912
			F	(22,192)
Deficit	(16,731)	(105,113)	F	105,113	(16,731)
	63,394	(2,910)		24,218	84,702
	$64,775	$1,271		$35,468	$101,514

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION	Statement 2
(A Development Stage Company)

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

				Pro Forma
		Adjusted Contact		Adjustments and
	Stornoway	31 March 2006		Eliminating	Pro Forma
	30 April 2006	(Note 4)		Entries	Consolidated

Administrative Expenses
Investor relations, shareholder reporting
and regulatory compliance	$345	$249		$—	$594
Large corporation tax	14	—		—	14
Legal and audit	179	173		—	352
Office and administration	345	168		—	513
Salary and benefits and directors’ fees	408	416		—	824
Stock based compensation	518	79		—	597
	1,809	1,085		—	2,894

Write off of resource property costs	3,919	—		—	3,919
Exploration costs	—	3,881	G	(3,881)	—
Write down of investments	6	214		—	220
Bad debt recovery	(32)	—		—	(32)
Interest income	(652)	(93)		—	(745)
Property management fees	(145)	—		—	(145)
Gain on sale of investments	(269)	—		—	(269)
	4,636	5,087		(3,881)	5,842
Future income tax expense (recovery)	(2,865)	(776)		—	(3,641)
Loss for the Period	$1,771	$4,311		$(3,881)	$2,201
Pro Forma Weighted Number of
Common Shares Outstanding					96,710,083
Pro Forma Loss per Common Share —
Basic and Diluted					$0.02

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

1.           Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (“Stornoway” or the “Company”) have been prepared in accordance with generally accepted accounting principles in Canada and should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Contact Diamond Corporation (“Contact”).

The pro forma consolidated balance sheet has been prepared as if the combination with Contact described in Note 2 occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006 and the unaudited consolidated balance sheet of Contact as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the combination with Contact described in Note 2 occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006 and the unaudited consolidated statement of operations of Contact for the 12 month period ended 31 March 2006 (Note 4).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transaction actually been effected on 30 April 2006 or the results of operations had the transaction been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s and Contact’s financial statements have been reclassified to provide a consistent classification format.

2.           Business Acquisition

Stornoway has made an offer (the “Offer”) to acquire 100% of the issued and outstanding shares of Contact, a public company listed on the Toronto Stock Exchange (“TSX”). Under the terms of the Offer, each Contact shareholder will be entitled to receive 0.36 of a Stornoway share per Contact share. The Offer is subject to a number of conditions, including the absence of adverse material changes and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s Take Over Bid for Ashton Mining of Canada Inc. (“Ashton”).

This acquisition will be accounted for under the purchase method of accounting.

3.           Pro Forma Assumptions and Adjustments

The following pro forma adjustments reflect the Company’s acquisition of 100% of Contact. Contact’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Contact shares is recorded to resource property costs.

a)                 To record shares issued by Contact subsequent to 31 March 2006, where Contact entered into flow through private placement agreements for 8,750,000 common shares for net cash proceeds of $3,900,000.

b)                To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

c)                 To record the acquisition of 100% of Contact’s issued and outstanding shares through the issuance of 15,794,412 shares of the Company.  As at 21 July 2006, Contact had 43,873,365 common shares issued and outstanding. The Company has agreed to issue 0.36 Stornoway shares for each Contact share therefore, the Company will issue 15,794,412 shares. The Company’s shares are valued at $19,743,000.

d)                To record the estimated transaction expenses totalling $2,278,000 which consist of legal, advisory and accounting costs. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Contact.

e)                 For the purposes of this pro forma, it has been assumed that there were no “in the money” options outstanding to a Contact shareholder.  The Company will assume all outstanding unexercised Contact stock options by granting 1,368,720 options of the Company. These options will be exercisable at a weighted average price of $3.52 with a weighted average estimated remaining life of 4.52 years. For the purposes of this pro forma, these options were determined to have an estimated value of $1,012,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.20% and a volatility factor of 97.5%. The $1,012,000 has been accounted for as part of the acquisition cost of Contact.

f)                   To record the consolidation adjustments as required for the purchase method of accounting, the purchase price discrepancy of $33,244,000 has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Contact (being $23,033,000) over Contact’s net identifiable assets less liabilities (being a deficit of $10,211,000) which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

3.           Pro Forma Assumptions and Adjustments — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values (expressed in thousands of Canadian dollars).

		Pro Forma
		Assumptions
		and
	Contact	Adjustments	Fair Value	Contact Fair
	Book Value	(Note 3a)	Adjustments	Value

Cash and cash equivalents	$997	$3,900	$—	$4,897
Other current assets	19	—	—	19
Investments	165	—	49	214
Equipment and leaseholds	90	—	—	90
Resource property	—	—	33,244
Total Assets	$1,271	$3,900	$33,293	$38,464

Current liabilities	$279	$—	$—	$279
Due to shareholder	3,902	—	—	3,902
Future income tax liabilities	—	—	11,250	11,250
Total Liabilities	4,181	—	11,250	15,431
Net Assets (Liabilities) Purchased	$(2,910)	$3,900	$22,043	$23,033

g)                Contact’s accounting policy with respect to resource property costs is to charge the expenditures to income in the year in which they are incurred. Stornoway capitalizes its resource property costs as incurred. This entry harmonizes the accounting treatment of Contact’s resource property costs for the 12 month period presented to reflect Stornoway’s accounting policy.

h)                Contact does have 1,200,000 share purchase warrants with an exercise price of $1.50 which would be converted to 432,000 share purchase warrants of the Company with an exercise price of $4.16. These warrants are only exercisable in the event that a production decision is made relating to the Timiskaming Diamond Project. As these warrants are not exercisable at this time this does not form part of the consideration of the purchase of Contact. This would be contingent consideration should they become exercisable in the future.

4.           Adjusted Contact

Stornoway’s year end is 30 April while Contact’s year end is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Contact. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Three Months	Twelve Months	Three Months	Adjusted Contact
	Ended	Ended	Ended	31 March
	31 March 2005	31 December 2005	31 March 2006	2006
	(Unaudited)		(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations, shareholder reporting and
regulatory compliance	$72	$208	$113	$249
Legal and audit	53	186	40	173
Office and administration	11	81	98	168
Salary and benefits and directors’ fees	23	330	109	416
Stock based compensation	—	66	13	79
	159	871	373	1,085

Write off of resource property costs	2,113	5,818	176	3,881
Write down of investments	—	—	214	214
Interest expense (income)	(31)	(106)	(18)	(93)
	2,241	6,583	745	5,087
Future income tax expense (recovery)	(1,791)	(1,791)	(776)	(776)
Loss (income) for the period	$450	$4,792	$(31)	$4,311

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Canadian Funds
Unaudited — See Compilation Report

5.           Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of
	Shares Issued		Contributed
	and Outstanding	Amount	Surplus

Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3b)	494,121	553	—
Shares issued on acquisition of Contact	15,794,412	19,743	—
Stock option valuation on Contact options	—	—	1,012
Pro Forma Balance — 30 April 2006	96,710,083	$97,521	$3,912

ANNEX C

STORNOWAY/ASHTON/CONTACT PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following selected unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offer and the Contact Offer had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such a payments pursuant to change of control provisions or integration costs which may be incurred as a result of the acquisition.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS

30 April 2006

Unaudited — See Compilation Report

Canadian Funds

Staley, Okada & Partners	Suite 400 — 889 West Pender Street
CHARTERED ACCOUNTS	Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com www.staleyokada.com

PROFORMA CONSOLIDATED FINANCIAL STATEMENTS OF STORNOWAY DIAMOND
CORPORATION COMPILATION REPORT

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the consolidated entities that would have been achieved if the Offers had been completed during the periods presented, nor is the selected pro forma consolidated financial information necessarily indicative of the future operating results or financial position of the consolidated entities. The pro forma consolidated financial information does not reflect any special items such as payments pursuant to change in control provisions or integration costs which may be incurred as a result of the acquisition.

COMPILATION REPORT PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

To the Directors of Stornoway Diamond Corporation:

We have read the accompanying unaudited pro forma consolidated balance sheet of Stornoway Diamond Corporation (the ‘‘Company’’ or ‘‘Stornoway’’) as at 30 April 2006 and the unaudited pro forma consolidated statement of operations for the year then ended, and have performed the following procedures:

1.       Compared the figures in the columns captioned ‘‘Stornoway’’ to the consolidated financial statements of the Company as at 30 April 2006 and found them to be in agreement.

2.       Compared the figures in the column captioned ‘‘Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Ashton’’ to the unaudited interim consolidated financial statements of Ashton Mining of Canada Inc. as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Ashton Mining of Canada Inc. for the year ended 31 December 2005 respectively, and found them to be in agreement.

3.       Compared the figures in the column captioned ‘‘Contact’’ to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and found them to be in agreement. Compared the figures in the column captioned ‘‘Adjusted Contact’’ to the unaudited interim consolidated financial statements of Contact Diamond Corporation as at 31 March 2006 and 2005 for each of the three months then ended, and the audited consolidated financial statements of Contact Diamond Corporation for the year ended 31 December 2005 respectively, and found them to be in agreement.

4.       Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a)     the basis for determination of the pro forma adjustments; and

(b)     whether the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

The officials:

(a)     described to us the basis for determination of the pro forma adjustments; and

(b)     stated that the pro forma consolidated financial statements comply as to form in all material respects with the regulatory requirements of the various Securities Commissions and similar regulatory authorities in Canada.

5.       Read the notes to the pro forma consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

6.       Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned ‘‘Stornoway’’ as at 30 April 2006 and ‘‘Ashton’’ and ‘‘Contact’’ as at 31 March 2006, and ‘‘Stornoway’’, ‘‘Adjusted Ashton’’ and ‘‘Adjusted Contact’’ for the 12 months then ended, and found the amounts in the column captioned ‘‘Pro Forma Consolidated’’ to be arithmetically correct.

A pro forma consolidated financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma consolidated financial statement, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

‘‘Staley, Okada & Partners’’

Vancouver, B.C.	STALEY, OKADA & PARTNERS
4 August 2006	CHARTERED ACCOUNTANTS

Staley, Okada & Partners is member of MSI, a network of Independent professional firms °  A member of the Institute of Chartered Accountants of British Columbia
A partnership of Incorporated professionals; L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

STORNOWAY DIAMOND CORPORATION	Statement 1
(A Development Stage Company)

PRO FORMA CONSOLIDATED BALANCE SHEET
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars

				Pro Forma
				Adjustments and
	Stornoway	Ashton	Contact	Eliminating
	30 April	31 March	31 March	Entries		Pro Forma
	2006	2006	2006	(Notes 3 and 4)		Consolidated
ASSETS
Current
Cash and short term deposits	$ 23,039	$ 24,925	$ 997	3b	$ (57,948)	$ 44,742
				3c	(4,118)
				3d	32,500
				3d	(3,000)
				3e	22,500
				3f	3,425
				4a	3,900
				4c	(1,478)
Receivables and prepaid expenses	728	2,659	19			3,406
	23,767	27,584	1,016		(4,219)	48,148
Investments	1,887	—	165	4e	49	2,101
Prepaid fuel	906	—	—		—	906
Property, plant and equipment	658	2,275	90		—	3,023
Deferred financing fees	—	—	—	3d	3,000	3,000
Resource property costs	37,557	21,910	—	3a	553	197,551
				3g	105,087
				4e	32,444
Investment in Ashton Mining of Canada Inc.	—	—	—	3b	123,357	—
				3c	4,118
				3f	1,966
				3g	(129,441)
Investment in Contact Diamond Corporation	—	—	—	4b	19,743	—
				4c	1,478
				4d	1,012
				4e	(22,233)
	$ 64,775	$ 51,769	$ 1,271		$ 136,914	$ 254,729

LIABILITIES
Current
Trade accounts payable and accrued liabilities	$ 1,330	$ 1,920	$ 279		$ —	$ 3,529
Bridge facility				3d	32,500	32,500
	1,330	1,920	279		32,500	36,029
Due to related parties	51	—	3,902		—	3,953
Long term asset retirement obligations	—	200	—		—	200
Future income tax liabilities	—	—	—	3g	28,720	39,970
				4e	11,250
	1,381	2,120	4,181		72,470	80,152

SHAREHOLDERS’ EQUITY

Share Capital (Note 7)	77,225	120,529	80,011	3a	553	185,430
				3b	65,409
				3e	22,500
				3f	3,425
				3g	(123,954)
				4a	3,900
				4b	19,743
				4e	(83,911)
Contributed Surplus (Note 7)	2,900	1,549	22,192	3f	1,966	5,878
				3g	(1,549)
				4d	1,012
				4e	(22,192)
Deficit	(16,731)	(72,429)	(105,113	) 3g	72,429	(16,731)
				4e	105,113
	63,394	49,649	(2,910)		64,444	174,577
	$ 64,775	$ 51,769	$ 1,271		$ 136,914	$ 254,729

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION	Statement 2
(A Development Stage Company)
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Canadian Funds
Unaudited — See Compilation Report
Expressed in thousands of Canadian dollars, except per share amounts

					Pro Forma
		Adjusted	Adjusted		Adjustments
	Stornoway	Ashton	Contact		and
	30 April	31 March	31 March		Eliminating	Pro Forma
	2006	2006	2006		Entries	Consolidated

Administrative Expenses
Investor relations and shareholder reporting	$ 345	$ 453	$ 249		$ —	$ 1,047
Large corporation tax	14	—	—		—	14
Legal and audit	179	114	173		—	466
Office and administration	345	344	168		—	857
Salary and benefits	408	984	416		—	1,808
Stock based compensation	518	619	79		—	1,216
	1,809	2,514	1,085		—	5,408

Write off of resource property costs	3,919	9,322	—		—	13,241
Exploration costs	—	—	3,881	4f	(3,881)	—
Write down of investments	6	—	214		—	220
Gain on sale of equipment	—	(4)	—		—	(4)
Bad debt recovery	(32)	—	—		—	(32)
Interest income	(652)	(362)	(93)		—	(1,107)
Property management fees	(145)	—	—		—	(145)
Gain on sale of investments	(269)	—	—		—	(269)
	4,636	11,470	5,087		(3,881)	17,312
Future income tax expense (recovery)	(2,865)	(1,648)	(776)		—	(5,289)
Loss for the period	$ 1,771	$ 9,822	$ 4,311		(3,881)	$ 12,023
Pro Forma Weighted Number of Common
Shares Outstanding						166,666,123
Pro Forma Loss per Common Share — Basic and Diluted						$ (0.07)

See Accompanying Notes

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds

Unaudited — See Compilation Report

1.    Basis of Presentation

These unaudited pro forma consolidated financial statements of Stornoway Diamond Corporation (“Stornoway” or the “Company”) have been prepared in accordance with generally accepted accounting principles in Canada. These unaudited pro forma consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of Stornoway and the most recent annual and interim consolidated financial statements of Ashton Mining of Canada Inc. (‘‘Ashton’’) and Contact Diamond Corporation (‘‘Contact’’).

The pro forma consolidated balance sheet has been prepared as if the Company’s business combinations with Ashton (Note 2a) and Contact (Note 2b) occurred effective 30 April 2006 using the consolidated balance sheet of Stornoway as at 30 April 2006, unaudited consolidated balance sheet of Ashton as at 31 March 2006, and unaudited consolidated balance sheet of Contact as at 31 March 2006.

The pro forma consolidated statement of operations has been prepared as if the Company’s business combinations with Ashton (Note 2a) and Contact (Note 2b) occurred effective 1 May 2005 using the consolidated statement of operations of Stornoway for the year ended 30 April 2006, the unaudited adjusted consolidated statement of operations of Ashton for the 12 month period ended 31 March 2006 (Note 5), and the unaudited adjusted consolidated statement of operations of Contact for the 12 month period ended 31 March 2006 (Note 6).

The pro forma consolidated financial statements are not intended to reflect the financial position which would have resulted had the transactions actually been effected on 30 April 2006 or the results of operations had the transactions been effected on 1 May 2005. Further, the pro forma results of operations may not be indicative of future results.

Certain elements of Stornoway’s, Ashton’s and Contact’s financial statements have been reclassified to provide a consistent classification format.

2.    Business Acquisition

a)   Ashton

Stornoway has made an offer (the ‘‘Offer’’) to acquire 100% of the issued and outstanding shares of Ashton, a public company listed on the Toronto Stock Exchange (‘‘TSX’’). Under the terms of the Offer each Ashton shareholder will be entitled to receive (i) $1.25 in cash for each Ashton share (the ‘‘Cash Alternative’’) or (ii) one Stornoway share plus $0.01 in cash per Ashton share (the ‘‘Share Alternative’’). The maximum cash consideration payable under the Cash Alternative is $59,500,000 to be paid on a pro-rata basis to all shareholders and potential Ashton shareholders including option and warrant holders.

This acquisition will be accounted for under the purchase method of accounting.

The Offer is subject to a number of conditions, including the absence of adverse material changes, and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Contact.

Stornoway intends to fund the cash portion of the Ashton Offer using existing cash resources, a $32,500,000 bridge facility underwritten by a Canadian Chartered Bank (the ‘‘Bank’’) and the proceeds from a $22,500,000 private placement of subscription receipts to Agnico-Eagle Mines Ltd (‘‘Agnico-Eagle’’).

The bridge facility will bear interest at either the Bank’s Prime Rate + 4.5% per annum or Bankers Acceptances + 5.5% per annum, at the option of the Company. The loan will mature and be repayable on the earlier of (a) six months following the initial drawdown of the funds and (b) 10 months from the date of the mailing of the Take Over Circular. Any equity financing done by the Company (except the Agnico-Eagle financing) will be applied against outstanding balances owed to the Bank. Associated with the bridge facility is a commitment fee of $1,000,000, and a fee of $500,000 if there is no drawdown or a fee of $2,000,000 if there is a drawdown of the bridge facility. Should there be any amounts still owing on the bridge facility 3 months following the drawdown a further $1,500,000 will be payable.

For the Agnico-Eagle financing of $22,500,000, 15,670,297 subscription receipts issued for $20,000,000 will be converted on a one for one basis into common shares of Stornoway once the Ashton Offer is completed and the remaining 1,958,787 subscription receipts issued for $2,500,000 will be converted on a one for one basis into common shares of Stornoway if there is a drawdown under the bridge facility. All subscription receipts are refunded in the event the Ashton Offer is not completed.

In connection with the takeover bids, the Company entered into an agreement with the Bank for financial advisory services. Under the terms of this agreement, the Company will pay the Bank fees totalling $1,300,000 in respect of the Ashton transaction. The Company is also responsible for reasonable out of pocket expenses.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds

Unaudited — See Compilation Report

2.    Business Acquisition — Continued

In connection with the takeover bids the Company entered into a Fiscal Advisory agreement with Canaccord Capital Corporation (‘‘Canaccord’’). Under the terms of this agreement, the Company will pay Canaccord fees totalling $1,000,000. The Company is also responsible for reasonable out of pocket expenses.

b)     Contact

Stornoway has made an offer to acquire 100% of the issued and outstanding shares of Contact, a public company listed on the Toronto Stock Exchange (‘‘TSX’’) exchange. Under the terms of the Offer each Contact shareholder will be entitled to receive 0.36 of a Stornoway share per Contact share. The Offer is subject to a number of conditions, including the absence of adverse material change, and the receipt of all necessary regulatory approvals. The Offer is not conditional on Stornoway’s take over bid for Ashton.

This acquisition will be accounted for under the purchase method of accounting.

3.    Pro Forma Assumptions and Adjustments — Acquisition of Ashton

The following pro forma adjustments reflect the Company’s acquisition of 100% of Ashton. Ashton’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Ashton shares is recorded to resource property costs.

a)     To record shares issued by the Company subsequent to 30 April 2006, whereby the Company issued 494,121 common shares at a value of $553,000 pursuant to a property option agreement.

b)    To record the acquisition of 100% of Ashton’s issued and outstanding shares. As at 21 July 2006, Ashton had 94,977,661 common shares issued and outstanding. Add to this the assumption that all of the ‘‘in the money’’ options will be exercised (Note 3f) and the total number of Ashton shares will be 98,266,961. Assuming that the full amount of the Cash Alternative is elected (being $57,425,000 after taking into effect the pro ration over the fully diluted Ashton share population), there would be 52,326,956 Ashton shares remaining to be acquired by Stornoway for 52,326,956 Stornoway shares and cash consideration payable of $523,000. Stornoway’s shares are valued at $1.25. This totals $123,357,000, of which $57,948,000 is cash consideration and $65,409,000 is share consideration.

c)     To record the estimated transaction expenses totalling $4,118,000 which consist of legal, advisory and accounting costs. This includes all expenses paid for financial advisory services from the Bank and Canaccord as well as management’s estimates of the direct costs of the transaction to Stornoway and Ashton. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Ashton.

d)    To record the bridge facility. For purposes of this pro forma management is assuming that the bridge facility will be used. The estimated bridge facility costs of $3,000,000 have been recorded to deferred financing fees. Any interest and or fees payable with relation to the bridge facility that occur after the transaction has closed will also be recorded to deferred financing fees.

e)     To record the Agnico-Eagle financing of $22,500,000 with the assumption that the bridge facility has been drawn down.

f)     For the purposes of this pro forma it has been assumed that there were 3,289,300 ‘‘in the money’’ options of Ashton outstanding, which would be exercised for total proceeds of $3,425,000. The Company will assume all of the outstanding unexercised Ashton stock options by granting 1,050,775 stock options of the Company. These options will be exercisable at a weighted average exercise price of $1.74 with a weighted average estimated remaining life of 4.6 years. The Company assumes all outstanding unexercised Ashton stock purchase warrants by granting 2,500,000 Company warrants exercisable at $1.30 with a remaining life of 0.83 years. For the purposes of this pro forma, the unexercised options and warrants of Ashton were determined to have a weighted average estimated value of $1,966,000, as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.2% and a volatility factor of 97.5%. The $1,966,000 has been accounted for as part of the acquisition cost of Ashton.

g)    To record the consolidation adjustments as required for the purchase method of accounting, including the purchase price discrepancy of $105,087,000 which has been allocated to resource property costs. The purchase price discrepancy is the excess of the consideration that is given up to acquire Ashton (being $129,441,000) over Ashton’s net identifiable assets less liabilities (being $24,354,000), which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds

Unaudited — See Compilation Report

3.    Pro Forma Assumptions and Adjustments — Acquisition of Ashton — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values.

		Pro Forma
		Assumptions
		and
	Ashton	Adjustments	Fair Value	Ashton
	Book Value	(Note 3f)	Adjustments	Fair Value

Cash and short term deposits	$24,925	$3,425	$ —	$ 28,350
Other current assets	2,659	—	—	2,659
Property, plant and equipment	2,275	—	—	2,275
Resource property	21,910	—	105,087	126,997
Total Assets	$51,769	$3,425	$ 105,087	$ 160,281

Current liabilities	$ 1,920	$ —	$ —	$ 1,920
Long term asset retirement obligations	200	—	—	200
Future income tax liability	—	—	28,720	28,720
Total Liabilities	2,120	—	28,720	30,840
Net Assets (Liabilities) Purchased	$49,649	$3,425	$ 76,367	$ 129,441

4.    Pro Forma Assumptions and Adjustments — Acquisition of Contact

The following pro forma adjustments reflect the Company’s acquisition of 100% of Contact. Contact’s assets and liabilities are measured at their individual fair values on the date of acquisition and the difference between these fair values and the price paid for the Contact shares is recorded to resource property costs.

a)     To record shares issued by Contact subsequent to 31 March 2006, where Contact entered into flow through private placement agreements for 8,750,000 common shares for net cash proceeds of $3,900,000.

b)    To record the acquisition of 100% of Contact’s issued and outstanding shares through the issuance of 15,794,412 shares of the Company. As at 21 July 2006, Contact had 43,873,365 common shares issued and outstanding. The Company has agreed to issue 0.36 Stornoway shares for each Contact share therefore the Company will issue 15,794,412 shares. The Company shares are valued at $19,743,000.

c)     To record the estimated transaction expenses totalling $1,478,000 ($2,278,000 less $800,000 of transaction costs recorded in Note 3c as part of acquisition of Ashton) which consist of legal, advisory and accounting costs. The estimated acquisition expenses have been accounted for as part of the acquisition cost of Contact.

d)    For the purposes of this pro forma it has been assumed that there were no ‘‘in the money’’ options outstanding to a Contact shareholder. The Company will assume all outstanding unexercised Contact stock options by granting 1,368,720 options of the Company. These options will be exercisable at a weighted average price of $3.52 with a weighted average estimated remaining life of 4.52 years. For the purposes of this pro forma, these options were determined to have an estimated value of $1,012,000 as calculated by using the Black Scholes option pricing model. This value was estimated with an assumption of $NIL dividends, a risk-free interest rate of 4.20% and a volatility factor of 97.5%. The $1,012,000 has been accounted for as part of the acquisition cost of Contact.

e)     To record the consolidation adjustments as required for the purchase method of accounting, the purchase price discrepancy of $32,444,000 has been allocated to resource property costs. The purchase price discrepancy is the excess of consideration given up to acquire Contact (being $22,233,000 [$23,033,000 less $800,000 of transaction costs recorded in Note 3c as part of acquisition of Ashton]) over Contact’s net identifiable assets less liabilities (being a deficit of $10,211,000), which is allocated to the non-monetary assets acquired, being resource properties.

STORNOWAY DIAMOND CORPORATION

(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds

Unaudited — See Compilation Report

4.    Pro Forma Assumptions and Adjustments — Acquisition of Contact — Continued

The following allocates the purchase price based on management’s preliminary estimate of fair values (expressed in thousands of Canadian dollars).

		Pro Forma
		Assumptions
		and
	Contact	Adjustments	Fair Value	Contact
	Book Value	(Note 3a)	Adjustments	Fair Value

Cash and cash equivalents	$ 997	$3,900	$ —	$ 4,897
Other current assets	19	—	—	19
Investments	165	—	49	214
Equipment and leaseholds	90	—	—	90
Resource property	—	—	32,444	32,444
Total Assets	$ 1,271	$3,900	$32,493	$37,664

Current liabilities	$ 279	$ —	$ —	$ 279

Due to shareholder	3,902	—	—	3,902
Future income tax liabilities	—	—	11,250	11,250
Total Liabilities	4,181	—	11,250	15,431
Net Assets (Liabilities) Purchased	$(2,910)	$3,900	$21,243	$22,233

f)     Contact’s accounting policy with respect to resource property costs is to charge the expenditures to income in the year in which they are incurred. Stornoway capitalizes its resource property costs as incurred. This entry harmonizes the accounting treatment of Contact’s resource property costs for the 12 month period presented to reflect Stornoway’s accounting policy.

g)    Contact has 1,200,000 share purchase warrants with an exercise price of $1.50 which would be converted to 432,000 share purchase warrants of the Company with an exercise price of $4.16. These warrants are only exercisable in the event that a production decision is made relating to the Timiskaming Diamond Project. As these warrants are not exercisable at this time this does not form part of the consideration of the purchase of Contact. This would be contingent consideration should they become exercisable in the future.

5.    Adjusted Statement of Operations of Ashton

Stornoway’s year end is 30 April and Ashton’s year end it is 31 December. For pro forma statements of operations the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Ashton. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Twelve months	Three months	Three months
	ended 31	ended 31	ended 31	Adjusted Ashton
	December	March	March	31 March
	2005	2005	2006	2006
		(Unaudited)	(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations and shareholder reporting	$ 460	$ 180	$ 173	$ 453
Legal and audit	112	28	30	114
Office and administration	345	91	90	344
Salaries and benefits	975	251	260	984
Stock based compensation	624	102	97	619
	2,516	652	650	2,514

Write off of resource property costs	9,181	41	182	9,322
Loss (gain) on sale of equipment	1	5	—	(4)
Interest income	(332)	(98)	(128)	(362)
	11,366	600	704	11,470
Future income tax expense (recovery)	(1,100)	(1,100)	(1,648)	(1,648)
Loss (Income) for the period	$10,266	$ (500)	$ (944)	$9,822

STORNOWAY DIAMOND CORPORATION
(A Development Stage Company)

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Canadian Funds
Unaudited — See Compilation Report

6.    Adjusted Statement of Operations of Contact

Stornoway’s year end is 30 April, while Contact’s year end it is 31 December. For pro forma statements of operations, the periods must be within 93 days of each other. It is therefore necessary to use the 12 months ended 31 March 2006 for Contact. This has been accomplished by taking the 12 months ended 31 December 2005 and subtracting the activity for the 3 months ended 31 March 2005 and adding in the activity for the 3 months ended 31 March 2006 as follows (expressed in thousands of Canadian dollars):

	Three months	Twelve months	Three months
	ended 31	ended 31	ended 31	Adjusted Contact
	March	December	March	31 March
	2005	2005	2006	2006
	(Unaudited)		(Unaudited)	(Unaudited)
Administrative Expenses
Investor relations, shareholder reporting and regulatory compliance	$ 72	$ 208	$113	$ 249
Legal and audit	53	186	40	173
Office and administration	11	81	98	168
Salary and benefits and directors’ fees	23	330	109	416
Stock based compensation	—	66	13	79
	159	871	373	1,085

Write off of resource property costs	2,113	5,818	176	3,881
Write down of investments	—	—	214	214
Interest expense (income)	(31)	(106)	(18)	(93)
	2,241	6,583	745	5,087
Future income tax expense (recovery)	(1,791)	(1,791)	(776)	(776)
Loss (income) for the period	$ 450	$4,792	$ (31)	$4,311

7.    Pro Forma Share Capital and Contributed Surplus

Details are as follows (expressed in thousands of Canadian dollars):

	Number of
	Shares Issued		Contributed
	and Outstanding	Amount	Surplus

Stornoway’s existing shares outstanding as at 30 April 2006	80,421,550	$ 77,225	$2,900
Shares issued subsequent to 30 April 2006 (Note 3a)	494,121	553	—
Shares issued on acquisition of Ashton (Note 3b)	52,326,956	65,409	—
Stock option valuation on Ashton options and warrants (Note 3f)	—	—	1,966
Shares issued to Agnico-Eagle (Note 2a)	17,629,084	22,500	—
Shares issued on acquisition of Contact (Note 4b)	15,794,412	19,743	—
Stock option valuation on Contact options (Note 4d)	—	—	1,012
Pro Forma Balance — 30 April 2006	166,666,123	$ 185,430	$5,878

ANNEX D

CERTAIN INFORMATION REGARDING THE DIRECTORS AND
EXECUTIVE OFFICERS OF STORNOWAY DIAMOND CORPORATION

The name, province or state, country of residence, position or office held with the Company and principal occupation during the past five years of each director and executive officer of the Company are described below:

Previous
	Office or	Service as a	Principal Occupation
Name and Address	Position Held	Director	during past five years
Catherine McLeod-Seltzer	Co-Chairperson	Since	Chairman of Pacific Rim Mining Corporation and officer
British Columbia, Canada	and Director	July 16, 2003	since 1997; Chairman of Bear Creek Mining Corporation; Director of the following publicly traded companies: Miramar Mining Corporation, Kinross Gold Corporation and Peru Copper Inc.
D. Bruce McLeod	Chief Financial	Since	Mining Engineer; senior officer & director of New
British Columbia, Canada	Officer,	May 26, 2000	Dimension Resources Ltd., Tenajon Resources Corp.,
	Chief Operating		International Northair Mines Ltd., Sherwood Copper Corp.,
	Officer and		Troon Ventures Ltd.; director of Geologix Exploration
	Director		Inc., Full Metal Minerals Ltd. and New Sleeper Gold Corp.
Peter B. Nixon	Director	Since	Director of New Sleeper Gold Corp., Miramar Mining
Ontario, Canada		March 19, 2003	Corp. and Dundee Precious Metals
John E. Robins	Co-Chairperson	Since	Professional Geologist; Chairman & Director, Committee
British Columbia, Canada	and Director	January 1999	Bay Resources Ltd., Kaminak Gold Corporation, Brilliant
Mining Corporation, Full Metal Minerals Ltd. and Oro
Gold Resources Ltd.; Director, CNR Capital Corporation,
Condor Resources Inc., Grayd Resources Ltd. and Troon
Ventures Ltd.; VP Corporate Development and Director,
Tenajon Resources Corp.
Jeff Stibbard	Director	Since	General Manager of Mining, Albian Sands Energy Inc.,
British Columbia, Canada		August 19, 2004	2000-2004; Manager of Mine Construction, Albian Sands
Energy Inc., 1999-2000
Eira Thomas	President,	Since	Geologist; Director of Suncor Energy Inc. since
British Columbia, Canada	Chief Executive	July 16, 2003	April 2006; Director of Strongbow Exploration Inc.
	Officer and		(formerly Navigator Exploration Corp.), since 2000;
	Director		Director of Fortress Minerals Ltd. since 2004; Director of
International Uranium since 2005; Director of NWT and
NT Chamber of Mines; Director of the Prospectors and
Development Assoc. of Canada
Anthony P. Walsh	Director	Since	Chartered Accountant; President, CEO and Director of
British Columbia, Canada		August 19, 2004	Miramar Mining Corporation; Director of Axmin Inc. and
Minieres du Nord Ltd.
Robin Hopkins	Vice President	N/A	Professional Geologist; Vice President, Exploration,
British Columbia, Canada	Exploration		Stornoway Diamond Corporation since January 2006;
Chief Technical Officer, Stornoway Ventures Ltd.,
2002-2005; Vice President, Navigator Exploration Corp.,
2000-2004; Senior Geologist, Strongbow Exploration Inc.,
2004-2005.
David M Douglas	Corporate	N/A	Chartered Accountant; Corporate Secretary, Northair
British Columbia, Canada	Secretary		Group of Companies, since June 2005, including
International Northair Mines Ltd., New Dimension
Resources Ltd., Tenajon Resources Corp., Troon Ventures
Ltd. and Sherwood Copper Corp.; Corporate Finance
Consultant, 2002-2005; Corporate Finance Analyst, Global
Securities Corporation, 1998-2002.
Zara E. Boldt	Controller	N/A	Certified General Accountant; Controller, Northair Group
British Columbia, Canada			of Companies, since May 2004, including International
Northair Mines Ltd., New Dimension Resources Ltd.,
Tenajon Resources Corp. and Troon Ventures Ltd.; Chief
Financial Officer of Sherwood Copper Corp.; Controller
and Corporate Secretary, Strongbow Exploration Inc.;
formerly Accounting Manager, Raymond James Ltd.

If Stornoway acquires Contact Shares under the Contact Offer, it is expected that Matthew Manson, the President and Chief Executive Officer of Contact, will be appointed as a director and the President of Stornoway.

D-1

The Information Agent for the Offer is:
Georgeson Shareholder Communications Canada Inc.
100 University Avenue,
11th Floor, South Tower
Toronto, ON
M5J 2Y1
North American Toll Free Number:
1-866-390-5139

Any questions and requests for assistance may be directed by Shareholders to the Information Agent at the telephone number and location set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.